UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RADIANT ENERGY CORPORATION
(Name of small business issuer in its charter)

Canada (State or other jurisdiction of incorporation or organization)	3728 (Primary Standard Industrial Classification Code Number)	N/A (IRS Employer Identification No.)

40 Centre Drive, Orchard Park, NY 14127              (716) 662-0022
(Address and telephone number of principal executive offices and place of business)

Colin V.F. Digout Radiant Energy Corporation 40 Centre Drive Orchard Park, New York 14127 (716) 662- 0022 (Name, address and telephone of agent for service)	Copies to: Ward B. Hinkle, Esq. Hodgson Russ LLP One M&T Plaza, Suite 2000 Buffalo, NY 14203 (716) 856-4000

        Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Amount of Registration Fee
Rights	14,026,665	(1)	(1)	None
Series B 8% Redeemable Convertible Debentures	93,511	$100	$9,351,100	$2,338
Common shares	9,351,100	(2)	(2)	None

1.    The Rights to purchase Series B Redeemable Convertible Debentures will be distributed to shareholders of the Registrant without cost. A total of 150 Rights will entitle the holder to purchase one Series B 8% Redeemable Convertible Debenture for U.S.$100.00 or Canadian $156.00.

2.   100 Common shares will be issuable upon conversion of each Series B 8% Redeemable Convertible Debenture.

EXPLANATORY NOTE

        The following prospectus will not be used before this registration statement becomes effective. When the registration statement becomes effective, a copy of the prospectus will be delivered to each registered owner of the Company’s common shares together with a certificate representing the Rights being distributed to the shareholder.

        The information in the prospectus is not complete and may be changed. The Company will not offer or sell the securities described in the prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it does not solicit an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

RADIANT ENERGY CORPORATION

14,026,665 Transferable Rights to Purchase up to
92,500 Series B 8% Redeemable Convertible Debentures

        Radiant Energy Corporation is distributing transferable Rights to its shareholders of record on September __, 2001. Each holder of Radiant’s common shares will be issued, without cost, one Right for each common share held on that date. Ownership of 150 Rights will entitle the holder to subscribe for one Series B 8% Redeemable Convertible Debenture at a price of $100 per debenture. Holders of Rights who exercise all of their Rights will be entitled to purchase a portion of the Series B Debentures offered under all unexercised rights. The Rights will expire 4:00 PM, Toronto time, on October __, 2001.

        Each Series B Debenture will pay interest at the rate of 8% per annum, will mature on October __, 2006, and will be convertible prior to maturity into 100 common shares, subject to adjustment.

        A transferable certificate evidencing the number of Rights to which a shareholder is entitled is being sent with this prospectus to each shareholder other than non participating shareholders in certain provinces of Canada.

        Radiant’s common shares are traded on the Canadian Venture Exchange (CDNX) under the symbol “YRD.” The closing price of Radiant’s common shares on the CDNX on September __, 2001 was U.S. $___ , or Canadian $____ . There is no active U.S. market for any of Radiant’s securities.

        Radiant has retained Brant Securities Limited to solicit purchases of Series B Debentures through the exercise of Rights in Canada and Giordano DellaCamera Securities to solicit purchases of Series B Debentures in the U.S. Radiant will pay 1.5% of the gross proceeds to each of Brant and Giordano as management fees, and it will pay Brant, Giordano or other registered dealers 6% of the gross proceeds of subscriptions procured by that dealer. Neither Radiant nor the soliciting dealers are required to sell any specific number or dollar amount of Series B Debentures, but they will use their best efforts to sell all of the debentures being offered. Under a prior existing agency agreement between Radiant and R.H. Caruso Limited, Radiant is required to pay R.H. Caruso 3% of the proceeds of any sales to Boeing Capital Corporation or its affiliates.

        The Series B Debentures and common shares carry a high degree of risk. See “Risk Factors” on page __.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is.................., 2001.

PROSPECTUS SUMMARY

        All currency references in this document are in U.S. dollars, unless otherwise indicated.

THE COMPANY

        Radiant Energy Corporation is in the business of providing its patented InfraTek deicing technology and services for pre-flight deicing to the commercial airline industry. Radiant's business strategy is to own and operate deicing service centers that will be located in North America, Europe and Asia, where the volume of traffic and climate condition will generate an adequate return on capital. Radiant, which is incorporated in Canada, conductes all of its operations through a wholly-owned U.S. subsidiary, Radiant Aviation Services, Inc.

        Following four years of development and three years of field tests of its InfraTek technology at the Rhinelander Oneida County Airport in Wisconsin and the Greater Buffalo International Airport in New York, the Company opened its first major commercial deicing facility at Newark International Airport in New Jersey in December 1999. Although subject to terms and conditions which may affect their completion, the Company has made commitments and entered into arrangements for the construction of proposed deicing service centers in: Kalamazoo, Michigan; Oslo, Norway; and Cleveland, Ohio.

        The Federal Aviation Administration has approved the system for use. Some major airlines have changed their operations manuals to include deicing procedures using the InfraTek system, and other airlines are in the process of making the changes. The Company believes that all the major aircraft manufacturers have provided approvals to Radiant customers to use InfraTek deicing procedures on their aircraft.

        The Company has agreements with Boeing Capital Corporation and its affiliates for financing its deicing service centers through sale and leaseback transactions, and the Company financed its Newark facility under such an arrangement. The Company has agreements with Continental Airlines, Inc. under which Continental Airlines will provide marketing support and operate deicing service centers, and Continental operates the Newark facility and shares revenues from that facility with the Company under these agreements.

        Management anticipates increasing market penetration as a result of further experience with and verification of the InfraTek system during the coming winter season and discussions underway with various interested parties. The proceeds of this Rights offering will assist the Company in continuing the development of its business.

        Radiant's common shares are traded on the Canadian Venture Exchange under the symbol "YRD." There is no active U.S. market for Radiant's common shares.

Offer of rights to subscribe for Series B Debentures

Basic subscription privilege:	Each holder of record of Radiant’s common shares at the close of business on the Record Date is entitled to receive one Right for each share held. A total of 150 Rights will entitle the holder to subscribe for one Series B Debenture at the subscription price.

Withholding of Certain Rights	In order to meet withholding requirements under the Canadian tax law, the Company will cause the Subscription Agent to withhold and sell 15% of the Rights issued to U.S. residents, and it will remit the proceeds of the sale to the Canada Customs Revenue Agency to meet withholding tax requirements.

Record date:	September __, 2001

Expiration:	The Rights will expire at 4:00 p.m. (Toronto Time) on October __, 2001

Subscription price:	$100 per $100 principal amount of Series B Debenture. Radiant will accept its outstanding Series A Debentures as payment in kind for the subscription price.

Series B Debentures:	The Series B Debentures will be identified as Series B 8% Redeemable Convertible Debentures. The Series B Debentures will mature on October __, 2006 and will bear interest at an annual rate of 8%, payable semi-annually. The Series B Debentures will be sold in multiples of $100.

Redemption:	The Company may not redeem the Series B Debentures prior to April 30, 2003. After April 30, 2003, the Company may redeem the Series B Debentures on 30 days written notice after any period of 20 consecutive trading days during which the weighted average market price of the Company's common shares is equal to or greater than Canadian $4.00 (currently, approximately U.S. $2.58), provided that the notice of redemption is given not more than 5 days after the 20-day period. The redemption price is subject to adjustment in certain events.

Conversion rights:	The Series B Debentures will be convertible at the holder's option at any time prior to maturity or, if called for redemption, on or before the last business day preceding the date specified for redemption. Conversion will be at a rate of 100 common shares per Debenture. The conversion rate is subject to adjustment in certain events. No fractional shares will be issued on conversion.

Ranking:	For liquidation and dividend purposes, the Series B Debentures will rank junior to senior secured indebtedness incurred or to be incurred for the purpose of financing the construction of deicing service centers or for other asset acquisitions. The Series B Debentures will rank equally with existing Series A Convertible Debentures and 12% Unsecured Debentures.

Transferability of Rights, Series B Debentures and Common Shares:	The Company's common shares trade on the Canadian Venture Exchange (CDNX), but there is no substantial U.S. market for the common shares. There has been no market for the Rights or the Series B Debentures. The Rights and the Series B Debentures will be transferable. The Company expects that the Rights will trade on the CDNX until the close of business on the last trading day prior to their Expiration Date. The Company cannot provide any assurance that a market for the Rights or the Series B Debentures will develop or as to the prices at which they will trade.

Additional subscription privilege:	Each holder of a Rights Certificate who exercises all of the Rights evidenced by the holder’s certificate may subscribe for the additional Series B Debentures, if any, that are available as a result of Series B Debentures that were offered in this offering that have not been subscribed for and paid for at the expiration of the Rights period. See “Details of the Offering - Additional Subscription Privilege”.

Persons holding common shares, or wishing to exercise Rights, through others	Persons holding common shares and receiving their Rights through a broker, dealer, commercial bank, trust company or other nominee, and persons holding their share certificates personally who would prefer to have one of those institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect the transactions for them. Those holders should be aware that brokers or other nominee holders may establish deadlines for receiving instructions from beneficial holders significantly in advance of the date the Rights expire.

Procedure for exercising Rights	Basic subscription privileges and additional subscription privileges may be exercised by properly completing the Subscription form on the Certificate evidencing the Rights and forwarding the Certificate (or following the Guaranteed Delivery Procedures), with payment of the subscription price for each Series B Debenture subscribed for under the basic subscription privilege and, subject to the limitations described in this prospectus, the additional subscription privilege to the designated Subscription Agent for delivery on or prior to the time the Rights expire. If the mail is used to forward Certificates, we recommend the use of insured, registered mail. Once a holder of Rights has exercised the basic subscription privilege or the additional subscription privilege, the exercise may not be revoked.

Maximum number of Series B Debentures issuable:	A maximum of 93,511 Series B Debentures will be issued on exercise of Rights. Assuming the conversion of all Series B Debentures prior to their maturity, the maximum number of common shares issuable on conversion of Series B Debentures is 9,351,100. The number of common shares issuable upon conversion of Series B Debentures is subject to adjustment under certain circumstances.

Use of proceeds:	Assuming the exercise of all Rights for cash, the estimated proceeds of this offering will be approximately $9,351,100 before deducting soliciting dealer fees and expenses of the offering, estimated at $1,100,000. The $8,251,100 estimated net proceeds of this offering will be used approximately as follows:

$748,100	to create an escrow to satisfy first year interest payments to the Series B Debentures;
$425,000	to repay an interim credit facility;

$806,000	to pay estimated capital expenditures for completing a deicing facility at the Kalamazoo airport; and

$6,272,000	to provide working capital.

If all of the Series A Debentures holders exercise the in-kind exchange provision of their Rights, the cash proceeds will be reduced by $1,152,000 and the outstanding balance of the Series A Debentures will be reduced by that amount.

Information:	For information concerning the offering, contact the Subscription Agent, Equity Transfer Services Inc., Suite 420, 120 Adelaide Street West, Toronto, Ontario, M5H 4C3 (Telephone: (416) 361-0152; e-mail: pjensen@equitytransfer.com

RISK FACTORS

The Company has experienced substantial losses and cash shortages that have interfered with its operations. Even if all of the Series B Debentures are sold, the Company will require substantial additional financing in order to develop its business to the point when it may become profitable.

        The Company has incurred recurring losses and has an accumulated deficit in the amount of $9,550,605 as at October 31, 2000. During the year ended October 31, 2000, the Company’s working capital decreased from $2,314,955 to $888,580, and during the nine-month period from October 31, 2000 to July 31, 2001, its working capital decreased from $888,580 to a deficit of ($149,617), primarily as a result of continuing operating losses that were partially offset by financing activities.

        The audit report for Radiant’s Consolidated Financial Statements for the years ended October 31, 2000 and October 31, 1999 contains a “going concern” qualification, indicating that Radiant’s auditors believe that there is substantial doubt about Radiant’s ability to continue as a going concern unless it can achieve profitable levels of operations and additional financing. As a result of the deficiency in short term liquidity and capital resources, the Company has not been able to make timely payments to certain of its trade and other creditors. As at July 31, 2001, the Company had past due accounts payable in the amount of approximately $175,000. The Company expects that if it is unable to secure additional financing by September 30, 2001, it will have a material, negative impact on its operations.

        The Company will need to raise substantial additional financing in order to fund cash used in its operations and for capital expenditures. The amount of financing the Company will need is uncertain as it is dependent on the actual levels of expenses incurred. Management estimates that, not including any net proceeds from this offering, it will need approximately $5,117,000 to fund operating expenses during the next 12 months.

Unless the Company becomes profitable or raises additional capital, it will not have sufficient funds to pay interest on the Series B Debentures after December 31, 2002 or to pay back the principal of the Series B Debentures if they are declared in default or when they mature.

        Assuming all of the Series B Debentures are sold, based on the Company’s July 31, 2001 balance sheet, the Company would have pro forma total net assets of $8,656,680. The Company had a net loss of $3,351,710 for the fiscal year ended October 31, 2000 and a net loss of $2,433,687 for the nine-month period ended July 31, 2001. Consequently, if the Company is not able to substantially increase its revenues and become profitable, or if the Company is not able to raise additional financing, or some combination of the two, then the Company estimates that it will not have sufficient funds to pay interest on the Series B Debentures after December 31, 2002, or to pay back the principal of the Series B Debentures if they are declared in default or when they mature.

The Company is dependent upon its relationship with Boeing Capital as a source of funds for capital projects, and it is dependent upon its relationship with Continental Airlines for support in its marketing activities.

        The Company is dependent upon the working relationships that it has established, and agreements that it has entered into, with Boeing Capital and Continental Airlines. These relationships and agreements have provided the Company with investment capital, operating expertise and marketing assistance. The Company would be adversely and materially affected in the event that either of these companies determines that the Company has not met the Company’s requirements under the agreements, or exercises its discretion under the agreements not to provide needed assistance, or fails to perform its obligations. If any of these agreements were cancelled, or if the Company’s relationship with either of these strategic partners deteriorates, the Company could be severely and adversely affected.

The airline industry may resist adopting the Company's InfraTek technology.

        The airline industry may resist adopting the Company’s InfraTek technology for any one or more of the following factors:

•	Uncertainty of the effectiveness, safety or cost of the InfraTek system;
•	Additional capital expenditures required by them to implement InfraTek deicing technology;
•	Concerns about general liability issues respecting InfraTek deicing technology;
•	Substantial existing investments in traditional chemical deicing infrastructure and methods;
•	Substantial investment in glycol containment systems, which may continue to be required (for anti-icing) with the InfraTek system; and
•	Unwillingness to adopt technology and deicing methods that are different from long-practiced industry standards.

        If the Company is unable to successfully overcome this kind of resistance, the Company's ability to grow will be impaired and its operations will be materially and adversely affected.

The profitability and economic viability of the Company’s deicing service centers is subject to numerous variables.

        There are numerous factors that impact the economic viability of deicing service centers. Specific factors include, but are not limited to, the following, any of which may result in a deicing service center being economically or operationally impractical:

•	The sufficiency of the number of weather event days or deicing operating days;
•	The sufficiency of the number of daily departures;
•	The willingness of departing airlines to utilize an InfraTek installation and the frequency of utilization;
•	The ability to perform an adequate number of deicing treatments to generate sufficient revenue;
•	The deicing fees that airlines are willing to pay for deicing services and the comparative cost of alternative deicing methods;
•	The ability to estimate and control the cost of installation, materials and components;
•	The ability to control system operating costs, including utilities, labor, management fees, airport rent or other costs;
•	The ability to control maintenance costs or to effectively perform required maintenance activities;
•	The availability of suitable locations at airports, which conform to FAA guidelines, have appropriate airport traffic flows and that the Company can lease on a long term lease basis and at reasonable rents;
•	The ability of the Company to retain facility operators or otherwise recruit, or adequately train individuals to effectively operate an installation;
•	The unknown life expectancy of an installation, in terms of an installation’s physical durability and the long term demand for InfraTek deicing services; and
•	Cost associated with the requirement to move an installation or to accommodate changes in airport traffic flows.

The potential number of locations in North America and worldwide where the application of InfraTek deicing services may be viable, is unknown and will change over time.

        The potential market size is limited by factors that impact on the economic viability of an InfraTek installation. There is no certainty that market size is adequate for the Company to achieve profitable operations.

The aircraft industry and the Company may be materially and adversely affected by environmental issues and liabilities.

        Although the Company's InfraTek deicing system does not use hazardous chemicals for deicing, hazardous deicing chemicals are regularly used after the InfraTek system as a treatment to prevent the reformation of ice or snow build-up on aircraft surfaces. Thus, the Company's operations could be affected by environmental issues and liabilities encountered by the traditional chemical deicing industry. Some of these issues involve:

•	worker safety;
•	protection of the environment;
•	construction of facilities to collect, contain and dispose of the chemicals; and
•	compliance with governmental regulations.

        The failure of the Company to effectively address and resolve these issues as they are anticipated or arise could have a material, adverse affect on the business.

The Companys marketing plan may not be effective and may need to be modified.

        As a relatively young company introducing a new technology, the Company is required to regularly monitor and review its marketing plan in order to make appropriate modifications to it based upon the degree of success and feedback from the market.

        The Company presently plans to market its technology by operating deicing service centers in conjunction with airline industry partners and by selling deicing systems to third parties. This marketing plan has not yet proved to be effective and may not be effective. If the marketing plan proves to be ineffective, management may not be able to formulate an alternative marketing plan that will be effective. If the Company is unable to execute its current marketing plan or modify it, if necessary, the Company will be materially and adversely affected.

The Company has substantial lease obligations and limited resources with which to fund these obligations.

        The Company presently has substantial lease obligations to an affiliate of Boeing Capital Corporation, and it has low revenues from operations and limited cash resources. If the Company is unable to satisfy its lease obligations, the Company will be materially and adversely affected.

The Company's business is cyclical and dependent upon the weather.

        Demand for deicing services only exists when weather conditions of frost, freezing rain, sleet, ice and snow are present. Accordingly, the Company's business is cyclical, being linked to the seasons and weather patterns. Since the Company's initial market focus is North America, management believes that the peak annual demand for its services will be approximately six months long, from approximately November 1 through April 30. If North America experiences unseasonably mild weather, there will be reduced demand for deicing in general and reduced demand for the Company's InfraTek system. Prolonged mild weather would have a materially adverse affect on the Company.

The Company's liability insurance may not be adequate, and sufficient levels of liability insurance may not be available to the Company at a reasonable cost, or at all.

        The Company presently has $100,000,000 in general liability coverage. In addition, Continental Airlines maintains general liability coverage of $100,000,000, which only covers the Company with respect to operations with Continental Airlines. These insurance policies may not be adequate for the Company's operations and, depending upon the Company's financial situation, it may not be able to maintain them. If claims are made against the Company for losses allegedly incurred as a result of the Company's technology or operations and if insurance coverage is not in effect or adequate, the Company would be materially and adversely affected.

The Company’s patent protection for its InfraTek technology may not be adequate. If the Company is unable to maintain protection from direct competition or if its patents are ineffective, the Company would be materially and adversely affected.

        The Company currently holds patents related to InfraTek technology in numerous countries. Nevertheless, there is no certainty its patents will adequately protect the Company from direct infrared deicing competition, in all or any of the countries or markets in which the Company intends to offer its products. Further, there is no certainty that attempts by the Company to defend its patents against perceived violations will be successful, or that the Company will have adequate resources available to defend its patents.

Additional technical development of the InfraTek technology may be required.

        The Company is considering making certain modifications to the InfraTek system in order to increase its efficiency and lower operating costs. Presently, one of the most important changes being considered by management involves the integration of a system of air blowers into the process which would remove accumulated, loose snow prior to applying the infrared energy from the Company's heating devices. A second change involves the addition of an internal system to spray anti-icing fluids on the aircraft after applying the infrared energy. There can be no assurance that the Company will be able to develop and integrate an air blower system or internal anti-icing spray system into the InfraTek system as a result of technological obstacles or financial limitations. Further, there can be no assurance that such technological developments will increase the system efficiency or result in reduced operating costs, or that any other desirable or necessary modifications can be made cost effectively, or at all. In any of these events, the Company could be materially and adversely affected.

The Company is relatively small and is faced with a substantial competitive disadvantage within its industry. There is no assurance that the Company will achieve adequate market presence or market share required to achieve profitable operations.

        The Company operates in a highly competitive environment, and against other corporations, many of which have substantially greater financial, marketing and other material resources. These other companies, with substantial capital investment and financial stakes in traditional chemical deicing methods, have a strong incentive to vigorously compete with the Company in order to maintain market control and dominance. Accordingly, the Company is at a substantial competitive disadvantage with respect to these other companies.

The Company is dependent upon the retention of its key personnel. Failure to retain and expand its key employees could adversely affect the Company's business and operating results.

        The Company is heavily dependent upon its senior management team. The continued availability of this team will be a major contributing factor to the Company's future growth. If any member of senior management becomes unavailable for any reason, the Company would be materially and adversely affected. The Company does not maintain executive life insurance on any member of its senior management team. The Company’s ability to achieve its revenue and operating performance objectives will depend on its ability to attract and retain qualified and highly skilled sales, consulting, marketing and management personnel. It vies for all of its personnel with other companies, where competition for qualified personnel is intense and is expected to remain so for the foreseeable future.

The market price of the Company's common stock has been and is likely to be highly volatile.

        Factors such as a termination of strategic alliances, announcements of technological innovations by others or new services offered by the Company or its competitors, governmental regulatory actions, developments concerning proprietary rights of the Company or its competitors (including litigation), period-to-period fluctuations in the Company's operating results, changes in estimates of the Company's performance by securities analysts, and other factors not within the control of the Company, could have a significant adverse impact on the market price of the Company's securities.

There is a limited trading market for the common shares of the Company and there is no certainty that an orderly market for the Company’s common shares will continue to exist in the future.

        The common shares trade in Canada with bid and ask price quotes on the Canadian Venture Exchange. There can be no assurance that an active public market will exist at any time or can be sustained. Making a market involves maintaining bid and ask quotations for the shares and being available as principal to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of the shares at any given time, which presence is dependent upon the individual decisions of investors over which the Company has no control. Accordingly, an investor may be unable to sell the Company's securities when he or she wishes to do so, if at all.

The Company is faced with substantial risk associated with being a new business.

        As a new business the Company is subject to all of the risks attendant to young business ventures including, without limitation, raising capital, acquiring or developing complementary services or technologies which can be marketed as intended, entering into strategic relationships with other companies, attracting and retaining necessary personnel, establishing and/or penetrating markets for such services, and achieving profitable operations, of which there can be no assurance. Investors should not purchase any Shares unless they are prepared, and can afford, to lose their entire investment.

The Company has never paid cash dividends on its Shares and does not anticipate paying any cash dividends in the foreseeable future. The absence of dividends could reduce the attractiveness of the Company’s common shares to investors.

FORWARD LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. The Company has based these forward-looking statements on our current expectations, which are subject to known and unknown risks, uncertainties and assumptions, including those identified under "Risk Factors."

        You can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those suggested by these forward-looking statements. In evaluating these statements, you should carefully consider the risks outlined under "Risk Factors." All forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus. The Company is under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

USE OF PROCEEDS

        Assuming full exercise of the Rights for cash, the gross proceeds of this Rights Offering will be $9,351,100 before deducting soliciting dealer fees and expenses of the offering, estimated at $1,100,000, and the estimated net proceeds will be $8,251,100. The Company expects to use the net proceeds of this Rights offering (a) to establish an escrow to satisfy first year interest payments on the Series B Debentures; (b) to repay draws made under the interim credit facility; (c) to fund capital expenditures to complete deicing service center installation at Kalamazoo Battle Creek International Airport; and (d) to fund cash used in operations, continuing operations, discretionary and non-discretionary selling, general and administrative expenditures, working capital and rental requirements for a period of approximately fifeteen months, during the period November 1, 2001 to December 31, 2002. The following table sets forth management’s estimate of the Company’s capital requirements.

Application of the net proceeds of this Rights Offering

Escrow of Series B Debenture interest	$ 748,100
Repayment of the interim credit facility	425,000
Capital expenditures to complete the deicing service center installation at Kalamazoo Battle Creek International Airport	806,000
To fund cash used in operations, continuing operations, discretionary and non-discretionary selling, general and administrative expenditures, working capital and rental requirements	6,272,000

Estimated net proceeds of this Rights Offering	$8,251,100

        In addition, the proceeds of this Rights offering will be available to serve as an interim bridge, if necessary, to fund capital expenditures to complete deicing service center installations at Cleveland Hopkins International Airport, Gardermoen Airport in Oslo, Norway, or other installations, prior to the closing of a sale-leaseback, direct sale or other long-term financings associated with those installations. There is no assurance that anticipated levels of revenues and expenses will prove to be accurate.

        The Company obtained the interim $425,000 credit facility referred to in the table above on August 13, 2001 from three shareholders who are directors or affiliates of directors of the Company. See “Certain Relationships and Related Party Transactions,” below. The Company may draw upon the credit facility at its request. The Company must repay any loans made under the credit facility by the earlier of five days following the completion of this Rights offering or December 31, 2001. The credit facility bears interest at the prime rate designated by the Canadian Imperial Bank of Commerce plus 3% (currently, 9%). As consideration for making the credit facility available, the Company issued the lenders warrants to purchase 90,589 common shares that are exercisable until August 12, 2003 at an exercise price of $1.44 Canadian (approximately $0.94 U.S. on August 13, 2001) per share.

        If all of the holders of Series A Debentures exercise the in-kind exchange provision of their Rights, the cash proceeds will be reduced by $1,152,000 and the outstanding balance of the Series A Debentures will be reduced by that amount.

        Any portion of the net proceeds not required for immediate expenditure will be deposited in the Company’s corporate checking account, interest-bearing accounts or invested in short-term government notes, treasury bills, short-term obligations of financial institutions or high grade commercial paper.

DETERMINATION OF OFFERING PRICE

        The Company determined the offering price of the Series B Debentures on a discretionary basis, and it bears no direct relation to the interest rate payable on the Series B Debentures or their maturity dates, or to the Company’s earnings per share, total assets, or any other objective measure of share value. See “Market for Common Stock” for recent prices to the Company’s common shares on the Canadian Venture Exchange (“CDNX”) in Canada.

DETAILS OF THE OFFERING

        Rights and Certificates. The Company is issuing Rights to the holders of record of its outstanding common shares at the close of business on September __, 2001 (the “Record Date”). Each holder of common shares will be issued one Right for each share held of record at the close of business on the Record Date. Ownership of 150 Rights will entitle the holder to subscribe for one Series B Debenture at a price of $100 per debenture. The Series B Debentures will be issued in multiples of $100.

        Rights are evidenced by fully transferable Rights Certificates. A Rights Certificate, evidencing the total number of Rights to which a shareholder is entitled, has been delivered with a copy of this prospectus to each shareholder. Holders of Rights Certificates who exercise their Rights in full will be entitled to subscribe for additional Series B Debentures. See “Details of the Offering – Additional Subscription Privilege,” below. Subscriptions will not be accepted from shareholders who are resident in any jurisdiction other than the U.S. or the Provinces of Ontario, Alberta, Nova Scotia or British Colombia, Canada. See “Details of the Offering – Non-Participating Shareholders,” below. A right does not entitle the holder to any rights whatsoever as a security holder of the Company.

        Purchase and Sale of Rights. Bid and ask prices for the Rights may be quoted on the over-the-counter market in the Canadian Venture Exchange (CDNX) under the symbol “YRD.” The rights evidenced by Rights Certificates may be transferred to others by delivering the Rights Certificates, provided that the assignment form (Form 3) on the reverse side of the Rights Certificate has been duly executed by the registered holder. See “How to use the Rights Certificate - To Sell or Transfer Rights - Form 3,” below. Rights may be bought or sold through any Canadian or U.S. registered investment dealer or broker.

        Except for the fee for services to be performed by the Service Agent referred to under “Details of the Offering -- Subscription Agent and Subscription Office” and the fee to be paid by the Company under “Soliciting Dealers,” the payment of any service charge, commission or other fee in connection with the exercise or trade of Rights shall be the responsibility of the holders of the Rights.

        No Step-Up Privilege. Each shareholder, other than Non-Participating Shareholders, has received with this Prospectus a Rights Certificate evidencing the Rights issued to the holder. Each original holder of Rights holding a Rights Certificate evidencing a total number of Rights not evenly divisible by 150 may sell, transfer or assign the remaining Rights, or purchase sufficient Rights from other holders, so as to hold a total number of Rights that is divisible by 150 or rounded up to a non-fractional amount. A bank, trust company, clearing house, securities dealer or broker that holds shares on the Record date for more than one beneficial owner may, upon providing evidence satisfactory to the Subscription Agent, exercise the Rights evidenced by its Rights Certificates or exchange its Rights Certificate on the same basis as if the beneficial owners were shareholders of record on the Record Date.

        Expiration of Rights. The Rights will expire at 4:00 PM, Toronto time, on October ___, 2001 (the “Expiration Time”). The Company reserves the right to extend the period of the offering, subject to obtaining necessary regulatory approvals. Unless there is an extension, Rights not exercised prior to the Expiration Time will be void and of no value.

        Additional Subscription Privilege. A holder of a Rights Certificate who has fully exercised all of the Rights and subscribed for the maximum number of Series B Debentures to which the holder is entitled under the basic subscription privilege may subscribe for Additional Series B Debentures at the Subscription Price. The Series B Debentures available for this purpose will be those Series B Debentures included in this offering that have not been subscribed and paid for at the Expiration Time. If there are a sufficient number of Additional Series B Debentures to satisfy all additional subscriptions under the Additional Subscription Privilege, then each holder who has validly subscribed for Additional Series B Debentures will be allotted the number of Additional Series B Debentures that the holder has subscribed for. If there is not a sufficient number of additional Series B Debentures available to satisfy the subscriptions for additional Series B Debentures, then each holder who has validly subscribed for Additional Series B Debentures will be allocated Additional Series B Debentures in the manner described under “How to Use the Rights Certificate To Apply for Additional Series B Debentures -- Form 2.”

        Non-Participating Shareholders. The Rights are not qualified for sale under the securities laws of any jurisdiction in Canada other than the Provinces of Ontario, Alberta, Nova Scotia, and British Columbia and, accordingly, Rights Certificates will not be sent to shareholders who reside in Canada outside of the Provinces of Ontario, Alberta, Nova Scotia and British Columbia. Instead, these Non-Participating Shareholders will be sent a letter advising them that their Rights Certificates will be issued to and held by the Subscription Agent, who will hold the Rights as agent for the benefit of all Non-Participating Shareholders.

        Prior to the Expiration Time, the Subscription Agent will attempt to sell the Rights at the times and prices that the Subscription Agent determines in its sole discretion. The Subscription Agent’s ability to sell such Rights, and the price obtained for the Rights, will be dependent on market conditions. The Subscription Agent shall not be subject to any liability for failure to sell any Rights of Non-Participating Shareholders at a particular price or at all.

        The net proceeds received by the Subscription Agent from the sale of Rights will be divided among the Non-Participating Shareholders based on the number of shares held by each of them on the Record Date. The Subscription Agent will mail checks in an amount equal to the proceeds of the sales (net of reasonable expenses, any amount withheld in respect of Canadian taxes and other required deductions) to Non-Participating Shareholders at their addresses appearing on the records of the Company. There is a risk that the proceeds received from the sale of the Rights will not exceed the brokerage commissions, if any, incurred by the Subscription Agent in respect of the sale of the Rights for a particular holder. In that event, no proceeds will be credited to the holder.

        A registered shareholder whose address appears on the records of the Company as in Canada other than in the Provinces of Ontario, Alberta, Nova Scotia and British Columbia but who holds Rights on behalf of a holder who is eligible to participate in this Rights Offering, must notify the Subscription Agent, in writing, on or before the seventh day prior to the Expiration Time if the beneficial holder, on behalf of whom the shares are held, wishes to participate in this Rights offering. Otherwise, the Subscription Agent will sell the Rights held on the beneficial holder’s behalf as described above.

        Registration and Delivery of Certificates Evidencing Series B Debentures. The Series B Debentures acquired through the exercise of Rights will be registered in the name of the person to whom the Rights Certificate was issued or to whom the Rights are transferred as provided in the Series B Debentures. Certificates evidencing Series B Debentures will be mailed as soon as practicable after the Expiration Time to persons who have exercised their Rights at the address specified on the Rights Certificate.

        Subscription Agent and Subscription Office. Equity Transfer Services Inc., at its offices located at Suite 420, 120 Adelaide Street West, Toronto, Ontario, M5H 4C3 (the “Subscription Office”) has been appointed as the Company’s subscription agent (the “Subscription Agent”) to receive subscriptions and payments from holders of Rights Certificates and to perform certain services relating to the exercise of the Rights. The Company will pay for all such services of the Subscription Agent.

        Mandatory Sale of Certain Rights. Rights Certificates returned to the Subscription Agent as undeliverable will be sold by the Subscription Agent, if possible, as agent of the holders of the returned Rights Certificates, and the net proceeds of sale will be credited to those holders based on the number of shares held by them on the Record Date. There is a risk that the proceeds received from the sale of the Rights for individual holders will not exceed the brokerage commissions, if any, incurred by the Subscription Agent in respect of the sale of their Rights. In that event, no proceeds will be credited to those holders.

Transfer of rights

        Form. The Rights Certificates will be in registered form. Rights may be transferred to others by delivery of the appropriate Rights Certificate, provided that the assignment form (Form 3) of the Rights Certificate has been duly executed by the registered holder. See “How to Use the Rights Certificate - To Sell or Transfer Rights - Form 3.” Rights may be bought or sold through the usual investment channels, such as investment dealers or brokers.

        Divisions and Consolidations. Rights Certificates evidencing two or more Rights may be divided by delivering them to the Subscription Office with the division form (Form 4) on the reverse side of the Rights Certificate duly executed. See “How to Use the Rights Certificate - To Divide or Combine the Rights Certificate - Form 4". The Subscription Agent will subsequently issue new Rights Certificates representing the same aggregate number of Rights, divided as the holder has requested. These requests should be made at least three days before the Expiry Time to allow new Rights Certificates to be issued before the Rights expire.

        Trading. The Rights may be traded on CDNX until the Expiration Time. The shares to be issued pursuant to the exercise of the Series B Debentures will be traded on CDNX. There is no substantial market for any of the Company's securities in the United States, and the Company cannot predict when any U.S. market may develop.

How to use the Rights Certificate

        General. By completing the appropriate form on the Rights Certificate in accordance with the instructions outlined below and on the Rights Certificate, a holder may:

(a)	subscribe for the Series B Debentures (Form 1);
(b)	subscribe for Additional Series B Debentures (Form 2);
(c)	sell or transfer Rights (Form 3); and/or
(d)	divide or combine the Rights Certificate (Form 4).

        Unexercised Rights. A holder of a Rights Certificate who completes Form 1 so as to exercise some but not all of the Rights evidenced by the Rights Certificate shall be deemed to have elected not to exercise the balance of the Rights, unless the holder elects to divide the Rights Certificate by completing, at the same time, Form 4 with the intention of obtaining a new certificate for the Rights the holder has chosen not to exercise. See “How to Use the Rights Certificate - To Divide or Combine the Rights Certificate Form 4".

        Signatures. When one or more of the forms on the Rights Certificate is signed by the original holder, the signature must correspond exactly with the name of the holder shown on the face of the Rights Certificate. If a form is signed by a trustee, executor, administrator or officer of a corporation or any person acting in a fiduciary or representative capacity, the Rights Certificate must be accompanied by evidence of authority to so sign satisfactory to the Subscription Agent.

        To Subscribe for Series B Debentures - Form 1. A total of 150 Rights and the Subscription Price are required to subscribe for one Debenture. The holder of a Rights Certificate may subscribe for all or any lesser number of Series B Debentures to which the Rights Certificate entitles the holder by completing Form 1 and delivering the Rights Certificate and the Subscription Price for the Series B Debentures to the Subscription Agent. The Subscription Price is payable, in Canadian funds (Canadian $156.00) or United States funds (U.S. $100.00), by certified check, bank draft or money order payable to the order of “Equity Transfer Services Inc.” Holders of the Company’s Series A Debentures may use the Series A Debentures as payment in kind. All payments, together with the duly completed Rights Certificate, must be delivered to the Subscription Agent prior to the Expiration Time. The method of delivery of a subscription is at each holder’s discretion and risk. Delivery to the Subscription Agent will only be effective when the subscription is actually received by the Subscription Agent at the Subscription Office. If mail is used for delivery of a subscription, sufficient time must be allowed to avoid late delivery, and we suggest that you use insured, registered mail. Completion of Form 1 constitutes a representation that the holder of a Rights Certificate is not a Non-Participating Shareholder or the agent of any such person.

        To Apply for Additional Series B Debentures - Form 2. A holder of a Rights Certificate who subscribes, pursuant to the Basic Subscription Privilege, for all of the Series B Debentures to which a Rights Certificate entitles the holder, may subscribe for Additional Series B Debentures at the Subscription Price by completing Form 2. Payment for the Additional Series B Debentures subscribed for under Form 2 must accompany the Rights Certificate when it is delivered to the Subscription Agent. If there should be insufficient Series B Debentures available to satisfy the subscriptions for Additional Series B Debentures, the number of Series B Debentures, if any, available to an applicant for Additional Series B Debentures will be equal to the lesser of (a) the number of Series B Debentures which the applicant has subscribed for under the Additional Subscription Privilege, and (b) the number (disregarding fractions) obtained by multiplying the aggregate number of Additional Series B Debentures by a fraction the numerator of which is the number of Rights to which the holder’s Rights Certificate relates and the denominator of which is the aggregate number of Rights exercised under the basic subscription privilege by all participants in the Additional Subscription Privilege.

        If any Rights holder has subscribed for fewer Additional Series B Debentures than the holder’s full allotment of Additional Series B Debentures, the excess Additional Series B Debentures will be allocated in a similar manner among the holders who were allotted fewer Additional Series B Debentures than they subscribed for.

        Payment for Additional Series B Debentures subscribed for pursuant to the Additional Subscription Privilege must be received by the Subscription Agent no later than the Expiration Time. These funds will be deposited in a segregated account pending allocation of any available Additional Series B Debentures. Any interest earned on funds so deposited with respect to the Additional Subscription Privilege will be for the benefit of the Company. As soon as practicable after the Expiration Time, the Subscription Agent will send to each holder who completed Form 2 certificates representing the Series B Debentures which have been allocated to that holder pursuant to the Additional Subscription Privilege, a notice specifying the aggregate subscription price of the Additional Series B Debentures allocated, and a check for the amount of any excess funds, without interest or deduction.

        To Sell or Transfer Rights - Form 3. A Rights Certificate holder may, rather than exercising the holder’s Rights to subscribe for Series B Debentures, sell or transfer the Rights personally or through the usual investment channels (such as, stockbrokers or investment dealers) by completing the transfer provided for in Form 3 on the reverse side of the Rights Certificate and delivering the Rights Certificate to a purchaser (the “Transferee”). The Transferee may exercise all the Rights of that holder without obtaining a new Rights Certificate. If a Rights Certificate is transferred in blank, the Company and the Subscription Agent may thereafter treat the bearer as the absolute owner of such Rights Certificate for all purposes and neither the Company nor the Subscription Agent shall be affected by any notice to the contrary.

        The signature on Form 3 of any holder who is transferring his or her Rights Certificate must be guaranteed by a bank, trust company, member of a recognized stock exchange in Canada or the U.S., or otherwise to the satisfaction of the Subscription Agent. The signature of the Transferee on any one or more of the forms on the Rights Certificate must correspond exactly with the name of the Transferee shown on Form 3.

        To Divide or Combine the Rights Certificate - Form 4. You may divide or combine a Rights Certificate with other Rights Certificates by completing Form 4 and delivering the Rights Certificate to the Subscription Agent. The Subscription Agent will then issue new Rights Certificates in such denominations (totaling the same number of Rights as evidenced by the Rights Certificate being divided or combined, less any Rights which are being exercised by the holder as evidenced by a completed Form 1) as are requested by the holder. Rights Certificates must be surrendered for division or combination at least three days prior to the Expiration Time so as to permit the new Rights Certificates to be issued to and used by the holder prior to the Expiration Time.

        Registration and Delivery of Series B Debenture Certificates. Series B Debentures acquired through the exercise of Rights, including Series B Debentures obtained through the acquisition of Additional Series B Debentures, will be registered in the name of the person to whom the Rights Certificate was issued or such holder’s transferee, if any, as indicated on the Rights Certificate. Certificates evidencing Series B Debentures will be mailed as soon as practicable after the Expiration Time in accordance with the delivery instructions specified on the Rights Certificate.

SOLICITING DEALERS

        The Company has retained Brant Securities Limited to solicit subscriptions for Series B Debentures pursuant to the exercise of Rights by registered holders who are in Canada. The Company will pay Brant a management fee equal to 1.5% of the gross proceeds received from the sale of the Series B Debentures under the Rights, and it will pay Brant or other registered dealers an additional 6% of gross proceeds received from the sale of Series B Debentures under the Rights of registered holders in Canada for which Brant or the dealer procures subscriptions in this offering.

        Brant may enter into appropriate sub-dealer arrangements with any registered Canadian dealer. Brant will be paid a minimum $25,000 for management and solicitation fees. Radiant will also issue dealer warrants to Brant permitting it to acquire common shares equal to 7% of the common shares that could be issued upon conversion of Series B Debentures sold in Canada or to other holders outside of the United States who identified Brant as the soliciting broker. The dealer warrants will expire two years after the close of the Rights offering and will be exercisable at market price of the common shares on the day the Rights offering is filed with CDNX. No soliciting dealer fee shall be payable and no dealer warrants shall be issued in the case of subscriptions from officers, directors and employees of the Company, from any persons for whom any officer, director or employee acts as nominee, from Boeing Capital Services Corporation or its affiliates, or from Fred Olsen and Company and its affiliates.

        The Company has retained Giordano DellaCamera Securities to solicit subscriptions for Series B Debentures pursuant to the exercise of Rights by registered holders who are in the United States. The Company will pay to Giordano a management fee equal to 1.5% of the gross proceeds received from the sale of the Series B Debentures under the Rights, and it will pay to Giordano or other registered U.S. dealers an additional 6% of gross proceeds received from the sale of Series B Debentures under the Rights of registered holders in the U.S. for which Giordano or the dealer procures subscriptions in this offering.

        Giordano may enter into appropriate sub-dealer arrangements with any registered U.S. dealer. Giordano will be paid a minimum $25,000 for management and solicitation fees. Radiant will also issue dealer warrants to Giordano permitting it to acquire common shares equal to 7% of the common shares that could be issued upon conversion of Series B Debentures sold in the United States or to other holders outside of Canada who identified Giordano as the soliciting broker. The dealer warrants will expire two years after the close of the Rights offering and will be exercisable at the market price of the common shares on the day the Rights offering is filed with CDNX. No soliciting dealer fee shall be payable and no dealer warrants shall be issued in the case of subscriptions from officers, directors and employees of the Company, from any persons for whom any officer, director or employee acts as nominee, from Boeing Capital Services Corporation or its affiliates, or from Fred Olsen and Company and it’s affiliates.

        Pursuant to an existing agency agreement between the Company and R. H. Caruso Limited, the Company is required to pay Caruso 3% of any equity raised from Boeing Capital Corporation and its affiliates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General Overview

        In 1993, Radiant started the research and development of the InfraTek system. InfraTek, which is used for pre-flight deicing of aircraft, is a patented product that is based on infrared heat technology. Following four years of development and two years of field tests of the InfraTek technology at the Rhinelander Oneida Airport in Wisconsin and the Greater Buffalo International Airport in New York, the Company opened its first major commercial deicing facility at Newark International Airport in New Jersey in December 1999. The Newark facility is being operated by Continental Airlines, Inc., and Continental shares the revenues from operations at the facility with the Company. On December 20, 1999, Radiant entered into a sale-leaseback arrangement for the Newark facility with a wholly owned subsidiary of Boeing Capital Services Corporation.

        Subject to various terms and conditions which could affect whether they are completed or not, Radiant has commitments and has entered arrangements for the construction of three additional deicing service centers. On November 11, 2000, the Board of Directors at Kalamazoo-Battle Creek International Airport agreed to allow Radiant to install a deicing service center. On June 28, 2001, the Company announced that it expects Cleveland Hopkins International Airport to become the second major Continental Airlines hub to operate an InfraTek deicing system. On June 28, 2001, the Company reached an agreement with Scandinavian Airlines, Braathens and Oslo Lufthavn AS, to construct the first InfraTek deicing system in Europe at Oslo, Norway at the Gardermoen (OSL) Airport.

Financial Condition

        During the year ended October 31, 2000, the Company's working capital decreased from $2,314,955 to $888,580 and cash and term deposits decreased from $1,981,232 to $1,092,080 primarily as a result of continuing operating losses that were partially offset by financing activities.

        Working capital decreased by $1,426,375 during the year to $888,580 as at October 31, 2000. Significant changes in components of the Company's working capital during the year ended October 31, 2000 included the decrease of cash and term deposits, deposits and prepaid expenses and accounts payable and accrued liabilities. During the year ended October 31, 2000, deposits and prepaid expenses decreased by approximately $1,009,000, from $1,203,316 to $194,022. Deposit and prepaid expenses at October 31, 1999 included deposits with suppliers and other expenditures, in the amount of $1,152,248, related to the installation of the InfraTek 2000 System at the Newark International Airport, the installation of which was in process at October 31, 1999. Deposits and prepaid expenses associated with the installation of Systems were nil at October 31, 2000 as a result of the completion of the InfraTek 2000 System at the Newark International Airport without the commencement of any new installations.

        During the year ended October 31, 2000, accounts payable and accrued liabilities decreased by approximately $379,000, from $815,021 to $435,731. The decrease in accounts payable and accrued liabilities relates primarily to amounts payable as at October 31, 1999 associated with the installation of the InfraTek 2000 System at the Newark International Airport.

        Cash and term deposits decreased $889,152 during the year ended October 31, 2000, from $1,981,232 to $1,092,080 as a October 31, 2000, primarily as a result of continuing operating losses that were partially offset by items not affecting cash, changes in non-cash working capital items related to operating activities, and financing activities. As presented in the Consolidated Statement of Cash Flows, cash used in operating activities increased to $2,265,765 during the year ended October 31, 2000 from $1,746,811 during the prior year. Cash used in operations was partially offset by $1,419,882 provided by financing activities during the fiscal year.

        During the nine month period ended July 31, 2001, the Company’s working capital decreased by $1,038,197, from $888,580 as at October 31, 2000 to a deficiency of $149,617. Unrestricted cash and cash equivalents decreased from $1,092,080 at October 31, 2000 to $497,164 at July 31, 2001, primarily as a result of continuing operating losses, which were partially offset by changes in non-cash working capital items and financing activities.

        Significant changes in components of the Company’s working capital during the nine month period ended July 31, 2001 included the increase in inventory, the increase in customer deposit and the decrease of cash and cash equivalents. During the nine month period ended July 31, 2001, inventory increased by $855,288 primarily related to the purchase of the structure and certain components and other expenditures to be installed in and associated with the proposed InfraTek Systems to be constructed at the Kalamazoo Battle Creek International Airport, in Kalamazoo, Michigan and at the Gardermoen Airport, in Oslo, Norway.

        Customer deposit increased to $1,200,000 as at July 31, 2001 from nil at October 31, 2000. On July 31, 2001, the Company entered into an agreement to sell its Kalamazoo Facility to a wholly-owned subsidiary of Boeing Capital Corporation, BCC Equipment Leasing Corporation. Contemporaneously with the sale, the Company leased the facility for a period of ten years at a monthly rental of approximately $16,500. The Company anticipates that construction of the facility will be completed by November 30, 2001, at which time the sale will be recorded. Customer deposit at July 31, 2001 includes $1,200,000 of proceeds received under the agreement. Inventory includes aggregate costs incurred for materials and design costs associated with Kalamazoo Facility, in the amount of approximately $758,700.

        As a result of the deficiency in short term liquidity and capital resources, the Company has not been able to make timely payments to certain of its trade and other creditors. As at July 31, 2001, the Company had past due accounts payable in the amount of approximately $175,000.

        In addition, principally in connection with planned installation of an InfraTek deicing service center at the Gardermoen Airport, in Oslo, Norway, the Company has entered into commitments totaling approximately $1,095,000 to purchase the structure, certain components and services associated with the installation.

        Management anticipates that, as a result of the Company’s low sales and revenues to date, the Company will need to raise substantial additional funds in order to continue to develop its business. The Company will need to secure additional financing in order to fund cash used in operations, its continuing operations, working capital, capital expenditures and rental requirements.

        As at August 17, 2001 the Company has unrestricted cash on hand of approximately $200,700 and restricted cash on hand of approximately $109,000. Management expects current unrestricted cash on hand will be sufficient to meet reasonably foreseeable working capital expenditures, capital expenditures, rental requirements and operating requirements until approximately September 30, 2001. The Company’s estimates of anticipated levels of revenues and expenses may not prove to be accurate.

        From October 31, 1999 to July 31, 2001, the Company issued common stock as a result of conversion of its 7% convertible subordinated debentures, exercises of incentive stock options by employees, directors and consultants, and exercise of stock options by Boeing Capital Services Corporation. In summary, capital stock was changed by these transactions as follows:

                                                                           Number of      Stated Capital
                                                                            Shares
                                                                                #                 $
----------------------------------------------------------------------- ---------------- ------------------
Outstanding at October 31, 1999                                              12,027,934          8,721,039
Issued upon conversion of 7% debentures - net of costs                          951,932            682,153
Issued upon conversion of stock options                                         494,690            586,484
Issued upon conversion of stock options granted to financial advisors            44,450             55,927
Issued upon conversion of stock options granted to Boeing Capital               507,659            465,470
    Services Corporation
----------------------------------------------------------------------- ---------------- ------------------
                                                                              1,998,731          1,790,084
----------------------------------------------------------------------- ---------------- ------------------
Outstanding at July 31, 2001                                                 14,026,665         10,511,073
===========================================================================================================

        After giving effect to these transactions, there were the following options, warrants and convertible debentures outstanding as of July 31, 2001:

•	Incentive stock options exercisable for 1,481,505 shares at prices ranging from $0.75 to $3.92 and total potential gross proceeds of $3,179,505;

•	Boeing options to purchase 145,486 shares at $0.88 per share and total potential gross proceeds of $128,161;

•	Boeing warrants to purchase 116,629 common shares at $0.86 per share and a total gross proceeds of $100,300; and

•	Conversion of Series A Debentures to purchase 1,336,320 common shares, resulting in the retirement of $1,152,000 of debentures, assuming full conversion by April 5, 2003.

Capital Requirements

        The following table sets forth Management's estimate of the Company's capital requirements and the amount of additional financing required to fund cash used in operations, its continuing operations, working capital, capital expenditures associated with the completion of currently planned deicing services center installations at Kalamazoo, Cleveland and Oslo and rental requirements for the next twelve-month period. The Company anticipates that its aggregate capital requirements during the next twelve-month period ended July 31, 2002 will be approximately $13,366,000. Non-discretionary expenditures, estimated in the amount of approximately $1,537,000, include the anticipated payment of commissions and other expenditures, the payment of which is dependent on the realization of future sales and the continuation of marketing and other activities at generally the same levels as currently performed by the Company. If necessary, planned non-discretionary expenditures may be curtailed dependent on the results of planned financing activities, deicing service center installations, market feedback and other factors.

Anticipated additional capital requirements
during the twelve-month period ended July 31, 2002                                                   $
----------------------------------------------------------------------------------------- -----------------

Rental payments, associated with the Newark and Kalamazoo deicing service centers                  787,000
Existing Debenture interest                                                                        109,000
Series B Debenture interest                                                                        748,100
----------------------------------------------------------------------------------------- -----------------

Total debt servicing and rental requirements                                                     1,644,100
----------------------------------------------------------------------------------------- -----------------

Non-discretionary selling, general and administrative expenditures
   Salaries and benefits                                                                         1,255,000
   Marketing                                                                                       333,000
   Administration                                                                                  844,000
   Research and product development                                                                252,000
----------------------------------------------------------------------------------------- -----------------
Total non-discretionary selling, general and administrative expenditures                         2,684,000
----------------------------------------------------------------------------------------- -----------------

Discretionary selling, general and administrative expenditures
   Marketing                                                                                       984,000
   Administration                                                                                  544,000
   Research and product development                                                                  9,000
----------------------------------------------------------------------------------------- -----------------
Total discretionary selling, general and administrative expenditures                             1,537,000
----------------------------------------------------------------------------------------- -----------------

Total capital expenditures to complete proposed deicing service center installations             7,501,000
----------------------------------------------------------------------------------------- -----------------

Total capital requirements                                                                      13,366,100
========================================================================================= =================

Capital Resources

        Private Sales of Securities

        On April 25, 2001 the Company completed a non-brokered private placement of $1,152,000 of 7.75% Series A Convertible Debentures. In addition, the Company issued a $250,000 12.0% Unsecured Debenture to Boeing Capital Services Corporation.

        The sale of the Series A Convertible Debentures and the Unsecured Debenture generated gross proceeds of $1,402,000. The Series A Debentures, maturing April 5, 2006, bear an annual interest rate of 7.75%, payable semi-annually. Each $1,000 principal amount of the Series A Debentures is convertible at any time, at the option of the holder, into common stock of the Company at a conversion rate of $0.86 per share (for 1,160 common shares) if converted prior to April 5, 2003, $1.235 per share (or 810 common shares) if converted from April 6, 2003 to April 5, 2004, $1.408 per share (for 710 common shares) if converted from April 6, 2004 to April 5, 2005, and $1.724 per share (for 580 common shares) if converted from April 6, 2005 up to and including the Maturity Date. Executive officers and directors of the Company acquired roughly 44.7% of the Series A Debentures, or 36.3% of the combined Series A Debentures and the Unsecured Debenture. The Company sold $500,000 of the Series A Debentures to AS Borgaa, a subsidiary of Fred Olsen and Company, a management company for two publicly traded Norwegian companies, Granger Rolf ASA and Bonheur ASA.

        In a related transaction, Boeing Capital subscribed for a $250,000 Unsecured Debenture. The Unsecured Debenture matures April 5, 2006 and bears interest at an annual rate of 12%, of which 7.75% per annum is payable semi-annually with the remainder payable on maturity. Boeing Capital also received 116,629 detachable warrants. Each warrant entitles Boeing Capital to acquire one common share of the Company at any time on or before April 20, 2003 at an exercise price of $0.86 per share. The exercise of the warrants is restricted if, after giving effect of such exercise, Boeing Capital will own greater than 19.94% of the issued and outstanding common stock. The total exercise value of the warrants represents 40% of the value of the 12% Unsecured Debenture.

        Interim Short-term Debt Financing

        During August 2001, the Company secured short-term debt financing totaling $721,670 with four lenders, including three directors of the Company (or parties related to the directors) and one supplier to the Company, IR Energy Inc. Net proceeds of the financing will be used primarily to fund ongoing operations and to fund installation costs associated with the recently announced deicing facilities in Oslo, Norway and Cleveland, Ohio.

        The Company received $425,000 of the short-term debt financing in the form of a short-term credit facility against which draws will be received in cash to finance ongoing operations, installation costs and capital requirements prior to the closing of this Rights offering. The loans bear interest at the rate of 3% above the Canadian Imperial Bank of Commerce's prime rate for commercial Canadian loans. Interest will accrue and be payable in full upon repayment of the loans. The Company also issued to the lenders 90,589 non-transferrable warrants exercisable at a price of $1.44 Canadian per common share at any time prior to August 12, 2003.

        The Company received the balance of the short-term debt financing, in the amount of $296,670, in connection with equipment purchased for installation in the deicing service center being installed in Norway. This portion of the short-term debt, which is secured by the equipment purchased, provides for repayment on the earlier of December 31, 2001, the receipt of financing associated with the Oslo project, or closing of any subsequent financing by the Company. The loan is repayable on demand after October 31, 2001 and bears interest at the rate of 3% above the Canadian Imperial Bank of Commerce's prime rate for commercial Canadian loans. Interest will accrue and be payable in full upon repayment of the loan. The Company also issued to the lender 63,236 non-transferrable warrants exercisable at a price of $1.44 Canadian per common share at any time prior to August 14, 2003.

        The Company anticipates that draws under the $425,000 short-term credit facility will be used by the Company to bridge short-term minimum cash requirements to approximately September 30, 2001. Draws under the short-term credit facility will be used by the Company principally in order to meet reasonably foreseeable minimum working capital expenditures, capital expenditures, rental requirements and operating.

Proceeds on sale-leaseback of Kalamazoo Facility

        On July 31, 2001, the Company received $1,200,000 of proceeds in a sale and lease-back financing with BCC Equipment Leasing Corporation, an affiliate of Boeing Capital Corporation, of an InfraTek Deicing System to be installed at Kalamazoo Battle Creek International Airport, Kalamazoo, Michigan. The agreement calls for monthly installments to be paid by Radiant over a period of ten years. The Company had previously announced approval for the installation and the beginning of construction, which is expected to be complete in time for the 2001/2002 winter season.

Cash Balances as at September 10, 2001

As at September 10, 2001 the Company has unrestricted cash on hand of approximately $39,900 and restricted cash on hand of approximately $109,000. In addition, as at September 10, 2001 $300,000 of the $425,000 short-term debt facility remains available to the Company, following aggregate draws of $125,000 under the credit facility to September 10, 2001. Management expects current unrestricted cash on hand and availability under the credit facility will be sufficient to meet reasonably foreseeable working capital expenditures, capital expenditures, rental requirements and operating requirements until approximately September 30, 2001. The Company's estimates of anticipated levels of revenues and expenses may not prove to be accurate.

        Restricted Cash Balances

        Interest payments due on October 4, 2001 on the Series A Convertible Debentures and the Unsecured Debenture, totaling approximately $54,300, will be satisfied from the Company’s restricted cash balances which are for this purpose.

        Other Sources

        The Company will need to obtain additional financing prior to October 31, 2001, the anticipated closing of the rights offering, in order to meet additional discretionary and non-discretionary selling, general and administrative requirements, working capital and deicing service center installation costs associated with installations at Kalamazoo, Cleveland and Oslo as planned. The amount of additional interim financing required during the period to October 31, 2001 is dependent on the actual levels of revenues and expenses during the period. The Company expects that if it is unable to secure additional financing during the period to October 31, 2001, the planned deicing service center installations may be delayed and that there will be a material, negative impact on its operations.

        The Company is currently evaluating possible financing alternatives and is in discussions with a number of potential investors seeking to secure both the additional interim financing required and long term-financing necessary for planned deicing service center installations. In addition, the Company is currently in negotiations with a third party Norwegian company related to the sale-leaseback of the Oslo facility. It is anticipated that if the Company is successful in concluding these negotiations prior to October 31, 2001 that the terms of this agreement may provide necessary interim financing.

        Additional interim financing and long-term financing necessary for planned deicing service center installations may not be available or may not be available on acceptable terms. Any financing obtained by the Company is likely to involve sales of common stock or other instruments that are exchangeable or convertible into common stock, resulting in substantial dilution to shareholders. If the Company is successful in obtaining additional financing in an amount less than the amount sought, and if anticipated levels of sales and expenses do not prove to be accurate, the Company may be required to modify the planned development of the business or secure further additional financing. Additional short term financing may not be available or may not be available on acceptable terms, in which case the Company may be required to curtail operations in order to continue operations on a limited basis.

Discussion of results of operations for the year ended October 31, 2000 compared to year ended October 31, 1999

        During the year ended October 31, 2000, the Company installed an InfraTek System 2000 at the Newark International Airport. On December 20, 1999, the system was turned over to the operator, Continental Airlines, Inc. ("Continental") to commence training and to start the process of system integration into their de-icing operations. By the end of January, having treated over 20 aircraft, the training and integration phase was substantially completed. Integrated operations began on February 3, 2000. By April 30, 2000, Continental had treated over 60 aircraft at the facility. Between November 14, 2000 and March 31, 2001 an additional 455 treatments were completed. Based on Management’s estimates and discussions with Continental, it is estimated that Continental realized savings versus the cost of alternative glycol treatments in excess of $350,000 to date during the current year.

        Revenue.    For the year ended October 31, 2000 revenues, operating expenses and costs of sales related to revenues were as follows:

                                                           Deicing
                                                           Service
                                           System          Centre        Maintenance
                                           Sales         Operations        Services     2000 Total
                                             $               $                $             $
--------------------------------------------------------------------------------------------------
REVENUE
Sales                                   3,383,700          25,367            23,516      3,432,583
--------------------------------------------------------------------------------------------------
Operating expenses exclusive of
depreciation and amortization
   Installation cost                    2,943,355               -                 -      2,943,355
   Other operating expenses                     -          11,790             4,473         16,263
--------------------------------------------------------------------------------------------------
Gross profit                              440,345          13,577            19,043        472,965
Deferred profit on sale-leaseback        (440,345)              -                 -       (440,345)
Deicing service center rent expense             -        (448,505)                -       (448,505)
--------------------------------------------------------------------------------------------------
                                                -        (434,928)           19,043       (415,885)
==================================================================================================

        During the year ended October 31, 2000, the Company's operating subsidiary received $3,383,700 from the sale of the InfraTek 2000 System installed at Newark International Airport to Boeing Capital (then known as MDFC Equipment Leasing Corporation). Costs associated with the installation of the deicing service center were $2,943,355 resulting in a gross profit of $440,345. Radiant Aviation entered into an agreement to lease the facility back from Boeing Capital. The lease provides for monthly rental payments of approximately $49,000 per month for eighty-four months commencing January 20, 2000 in arrears plus 10% of deicing revenues. The Newark Facility was placed in operation on December 20, 1999 and generated $25,367 in revenue during the year ended October 31, 2000. The Company also received $23,516 in maintenance revenue primarily associated with the InfraTek (R) system at Rhinelander Airport in Wisconsin. The Company's sales and revenues during the year ended October 31, 1999 were $5,500.

        Deferred profit on sale-leaseback.   Profits on the sale-leaseback of assets are deferred and amortized to income over the terms of the leases as a reduction in rental expenses. During the year ended October 31, 2000, profit in the amount of $440,345, representing the profit on the sale of the System installed at the Newark International Airport which was sold to Boeing Capital and leased back, was deferred. Deferred profit on sale-leaseback were nil during the year ended October 31, 1999. Amounts deferred during the year ended October 31, 2000 are amortized to income as a reduction in rental expenses at a rate of $5,242 per month over the term of the eighty-four month lease.

        Deicing service center rent expense.    Deicing service center rent expenses associated with the system installed at the Newark International Airport was $448,505 during the year ended October 31, 2000 and nil during the prior year. Rent expense represents the aggregate of payments and accruals to Boeing Capital for gross lease payments, in the amount of approximately $49,000 per month, plus 10% of deicing revenue, less the amortization of deferred profit on sale-leaseback in the amount of $5,242, as follows.

                                                            2000            1999
                                                             $               $
--------------------------------------------------------------------------------
DEICING SERVICE CENTER RENT EXPENSE
Gross lease payments                                       499,596             -
Revenue participation, 10% of deicing revenue                2,529             -
--------------------------------------------------------------------------------
                                                           502,125             -

Amortization of deferred profit on sale-leaseback          (53,620)            -
--------------------------------------------------------------------------------
                                                           448,505             -
================================================================================

        Interest income. Interest income during the year was $127,239, compared to $37,471 in 1999. The Company received interest income on its daily cash balances and from low risk term deposits.

        Marketing expenses. During the year, the Company continued to expand its marketing efforts. Marketing expenses during the year ended October 31, 2000 were $1,013,644 compared to $433,192 in 1999. As at October 31, 1999 the complement of sales personnel consisted of two sales people while the current complement includes seven sales persons and consultants. In addition, expenditures on general market activities including advertising, promotional material, travel and trade shows increased during the year ended October 31, 2000.

        General and administrative expenses.    General and administrative expenses during the year ended October 31, 2000 increased to $1,214,713 from $618,412 in 1999. Staffing levels remained constant between 2000 and 1999. The Company incurred higher legal and accounting expenses related to the registration of its Shares under the Securities Exchange Act of 1934. During the year ended October 31, 2000, the Company incurred additional administrative expenses for consulting fees in connection with the Boeing financing, for consulting fees related to investor relations and for executive search costs related to the recruitment of senior executives.

        Write-down of fixed asset.    During the year ended October 31, 2000, the Company wrote down, to its net realizable value, its investment in the deicing service center located at the Buffalo-Niagara International Airport. The company recorded a charge in the amount of $371,494 resulting in a recorded net realizable value of $100,000 as at October 31, 2000. There were no similar charges recorded during the prior year.

        Research and product development costs.    For the fiscal year ended October 31, 2000 research and development costs increased to $306,744 from $189,410 during 1999. The increase in research and development costs in the current period resulted from the engagement of an independent aviation consultant to conduct comparative tests of the InfraTek treatment with conventional deicing methods with respect to refreezing on aerodynamically quiet areas of aircraft wings and increased engineering personnel. The Company also continued research on optional equipment that could be incorporated into the system.

        Depreciation and amortization.    Depreciation and amortization for the year ended October 31, 2000 increased to $151,266 from $128,843 in 1999. The increase primarily resulted from depreciation associated with capital assets acquired during the years ended October 31, 1999 and 2000.

        Interest expense.    Interest expense for the year ended October 31, 2000 decreased to $5,210 from $40,606 in 1999. Interest expense in 1999 related to the 6% debentures, which were converted to common shares during October 1999, the 9% secured loan that was retired in May 1999 and the 7% debentures issued during May 1999, which were converted to common shares by July 31, 2000 of the current fiscal year.

Discussion of operating results for the three-month and nine-month periods ended July 31, 2001

        During the nine-month period ended July 31, 2001, the Company continued to develop its business. The InfraTek System 2000 installed at the Newark International Airport realized significantly increased usage. On December 20, 1999, the Company turned the system over to the operator, Continental Airlines, Inc., to commence training and to start the process of system integration into their deicing operations. By the end of January 2000, having treated over 20 aircraft, the training and integration phase was substantially completed. Integrated operations began on February 3, 2000. By April 30, 2000, Continental had treated over 60 aircraft at the facility. Between November 14, 2000 and March 26, 2001 an additional 445 treatments were completed.

        Revenue.    For the nine-month periods ended July 31, 2001 and 2000 revenues, operating expenses and costs of sales related to revenues were as follows:

                                                  Deicing
                                                  Service
                                        System     Center     Maintenance
                                        Sales     Operations    Services     2001
Nine month period ended July 31, 2001     $           $             $         $
-----------------------------------------------------------------------------------
REVENUE
Sales                                       -     180,741        6,678     187,419
Cost of sales, exclusive of
    depreciation and amortization           -           -        8,435       8,435
-----------------------------------------------------------------------------------
Gross profit                                -     180,741       (1,757)    178,984
Deicing service center rent expense         -    (415,815)           -    (415,815)
-----------------------------------------------------------------------------------
                                            -    (235,074)      (1,757)   (236,831)
===================================================================================

        During the nine months ended July 31, 2001 the Company generated revenue of $187,419, principally related to commercial deicing services at the Newark facility. Revenue during the corresponding period of the prior year was $3,428,117 principally related to the sale of the Newark facility to a wholly-owned subsidiary of Boeing Capital Corporation, now known as BCC Equipment Leasing Corporation. Contemporaneously with the sale, the Company leased the facility for a period of seven years at a monthly rental of approximately $49,100 plus 10% of monthly deicing revenue. The profit has been deferred in the accounts and is being amortized to income over the term of the lease.

        On July 31, 2001, the Company entered into an agreement to sell its Kalamazoo Facility to BCC Equipment Leasing Corporation. Contemporaneously with the sale, the Company leased the facility for a period of seven years at a monthly rental of approximately $16,500. The Company anticipates that construction of the facility will be completed by November 30, 2001, at which time the sale will be recorded, and any resulting gain or loss will be deferred and amortized to income over the term of the lease. Proceeds received under the agreement, in the amount of $1,200,000, are included in customer deposit as at July 31, 2001.

                                                  Deicing
                                                  Service
                                        System     Center     Maintenance
                                        Sales     Operations    Services     2000
Nine month period ended July 31, 2000     $           $             $          $
-----------------------------------------------------------------------------------
                                                                        [Restated-
                                                                        see below]
REVENUE
Sales                               3,383,700      25,217       19,200   3,428,117
-----------------------------------------------------------------------------------
Cost of sales, exclusive of
    depreciation and amortization
        Installation cost           2,943,355            -           -   2,943,355
        Other operating expenses            -       11,790       1,234      13,024
-----------------------------------------------------------------------------------
Gross profit                          440,345       13,427      17,966     471,938
Deferred profit on sale lease-back   (440,345)           -           -    (440,345)
Deicing service center rent expense         -     (316,950)          -    (316,950)
-----------------------------------------------------------------------------------
                                            -     (303,523)     17,966    (285,557)
===================================================================================

        Restatement.    The comparative amounts presented for the nine months ended July 31, 2000 were restated to be consistent with the audited consolidated annual financial statements for the year ended October 31, 2000. The impact of the restatement for the nine months ended July 31, 2000 was to increase cost of sales, exclusive of depreciation and amortization, by $29,280, to record deferred profit on sale lease-back in the amount of $440,345 and to reduce deicing center expense by $37,894.

        Deferred Profit on Sale-Leaseback.    Profit deferred on sale and lease-back during the nine-month period ended July 31, 2001 was nil. Deferred profit on sale and leaseback associated with the sale of the system installed at the Newark International Airport during the nine-month period ended July 31, 2000 was $440,345.

        Deicing Service Center Expense.    Deicing service center rent expense, principally associated with the system installed at the Newark International Airport, was $415,815 during the nine month period ended July 31, 2001 and $316,950 during the corresponding prior period. Rent expense represents the aggregate of payments and accruals to BCC Equipment Leasing for gross lease payments, revenue participation in deicing revenues generated, less the amortization of deferred profit on sale-leaseback.

                                                           2001             2000
Nine month period ended July 31,                             $                $
--------------------------------------------------------------------------------
DEICING SERVICE CENTER RENT EXPENSE
Gross lease payments                                    444,921          352,315
Revenue participation                                    18,074            2,529
--------------------------------------------------------------------------------
                                                        462,995          354,844
Amortization of deferred profit on sale-leaseback       (47,180)         (37,894)
--------------------------------------------------------------------------------
                                                        415,815          316,950
================================================================================

        Interest income.    Interest income during the nine month period ended July 31, 2001 was $15,513, compared to $101,622 in 2000, as a result of the Company's lower average cash and cash equivalent balances during the current year. The Company received interest income on its daily cash balances and from low risk term deposits.

        Marketing expenses.    Marketing expenses during the nine month period ended July 31, 2001 were $843,664 compared to $724,700 in during the nine month period ended July 31, 2000 reflecting the Company's increased marketing efforts and focus. Marketing expenditures decreased on a sequential basis to $252,031 during the three month period ended July 31, 2001, from $292,575 during the preceding three month period ended April 30, 2001.

        General and administrative expenses.    General and administrative expenses during the nine month period ended July 31, 2001 of $1,026,127 were comparable to expenditures during the nine month period ended July 31, 2000 of $971,416. Increased expenditures on salaries during the current period were offset by the absence of consulting fees incurred during the nine months ended July 31, 2000 in connection with executive search costs related to the recruitment of senior executives.

        Research and product development costs.    Research and product development expenses of decreased during the nine-month period ended July 31, 2001 to $194,181 from $223,050 during the comparable nine month period of the prior fiscal year. The decrease in research and development costs in the current period is principally associated with absence of expenditures incurred in the prior year related to the engagement of an independent aviation consultant to conduct a comparative test of the InfraTek treatment with conventional deicing methods with respect to refreezing on aerodynamically quiet areas of aircraft wings.

        Depreciation and amortization.    Depreciation and amortization during the nine-month period ended July 31, 2001 decreased to $107,288 from $132,172 during the comparable period of the prior year. The decrease principally related to reduced depreciation during the current period associated with the Company owned deicing service center located at the Buffalo-Niagara International Airport. The absence of amortization of deferred charges associated with the 7% debentures issued during May 1999, which were converted to common shares by July 31, 2000, was offset by charges during the current period associated with the amortization of issuance cost related to the 7.75% Series A Convertible Debentures and the 12% Unsecured Debenture issued during April 2001.

        Interest expense.    Interest expense for the nine-month period ended July 31, 2001 increased to $41,109 from $5,210 during the nine-month period ended July 31, 2000. Interest expense during the current period was associated with the 7.75% Series A Convertible Debentures and the 12% Unsecured Debenture issued during April 2001 and amortization of the related discount. Interest expense during the prior period related to interest on the 7% debentures issued during May 1999, which were converted to common shares by July 31, 2000.

        Income tax.    At July 31, 2001, the Company has Canadian non-capital losses of approximately $1,293,000 and U.S. net operating losses of approximately $9,121,000. These losses may be carried forward to reduce taxable income in future years.

If not utilized, the Canadian losses will expire as follows:

$

2002	$178,000
2003	27,000
2005	230,000
2006	196,000
2007	411,000
2008	251,000

If not utilized, the U.S. losses will expire as follows:

$

2009	$2,000
2010	622,000
2011	1,123,000
2012	1,178,000
2018	1,686,000
2019	937,000
2020	1,733,000
2021	1,840,000

        The potential income tax benefits relating to these accumulated losses have not been recorded in the Company's accounts.

        Earnings per share.    The following information concerns the computation of earnings per share data for the three month and nine month periods ended July 31, 2001 and 2000.

                                                   Net Earnings     Per Share      Earnings
                                                   Numerator       Denominator     Per Share
---------------------------------------------------------------------------------------------
Three-month period ended July 31, 2001
Loss for the period                                $(898,877)

Basic earnings per share, income available to      $(898,877)       14,026,665       $(0.06)
common shareholders

Three-month period ended July 31, 2000
Loss for the period                                $(807,118)

Basic earnings per share, income available to      $(807,118)       13,812,442       $(0.06)
common shareholders

Nine-month period ended July 31, 2001
Loss for the period                                $(2,433,687)

Basic earnings per share, income available to      $(2,433,687)     14,026,643       $(0.17)
common shareholders

Nine-month period ended July 31, 2000
Loss for the period                                $(2,240,983)

Basic earnings per share, income available to      $(2,240,983)     13,068,440       $(0.17)
common shareholders

        At July 31, 2001 options and warrants for the purchase of 1,743,620 shares were outstanding. In addition, at July 31, 2001 the Company had 7.75% Series A Convertible Debentures outstanding that were convertible to 1,336,320 shares. At July 31, 2000 options to purchase 976,261 shares were outstanding.

        Diluted earnings per share have not been presented as the shares to be issued on the exercise of options and on conversion of the convertible debentures would have an anti-dilutive impact on earnings per share as a result of a loss being reported for the periods.

BUSINESS OF THE COMPANY

Business

        Radiant is in the business of providing its patented InfraTek deicing technology and services for pre-flight deicing to the commercial airline industry. Radiant’s business strategy is to own and operate deicing service centers at airports located in North America, Europe and Asia where the volume of traffic and the prevailing climate conditions will generate an adquate return on capital invested. In appropriate circumstances, Radiant will also sell its InfraTek systems.

Development of Business

        Prior to 1997, Radiant was primarily engaged in the development for commercialization of its InfraTek deicing system. In 1997, the Federal Aviation Authority approved the InfraTek system for use. Also in that year, the Radiant installed its first system at Greater Buffalo International Airport to serve as a demonstration and test facility.

        In 1998, the Company sold its first InfraTek system to Rhinelander Oneida Airport in Wisconsin.

        In December 1999, Radiant made a critical breakthrough in its business development with the opening of a deicing service center located at Newark International Airport and operated by Continental Airlines. The Newark facility represented the first application of the Company’s technology by a major airline at a major airport treating large commercial aircraft in integrated deicing operations. During the 2000-2001 deicing season, the Newark deicing service center completed its first full year of operations after deicing 444 aircraft. The successful operation of the Newark deicing service center demonstrated to airports, airlines, and regulatory authorities that Radiant’s InfraTek deicing system could be effectively integrated into the operations of a busy commercial airport as an effective alternative to existing glycol methods of deicing aircraft.

        In 2000, the FAA published guidelines for the use of infrared energy aircraft deicing facilities and referred to the specifics of the InfraTek system in the guidelines. To the knowledge of the Company, its InfraTek system is the only infrared deicing technology that is currently commercially available and approved for use in integrated deicing operations.

        During 2001, the Company has signed agreements for the development of deicing service centers at airports located in Kalamazoo, Michigan; Cleveland, Ohio; and Oslo, Norway. The Company is also in discussions concerning proposals for deicing service centers at other major airports in the United States.

        Management anticipates increasing market penetration as a result of further experience and verification of InfraTek systems during the coming winter season and discussions underway with various interested parties. The proceeds of this Rights offering will assist the Company in the development of its business.

        The Deicing of Aircraft

        The FAA currently requires that aircraft prepared for flight must be free and clear of frozen contamination, including frost, snow and ice. This requirement, the “clean aircraft concept,” has been a major factor in both the decrease in the number of ice related aircraft crashes since 1992 and the increase in the amount of glycol used in deicing. Depending on weather conditions, the application of anti-icing chemicals may be required after the deicing in order to prevent re-accumulation.

        Although the FAA regulates the airline industry, standards for deicing are determined by the airlines and individual airports. The traditional and most common method of aircraft deicing consists of spraying a mixture of hot water and glycol on the contaminated surfaces of the aircraft. Using conventional glycol sprays, airlines currently pay between $500 and $15,000 to deice a narrow body passenger jet, depending on the amount of accumulation and weather conditions. The cost of glycol, which currently costs up to $8.00 per gallon, does not account for the full cost of using these materials. Application, collection, clean-up, and recycling costs add significantly to the total cost.

        Hazardous Materials and Environmental Issues Relating to Traditional Deicing

        Glycol poses a concern to human health. According to the Occupational Health Administration, exposure to ethylene glycol, one of the chemicals commonly used at U.S. airports as a deicing agent, causes eye and upper respiratory tract irritation, central nervous system depression, and headaches. Ingestion of ethylene glycol causes kidney damage, and can also be fatal, even in small amounts.

        Environmentally, glycol also exerts a high biochemical oxygen demand when released into surface water. Biochemical oxygen demand is a measure of the amount of dissolved oxygen needed to break down, or oxidize a substance. A high biochemical oxygen demand means that large amounts of dissolved oxygen in a body of water must be used up to oxidize the substance, thereby lowering the dissolved oxygen levels available for fish and other aquatic organisms to breathe. For this reason, fish kills have been associated with discharges of deicing chemicals. Other environmental impacts associated with deicing chemicals include algae nuisances, odors, and contaminated surface and ground water drinking systems.

        To minimize the potentially hazardous effects of aircraft deicing, some airports have begun to use centralized deicing systems, which collect and drain glycol into recycling tanks or large retention pools. Other airports collect storm water runoff through drains and treat it before discharging it into a sanitary sewage system. At some airports, deicing fluid runoff flows directly into creeks and other tributaries.

        In January 2000, the Environmental Protection Agency released an extensive report tilted Preliminary Data Summary - Airport Deicing Operations. This EPA study reported that, on average, the airports with the most efficient systems have achieved 70% collection efficiency of the aircraft deicing/anti-icing fluids applied.

        The EPA study expressed the EPA's concern with the utilization of glycol and stated in its Executive Summary that:

“The deicing and anti-icing of aircraft and airfield surfaces is required by the Federal Aviation Administration (FAA) to ensure the safety of passengers; however, when performed without discharge controls in place, airport deicing operations can reult in environmental impacts. In addition to potential aquatic life and human health impacts form the toxicity of deicing and anti-icing chemicals, the biodegradation of propylene and ethylene glycol (i.e., the base chemicals of deicing fluid) in surface waters (i.e., lakes, rivers) can greatly impact water quality, including significant reduction in dissolved oxygen (DO) levels. Reduced DO levels can ultimately lead to fish kills.”

The InfraTek Technology

        The Company’s patented heating devices combine infrared energy with a method of concentrating the energy to melt accumulated frost, ice and snow on aircraft by controlled combustion of natural propane gas. The Company’s InfraTek system is housed in an open-ended structure, where the heating devices are suspended from an arched frame over the aircraft.

        To use the system, an aircraft enters the structure and comes to a full stop, but is not required to shut off its engines. Passengers and crew remain on board. An operator at the facility enters the aircraft type into a computer that controls the heating devices. The computer then starts the heating devices, causing them to produce the required amount of radiant heat energy to melt and evaporate any snow, ice or frost from the surface of the aircraft. After the InfraTek system has been used and the aircraft is “clean,” it may be necessary, depending on weather conditions, to apply a glycol-based anti-icing fluid to prevent new accumulations of snow, ice or frost.

        The Company believes that the InfraTek system offers advantages over the traditional chemical deicing process including:

  substantial operating and capital cost savings;
  improved and dependable throughput timing, resulting in airport efficiencies; and
  reduced environmental risks and improved worker safety.

The InfraTek System

        The Company offers its InfraTek systems for sale in four basic types that vary significantly in size depending on the type aircraft serviced, as follows:

System                         Maximum Aircraft Size            Airport Size                  Current Prices

InfraTek System 600            Corporate / General / Small      Private / Regional                   $1,700,000
                               commercial

InfraTek System 1000           Corporate / General / Small      Regional / Small International        2,300,000
                               commercial

InfraTek System 2000           Commercial jet / Prop Aircraft   Large regional / International        4,000,000

InfraTek System 3000           Wide body jumbo jet /            Major hub                             7,800,000
                               Transport aircraft

Retail prices are variable, based on location, installation costs, and the local construction environment.

        The basic InfraTek system includes, as a minimum, the following components, equipment and labor:

  Facility structure erected on site with lighting, electrical and gas distribution systems;
  Energy heaters configured for the aircraft layout agreed upon; and
  Computer control system hardware and software.

Sources of Revenues

        The Company plans to generate revenues by owning and leasing deicing service centers at major hub locations, or through direct sales to end users, with or without a per use deicing licensing fee, and maintenance agreements.

        Deicing Service Centers

        The Company plans to own or lease InfraTek systems at major airline hubs and to enter into management contracts with an airline or general aviation service company to operate the system at each airport. The operator will be responsible for operating costs. Based on the size of the aircraft, local weather conditions and deicing treatment volumes, the fees from deicing may vary from $100 to $500 for frost conditions, and from $300 to $3,000 for snow and ice conditions.

        Direct Sales

        The Company plans to sell InfraTek systems primarily to airports with low traffic volume or with limited winter operations. The Company also plans to make direct sales to the military. As a condition of these sales, the purchaser may be assessed a license or royalty fee based on use. The Company plans to offer maintenance services for its InfraTek systems on a fixed or variable fee basis.

The Market for InfraTek

        Potential users of the InfraTek system include commercial passenger airlines, air cargo haulers, military installations, and the general aviation industry. The Company estimates the primary North American market of major hub, medium sized and regional airports to be approximately 750 locations, with approximately 750 additional locations in Europe. Some of these 1,500 locations have traffic volumes that could justify installation of multiple InfraTek systems. Potential locations include those with suitable cold weather patterns, as well as some warm weather locations where icing occurs.

Industry Acceptance

        Success in the aviation marketplace requires acceptance by the airlines, the airports, aircraft manufacturers, and the aviation authorities. Over the past several years, Radiant has gained acceptance from these groups.

        Airports

        Radiant has established, or is in the process of establishing, deicing service centers at the following airports:

        Greater International Airport in Buffalo, New York. In March 1997, Radiant installed its first InfraTek system, which is capable of treating aircraft up to the size of a turboprop or small corporate jets, at Buffalo Greater International Airport. Initially, this system served as a demonstration site and test facility. The system has seen limited commercial use because of its size and remote location on the general aviation ramp at the airport. Currently, Radiant conducts most sales demonstrations and product testing at the facility in Newark, New Jersey.

        Rhineland Oneida County Airport, in Rhinelander, Wisconsin. In January 1998, Radiant sold the first InfraTek 1000 to the Rhinelander Oneida County Airport. This facility deices approximately 50% of the airport’s traffic, which consists primarily of commuter aircraft including DeHaviland Dash 8s and Beech 1900s. To date, the system has effected over 250 deicings. Radiant does not retain any rights to this system or to the revenues produced by it. The only ongoing revenues that Radiant receives from this facility are for repairs not covered by warranty and for system modifications requested by the customer.

        Newark International Airport, in Newark, New Jersey. In December 1999, Radiant opened its first major commercial deicing facility at Newark International Airport. The Newark facility is an InfraTek System 2000, which is capable of treating passenger jet aircraft up to the size of a Boeing 757. During the 2000-2001 deicing season, this facility treated 444 aircraft. The Company expects the number of treatements at the Newark International Airport for the 2001-2002 season to be between 600 and 900.

        The Newark facility was financed through a sale and lease-back arrangement with BCC Equipment Leasing Corporation. Continental Airlines, Inc. operates the Newark facility and pays all operating costs. Continental also pays Radiant a fee for each deicing operation. Radiant is responsible for the cost of all capital repairs. Continental has an option to purchase the Newark facility until May 1, 2002. If Continental exercises the purchase option, Continental will be required to pay the Company $150 for each deicing treatment of a non-Continental aircraft and $75 for each deicing treatment of a Continental aircraft.

        Kalamazoo Battle Creek Airport, in Kalamazoo, Michigan. On November 11, 2000 the Company signed a lease agreement with the County of Kalamazoo for the installation of an InfraTek System 1000 deicing service center at the Kalamazoo Battle Creek International Airport. The term of the lease is seven years and will automatically renew for successive three-year periods until such time as either party provides 30 days written notice of termination prior to the beginning of the renewal period.

        Radiant has user agreements for the Kalamazoo Airport with Continental Airlines, Inc. and Northwest Airlines, Inc., and has presented proposals to American Eagle Airlines, Inc., PSA Airlines, Inc., Air Wisconsin, Inc. and Conair, Inc.

        Radiant anticipates that construction of the Kalamazoo facility will be completed by the end of November 2001. On July 31, 2001, Radiant received $1,200,000 of construction financing for the Kalamazoo facility through a sale and lease-back arrangement with BCC Equipment Leasing Corporation. Radiant estimates that there will be approximately 32 departures per day of aircraft thatt could use the system during the 2001-2001 deicing season that will include approximately 138 treatment days. Radiant estimates 1,000 to 1,350 aircraft treatments per year could be performed by the system.

        Cleveland Hopkins Airport in Cleveland, Ohio. On June 8, 2001, Radiant and Continental Airlines agreed to seek to provide deicing services at a site at the Cleveland Hopkins Airport that was determined by Continental to be appropriate. Radiant must secure an appropriate site lease and project financing before construction can commence. According to data published by the FAA, Cleveland experienced approximately 130,000 departures in 1999. The Company estimates 2,000 to 3,600 aircraft treatments per year could be performed in the system.

        Gardermoen Airport in Oslo, Norway. On June 28, 2001, the Company entered into an agreement with two airlines, Scandinavian Airlines System and Braathens ASA, and the entity that operates the Oslo Airport, Oslo Lufthavn AS, to establish a deicing center using an InfraTek 2000 system at the Gardermoen Airport. The Company is required to complete construction by November 30, 2001. The two airlines will operate the facility until the end of the 2002-2003 winter season, during which they will evaluate the system. If the airlines choose to continue operations on a permanent basis, they will have a right of first refusal to market and operate Radiant deicing systems at other airports in Norway.

        Airlines

        Manuals. The FAA or other applicable authorities must approve changes to airline operations manuals before the airlines can use the InfraTek system. To date, some major airlines have already changed their manuals, while others are in the process of making changes.

        Continental Ground Support Services Agreement. On February 14, 2001, the Company entered into a master Ground Support Services Agreement with Continental Airlines to provide for deicing services at multiple airports. The Company’s facilities at Kalamazoo Battle Creek International Airport and at Cleveland Hopkins International Airport are governed by this agreement. The agreement may be cancelled by either party with 30 days advance written notice.

        Northwest Services Agreement. On March 28, 2001, the Company signed a services agreement with Northwest Airlines, Inc. to provide deicing services at multiple airports to be determined. Kalamazoo was the first location added to this agreement. The agreement requires approval from Northwest’s engineering group and the approval by the FAA of the requisite procedural changes in Northwest’s operations manual, which are pending. The Company expects to receive the approvals prior to the commencement of operation of the system at Kalamazoo.

        SAS and Braatherns – Norway. Both Scandinavian Airline Systems and Braathens ASA are amending their operations manuals to include InfraTek deicing procedures and will submit the changes to the Norwegian Civil Aviation Authority for approval. The Company expects approval to be received prior to the commencement of operation of the system at Oslo.

        The Lufthansa Agreement. On May 10, 1999, Radiant entered into a contract with Lufthansa Engineering and Operational Services Gmbh, on a non-exclusive basis, to provide for the installation, sale, maintenance and service of InfraTek systems in Europe and Scandinavia. The Company granted Lufthansa Engineering a right of first refusal, on a project-by-project basis, for the installation, maintenance and service of InfraTek systems in these areas. If a sale is made by Lufthansa Engineering, Radiant Aviation is obligated to pay a 5% commission on each sale. Radiant Aviation has the right to cancel the contract after December 31, 2002 if Lufthansa Engineering has not sold a minimum of two systems by that date. If not canceled, the Lufthansa Engineering contract will automatically renew for one year periods beginning December 31, 2002, unless terminated by either party.

        Civil Aviation Authority Approval

        The FAA approved the InfraTek deicing system for use in 1997 and has published guidelines for the selection and implementation of an infrared deicing system, including guidelines for the establishment of InfraTek deicing facilities.

        In 2000, the FAA issued Change #2 to its Advisory Circular AC No. 150/5300-14 titled Design of Aircraft Deicing Facilities. The change added Appendix 1, titled Design of Infra-red Aircraft Deicing Facilities. The circular sets specific guidelines for constructing gas-fired infrared aircraft deicing facilities. To the knowledge of the Company, its InfraTek system is the only commercially available and FAA approved infrared aircraft deicing system. The report also stated that the method offers airport authorities and environmental benefit because it is supplemented with little or no deicing fluids during the deicing process. The circular references the specifics of Radiant’s InfraTek system.

        The FAA has designated Radiant products as eligible for expenditures that receive funding under the Federal Airport Improvement Program and Passenger Facility Charge Program. As a result, airports in the United States are eligible to apply for funding under these programs for up to 90% of the total cost to purchase an InfraTek system. Under recently published guidelines, infrared methods are to be tested for compliance with guidelines set out by the FAA. The Company has applied for an exemption from testing under the guidelines based on the fact that the InfraTek system was approved for funding by the FAA before the funding guidelines were published.

        The Norwegian Civil Aviation Authority, the Norwegian equivalent to the FAA, owns the airport in Oslo that has agreed to the establishment of an InfraTek system. The Norwegian CAA will review the results of the trial at the Oslo airport.

        Aircraft Manufacturers

        Airlines seek input from aircraft manufacturers prior to adopting new products or processes for use on their aircraft. Aircraft manufacturers generally respond directly to the airlines and to requests form the supplier of the service. A manufacturer’s affirmative response to an airline for the use of a product or service may take the form of an approval or of an indication that the manufacturer would not object to the product provided that the product meets published guidelines in their aircraft manuals. Radiant is aware that most major aircraft manufacturers have given these approvals on an individual basis, and it does not anticipate that its customers will experience any difficulty in receiving these approvals in the future.

Competition

        The Company faces competition primarily from systems that use existing glycol methods.

        The Company’s principal competition, therefore, comes from the manufacturers of ethylene and propylene glycol in combination with the ground support equipment manufacturers of deicing trucks, special booms and the substantial existing and planned contaminant removal and disposal facilities. Glycol manufacturers and the ground support equipment industry manufacturers and consultants have been operating without any substantial competition from alternative deicing methods. The inertia implicit in the long-standing relationship between chemical-based deicing delivery systems, airports and airlines is strong and well entrenched. The major producer of glycol in North America is Union Carbide Corporation; other producers include Saudi Basic Industries Corp., Dow Chemical, Shell Oil Company, Occidental Petroleum Corporation, Texaco Chemical Company, and BASF Corporation.

Intellectual Property

        The U.S. Patent and Trademark Office issued Patent #5,417,389 to the Company on May 23, 1995. The Patent was re-issued on December 28, 1999 as Patent #36468. The Patent covers two aspects of the proprietary InfraTek system:

(1)	Generating and focusing specific electromagnetic wavelengths of radiant energy on a target surface; and
(2)	Creating an increased component of radiant energy through natural or propane gas.

        The Company has also patented the InfraTek system in Canada, and it has filed a unified application for the system for Europe and associated countries under the Patent Corporation Treaty.

        InfraTek(R)is a registered trademark of the Company. The U.S. Patent and Trademark Office issued trademark #2,072,371 for "Infratek" to the Company on June 17, 1997.

Description of Property

        Office Lease

        The Company leases its 6,000 square foot corporate offices in Orchard Park, New York. Radiant is currently leasing the office space on a month to month basis at $44,000 per month. Management believes that its leased facilities are adequate and well suited to its current operations. Additional office space will be required if the Company expands operations in Orchard Park.

        Deicing Facilities

        The Company leases its Newark and Kalamazoo deicing facilities from BCC Equipment Leasing Corporation, an affiliate of Boeing Capital Services Corporation. See “Business – Development with Airports,” above. The facilities are adequately maintained and suitable for their operations as deicing service centers.

        The Company owns the InfraTek deicing system at the Buffalo Niagara International Airport. The facility’s primary purpose was to demonstrate the deicing system to prospective purchasers. A limited amount of commercial deicing services is provided through an operating arrangement with Prior Aviation, Inc. Prior Aviation operates the system on behalf of the Company under a revenue sharing arrangement. The facility is adequately maintained and suitable for its designated, limited purpose.

Employees

        As of August 31, 2001, the Company had full time eleven employees as follows: two in engineering, four in finance and administration, and five in sales and marketing. Management's policy is to attract top quality employees by providing them with competitive pay packages and other benefits. The Company grants bonuses and stock options to selected groups of employees. The Company is not subject to collective bargaining agreements in respect of any of its employees and has never experienced a work stoppage or strike.

Corporate History

        Radiant Energy Corporation was incorporated under the laws of Ontario, Canada on October 21, 1994 as a private company. On February 21, 1996, it was continued as a Canadian federal corporation and amalgamated with Northern Atlas Inc. (“Northern Atlas”), an inactive, Canadian corporation that was publicly held in Canada. The new company continued as Radiant Energy Corporation. Radiant was deemed the acquirer for accounting purposes and its assets and liabilities were recorded at their historic values at the date of acquisition.

        Pursuant to the amalgamation, shareholders of Northern Atlas received one share in the amalgamated company for every four shares held of Northern Atlas, and Radiant shareholders received two shares in the amalgamated company (now Radiant) for each share held in their company. The amalgamation was approved by the shareholders of both companies. Immediately after the amalgamation, there were 6,461,837 common shares of Radiant outstanding, approximately 96% of which were issued to the shareholders of Radiant prior to the amalgamation.

        Radiant has one subsidiary, Radiant Aviation Services, Inc., a New York corporation, incorporated on November 5, 1992, through which it conducts all of its operations. Radiant Aviation changed its name from Process Technologies, Inc. effective March 29, 1999.

MANAGEMENT

        The following table sets forth information regarding our directors and executive officers:

                                                                Positions with the
Name (1)                        Age     Company                 Principal Occupation
--------                        ---     -------------------     --------------------
David A. Williams(2)(3)         59      Chairman of the Board   President, Roxborough
                                        and Director            Holding Limited

John M. Marsh(4)(5)             58      Director                Director

Gregory G. O'Hara(4)(5)         49      Director                President, Hara
                                                                Enterprises Limited

Steven D. Williamson(3)(4)(5)   57      Director                Vice President
                                                                Commercial Finance,
                                                                Boeing Capital Corp.

Timothy P. Seel                 45      Vice President of       Vice President
                                        Engineering             Engineering

Bruce R. Nobles(2)(3)           54      Director, President     President and Chief
                                        and Chief Executive     Executive Officer
                                        Officer of the
                                        Company  and Radiant
                                        Aviation Services Inc.

Robert D. Maier                 56      Vice President of       Vice President of
                                        Sales and Service       Sales and Service

Colin V.F. Digout               48      Chief Financial         Chief Financial
                                        Officer and             Officer
                                        Secretary-Treasurer

Notes:

(1)	The business address of each person shown is c/o Radiant Energy Corporation, 40 Centre Drive, Orchard Park, New York 14127
(2)	Member of the Corporate Governance Committee.
(3)	Member of the Executive Committee.
(4)	Member of the Audit Committee.
(5)	Member of the Compensation Committee.

David A. Williams was elected as a Director of the Company on February 21, 1996 and Chairman of the Board on January 10, 2000. Mr. Williams currently serves as President of Roxborough Holding Limited, a private investment holding company.

John M. Marsh was elected as a Director of the Company on February 21, 1996. From 1972 to 1999, Mr. Marsh was a director of Marsh Engineering Limited, a company providing repair and manufacturing services to marine utilities and heavy industries. He currently serves as a director of Home Capital Group Inc., a Toronto Stock Exchange listed company involved primarily in residential mortgage funding.

Gregory G. O'Hara was elected as a Director of the Company on February 21, 1996. Mr. O'Hara currently serves as President of Hara Enterprises Limited, a private investment company.

Steven D. Williamson was elected as a Director of the Company on November 20, 2000. He has been employed as Vice President Commercial Finance of Boeing Capital Corporation (formerly McDonnell Douglas Finance Corporation) since March 6, 2000. Prior thereto, he was Executive Vice President of The Connell Company, a diversified privately held enterprise based in Westfield, New Jersey.

Timothy P. Seel was one of the Company’s founders and served on the board of directors of the Company (or a predecessor) from January 1995 to March 29, 2001. Mr. Seel was appointed Vice President of Engineering in January 1995, and is responsible for all of the Company’s engineering and project coordination activities.

Bruce R. Nobles was appointed President and Chief Executive Officer of the Company effective December 1, 2000. Mr. Nobles was elected as a Director of the Company on March 29, 2001. From 1997 to December 2000, Mr. Nobles was President of The Renwick Company, an aviation and transportation consulting company. From 1993 to 1997, Mr. Nobles was President and Chief Executive Officer of Hawaiian Airlines, Inc.

Robert D. Maier joined the Company in January 1999 as Vice President of Sales and Service. From 1991 to January 1999, Mr. Maier held several positions with AMR Services, Inc., a subsidiary of American Airlines, including Assistant Vice-President Technical Sales and Services.

Colin V.F. Digout joined the Company in February 1998 as its Secretary-Treasurer. In March 1998, Mr. Digout was appointed Chief Financial Officer, and from December 1998 to December 2000, he also held the office of Chief Operating Officer. From August 1988 to February 1998, Mr. Digout was Vice President of Finance of Marsh Engineering Limited, a company providing repair and manufacturing services to marine utilities and heavy industries.

Executive Compensation

        The following table sets forth the compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended October 31, 2000, 1999 and 1998 in respect of (1) the individual who served as chief executive officer (or other individual who may be viewed as having served in a similar capacity) during the fiscal year ended October 31, 2000 and (2) the four most highly compensated executive officers of the Company who earned greater than $100,000 in total annual salary and bonus (collectively, the “Named Executive Officers”):

Summary Compensation Table

                             Annual Compensation                Long Term Compensation
                             -------------------                ----------------------
                                                                Awards         Payouts
                                                                ------         -------
                                                                         Securities
                                                             Restricted  Underlying
Name  and         Year                       Other Annual    Stock       Options/    LTIP       All Other
Principal         Ended    Salary    Bonus   Compensation    Awards      SARS        Payouts    Compensation
Position          Oct. 31  ($)(1)      ($)   ($)(1)          ($)         ($)(1)      ($)        ($)(1)
---------------   -------  -------   -----   ------------    ----------  ---------   ------     -------------
Colin V.F.        2000     103,846      --      5,531(3)         --       155,000     --             --
Digout
Chief Operating   1999      99,231      --     10,080(3)         --          --       --             --
Officer and
Chief Financial   1998      92,519      --      3,360(3)         --        64,000     --             --
Officer(2)

Timothy P. Seel,  2000     106,314       --     5,167(4)         --       150,000     --             --
Vice-President
of Engineering    1999      97,116       --    12,618(4)         --       120,000     --             --

                  1998      92,519       --       --             --         3,738     --             --

Robert D. Maier,  2000     103,846       --     1,092(6)         --       162,500     --             --
Vice-President
of Sales and      1999      67,308       --       --             --        50,000     --           47,500(7)
Service(5)
                  1998        --         --       --             --          --       --             --

Charles John      2000      75,400       --    24,330(9)         --        10,000     --             --
Chew(8)
                  1999      90,000       --       --             --        10,500     --             --

                  1998     108,056       --       --             --          --       --             --

Notes:

(1)	All amounts are in United Stated dollars.
(2)	Mr. Digout was appointed to the office of Chief Financial Officer on March 20, 1998 and to the office of Chief Operating Officer on December 2, 1998. Effective December 1, 2000, Mr. Digout resigned as Chief Operating Officer.
(3)	Represents payments made on account of a monthly car allowance.
(4)	Represents financing charges and insurance payments in respect of an automobile purchased by Radiant Aviation Services, Inc., the wholly owned subsidiary of the Company, for the sole use of Mr. Seel.
(5)	Mr. Maier was appointed to the office of Vice-President of Sales and Services on February 1, 1998.
(6)	Represents premiums paid on term life insurance in excess of the amount allowed for income tax purposes in the United States.
(7)	Represents payments made to Mr. Maier (a) as compensation for bonuses foregone with former employer ($40,000) and (b) as compensation for relocating ($7,500).
(8)	Mr. Chew retired from the office of Chief Executive Officer effective November 1, 1998 and from the office of Chairman of the Board effective January 10, 2000. Bruce R. Nobles was appointed as President and Chief Executive Officer of the Company effective December 1, 2000.
(9)	Represents financing charges and insurance payments in respect of an automobile purchased by Radiant Aviation Services, Inc. for the sole use of Mr. Chew up to July 7, 2000. The Company transferred ownership of the automobile and a personal computer and printer to Mr. Chew on July 7, 2000 for a total purchase price of $2.00.

        The following table sets forth individual grants of stock options granted under the Company’s stock option plan during the fiscal year ended October 31, 2000 to each of the Named Executive Officers:

Option/SAR Grants in Last Fiscal Year
                   (Individual Grants)

                 Number of                                        Market Value of
                 Securities          % of Total                   Securities
                 Underlying          Options/SARs     Exercise    Underlying Options
                 Options/SARs        Granted to       or Base     on the Date of
                 Granted             Employees in     Price       Grant                Expiration
Name             (#)(1)              Fiscal Year(1)   ($)(2)      ($/Share)(3)         Date
----             -------------       --------------   --------    ------------------   ----------------
Colin V.F.          5,000                0.95%          $6.00     Cdn.$6.00/US$3.94    January 21, 2005
Digout            150,000               28.36%          $4.75     Cdn.$4.75/US$3.20      August 9, 2005

Timothy P. Seel   150,000               28.36%          $4.75     Cdn.$4.75/US$3.20      August 9, 2005

Robert D. Maier    12,500                2.36%          $6.00     Cdn.$6.00/US$3.94    January 21, 2005
                  150,000               28.36%          $4.75     Cdn.$4.75/US$3.94      August 9, 2005

Charles John
Chew               10,000                1.89%          $4.60     Cdn.$4.60/US$3.12      April 27, 2005

Notes:

(1)	A total of 643,437 options were granted under the Company's stock option plan during the fiscal year ended October 31, 2000. No SARs were granted.
(2)	All amounts are stated in Canadian dollars.
(3)	The Common Shares are listed and posted for trading on the Canadian Venture Exchange and option exercise prices are established in Canadian dollars. As at October 31, 2000, 1.5225 Canadian dollars were exchangeable for US$1.00.

Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values

        The following table sets forth the details of all stock options/SARs exercised by each of the Named Executive Officers during the fiscal year ended October 31, 2000 and the fiscal year-end value of unexercised options/SARs on an aggregated basis:

                                                                Number of            Value of
                                                                Securities           Unexercised
                                                                Underlying           In-the-Money
                                                                Unexercised          Options/SARs at
                                                                Options/SARs at      Fiscal Year
                                                                Fiscal Year End(3)   End(1)(3)(4)
                                                                ------------------   ------------
                        Common Shares
                      Acquired on Exercise    Value Realized     Exercisable/       Exercisable/
Name                          #                  ($)(1)(2)      Unexercisable      Unexercisable
----                  --------------------    --------------    -------------      -------------
Colin V.F. Digout           10,000               $30,044          40,000/Nil        $34,319/Nil
                            14,000               $27,965           5,000/Nil            Nil/Nil
                                                                 150,000/Nil            Nil/Nil

Timothy P. Seel             20,000               $44,053          20,000/Nil        $17,159/Nil
                            70,000              $277,662           2,004/Nil         $3,233/Nil
                                                                   3,738/Nil         $6,153/Nil
                                                                  30,000/Nil        $49,384/Nil
                                                                 150,000/Nil        $20,390/Nil

Robert D. Maier             25,000               $49,938          25,000/Nil        $32,943/Nil
                                                                  12,500/Nil            Nil/Nil
                                                                 150,000/Nil            Nil/Nil

Charles John Chew           20,000               $74,302          10,000/Nil           $Nil/Nil
                             6,000               $17,314

Notes:

(1)	All dollar amounts are in United States dollars.
(2)	The value realized is calculated using the closing price of Common Shares on either (i) the Canadian Dealing Network Inc. (prior to October 2, 2000) or (ii) the Canadian Venture Exchange (on and after October 2, 2000) in each on the date of exercise.
(3)	The amounts shown relate solely to stock options.
(4)	The value of unexercised in-the-money options is calculated using the closing price of Cdn.$3.80 per Common Share on CDNX on October 31, 2000, less the exercise price of in-the-money options. As at October 31, 2001, 1.5225 Canadian dollars were exchangeable for US$1.00.

Executive Employment Contracts

        Bruce R. Nobles was appointed President and Chief Executive Officer of the Company and its subsidiary, Radiant Aviation Services, Inc., (collectively, the "Companies") effective December 1, 2000. The Companies and Mr. Nobles have entered into an employment agreement dated October 26, 2000, for a period of three years commencing December 1, 2000. Mr. Nobles is entitled to a current base salary of $225,000 and to participate in all benefit plans established by the Companies, and an automobile allowance. Mr. Nobles is eligible to participate in and earn an amount equal to a minimum of 50% and a maximum of 100% of his base salary pursuant to the Company's annual incentive compensation program. In accordance with this agreement, Mr. Nobles has been granted options to acquire up to 250,000 common shares of the Company at an exercise price of Cdn.$3.25 per share. The options vest over a period of three years to the extent of one-third of the options on each of the first, second and third anniversaries of the date of grant and are exercisable for a period of five years from the date of grant. The options granted to Mr. Nobles are subject to accelerated vesting provisions in the event there is a Change of Control (as that term is defined in the agreement) of the Companies or upon the termination of Mr. Nobles' employment. The Company may terminate Mr. Nobles' employment at any time. If Mr. Nobles is terminated for any reason other than death, incapacity or cause (as defined in the agreement) within the first two years of the agreement, he is entitled to receive a severance amount equal to his then base salary for one year plus his incentive compensation during that year; and, during the final year of the agreement, he is entitled to receive a severance amount equal to his then base salary plus a pro-rated portion of the incentive compensation in that final year.

        The Companies have entered into an employment agreement dated February 2, 1998 with Colin V.F. Digout. Mr. Digout is entitled to a current annual base salary of $100,000, to participate in all benefit plans established by the Companies or, at his election, to purchase a comparable Canada-based benefit plan, and a monthly car allowance of $840. Mr. Digout is eligible to receive a discretionary performance bonus payable in cash or stock options as determined by the Compensation Committee. Upon the signing of the employment agreement, the Company granted to Mr. Digout options to purchase a total of 50,000 Common Shares at a price of Cdn.$2.50 per share. If there is a change of control of either of the Companies and Mr. Digout's employment is terminated within two years of the change of control, Mr. Digout is entitled to receive, within 60 days of such change of control, a "transaction bonus" in an amount equal to his then current annual base salary and all benefits then in effect calculated over a period of two years and a lump sum cash bonus equal to the average annual performance bonus paid to him during the course of his employment pro-rated for a period of two years. The Companies may terminate Mr. Digout's employment at any time. If Mr. Digout is terminated for reasons other than death, incapacity or cause (as defined in the agreement), he is entitled to receive his then current annual base salary and all benefits then in effect for a period of two years and a lump sum cash bonus, payable within 30 days of termination, equal to the average annual performance bonus paid to Mr. Digout during the course of his employment pro-rated for a period of two years.

        The Companies have entered into an employment agreement dated November 30, 1998 with Robert D. Maier. Mr. Maier is entitled to a current annual base salary of $100,000 and to participate in all benefit plans established by the Companies. Mr. Maier is eligible to receive a discretionary performance bonus payable in cash or stock options as determined by the Compensation Committee. Upon the signing of the employment agreement, the Company granted to Mr. Maier options to purchase a total of 50,000 Common Shares at a price of Cdn.$1.80 per share. If there is a change of control of either of the Companies and Mr. Maier's employment is terminated three months prior to or within two years of such change of control, Mr. Maier is entitled to receive, within 60 days of such change of control, an amount equal to his then current annual base salary and all benefits then in effect calculated over a period of two years and a lump sum cash bonus equal to the average annual performance bonus paid to him during the course of his employment pro-rated for a period of two years. The Companies may terminate Mr. Maier's employment at any time. If Mr. Maier is terminated for reasons other than death, incapacity or cause (as defined in the agreement), he is entitled to receive his then current annual base salary and all benefits then in effect for a period of two years and a lump sum cash bonus, payable within 30 days of termination, equal to the average annual performance bonus paid to Mr. Maier during the course of his employment pro-rated for a period of two years. In accordance with the terms of the employment agreement, Mr. Maier received a relocation payment equal to $7,500 and the Companies paid to Mr. Maier the sum of $40,000 as compensation for bonuses foregone with his former employer.

        The Companies have entered into an employment agreement dated November 1, 1999 with Timothy P. Seel. Mr. Seel is entitled to a current annual base salary of $100,000, to participate in all benefit plans established by the Companies. Mr. Seel is eligible to receive a discretionary cash performance bonus as determined by the Compensation Committee. If there is a change of control of either of the Companies and Mr. Seel's employment is terminated within two years of such change of control, Mr. Seel is entitled to receive, within 60 days of such change of control, an amount equal to his then current annual base salary and all benefits then in effect calculated over a period of three years and a lump sum cash bonus equal to the average annual performance bonus paid to him during the course of his employment pro-rated for a period of three years. The Companies may terminate Mr. Seel's employment at any time. If Mr. Seel is terminated for reasons other than death, incapacity or cause (as defined in the agreement), he is entitled to receive his then current annual base salary and all benefits then in effect for a period of three years, a lump sum cash bonus, payable within 30 days of termination, equal to the average annual performance bonus paid to Mr. Seel during the course of his employment pro-rated for a period of three years, and title and possession of his then current Company automobile.

Compensation of Directors

        The directors of the Company are entitled to receive fees equal to Cdn.$5,000 per year plus Cdn.$500 per meeting for each meeting attended in person, and Cdn.$250 per meeting for each meeting attended via telephone. Each director who is a member of a committee of the board is entitled to receive Cdn.$250 per meeting for each meeting attended and which is held separate from a meeting of the board. During the fiscal year ended October 31, 2000, a total of Cdn.$62,850 ($42,610) in directors fees were paid to members of the board of directors and members of committees of the board.

        Each director is eligible to participate in the Company's stock option plan. During the fiscal year ended October 31, 2000, the directors of the Company were granted options to purchase Common Shares under the Company's stock option plan as follows:

                         Number of Shares       Exercise Price
Name                     Under Option           Per Share(1)        Expiration Date
----                     ----------------       --------------      ---------------
Charles John Chew            10,000             Cdn.$4.60/US$3.02   April 27, 2005

Michael Lupynec              12,500             Cdn.$6.00/US$3.94   January 21, 2005

John M. Marsh                14,437             Cdn.$4.60/US$3.02   April 27, 2005

Robert J. Metcalf            15,000             Cdn.$6.00/US$3.94   January 21, 2005
                              2,500             Cdn.$4.60/US$3.02   April 27, 2005

Timothy P. Seel             150,000             Cdn.$4.75/US$3.12   August 9, 2005

Notes:

(1)	The Common Shares trade on the Canadian Venture Exchange and the exercise price of all options is fixed in Canadian dollars.
(2)	As at August ___, 2001, ______ Canadian dollars were exchangeable for $1.00.

Indemnification

        Section 7.02 of the Company's By-laws provide that, subject to the limitations of the Canada Business Corporations Act, the Company shall indemnify and hold harmless every director and officer of the Company, and every other person who has undertaken or is about to undertake any liability on behalf of the Company, from any liability and all costs or charges that he incurs in any action, suit or proceeding proposed or commenced against him in respect of anything done or permitted by him in respect of the execution of the duties of his office, and from all other costs or charges that he incurs in respect of the affairs of the Company.

        In general, the Canada Business Corporations Act provides that, except in the case of an action by or on behalf of a corporation to procure a judgement in its favor, a corporation may indemnify its directors and officers, if the individual acted in good faith with a view to the best interests of the corporation and, in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his conduct was lawful. With specific court approval, a corporation may also indemnify a director or officer in an action by or on behalf of a corporation to procure a judgement in its favor.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.

Investment Agreement with Boeing Capital Services Corporation

        On June 30, 1999, the Company entered into an agreement with Boeing Capital Services under which Boeing Capital Services:

(1)	purchased 2,292,260 common shares of the Company for $2,330,243;
(2)	was granted the option to purchase 653,145 Shares at a price of Cdn. $1.35 (U.S. $0.92 at June 30, 1999) per share; and
(3)	was granted the right of first refusal to provide financing on a case by case basis to the Company for construction of InfraTek systems (the "Investment Agreement").

        The Investment Agreement, among other things, grants Boeing Capital Services (1) the right to designate qualified nominees to the Company's board of directors based on the number common shares it owns and (2) pre-emptive rights and anti-dilution protection to enable Boeing Capital Services to maintain its proportionate equity interest in the Company should it elect to do so. Boeing Capital Services was entitled to designate one nominee to the board of directors at the Company's last shareholder meeting, and the Company caused Steven D. Williamson to be nominated at its request. Mr. Williamson is Vice President of Commercial Finance for Boeing Capital Corporation, an affiliate of Boeing Capital Services.

Shareholders Agreement

        On the same date that it entered into the Investment Agreement, the Company entered into a shareholders agreement (the "Shareholders Agreement") with Boeing Capital Services and its largest shareholders, John Chew, Timothy P. Seel, Kathleen Seel, David A. Williams, and Roxborough Holdings Limited (collectively, the "Shareholders"), under which the Shareholders agreed to vote in favor of the election of the nominees for director designated by Boeing Capital Services under the Investment Agreement. The Shareholders Agreement terminated in accordance with its terms on June 30, 2001.

Financing Agreement with Boeing Capital Corporation.

        The Company entered into an agreement with Boeing Capital Corporation, the parent company of Boeing Capital Services, dated June 24, 1999 (the "Financing Agreement") in conjunction with entering into the Investment Agreement. The Financing Agreement provides that Boeing Capital will provide financing for the construction of up to four InfraTek systems to an aggregate of $10 million. The Financing Agreement provides that upon the construction of an InfraTek system by the Company, the Company will sell the system to Boeing Capital, which contemporaneously will lease the system to the Company. The lease term will be seven years. The rent payable under the lease will be equal to the sum of (1) 1.432% of the equipment cost, and (2) 10% of the monthly deicing revenue from the system. The Company will be responsible for maintaining insurance and all costs associated with the systems' operations. The Company will have the option to purchase each InfraTek system at fair market value, not to exceed 37.5% of its original cost, at the expiration of the lease.

        The Company sold its Newark facility to an affiliate of Boeing Capital on December 20, 1999 for $3,383,700. The Newark Facility cost $2,911,905 to construct. Contemporaneously with the sale, the Company leased the Newark facility for a period of seven years at a monthly rental of approximately $49,000 plus 10% of the monthly deicing revenue. On July 31, 2001, the Company sold its Kalamazoo facility to an affiliate of Boeing Capital for $1,200,000 and leased the facility back for a period of ten years at a monthly rental of $16,464 plus 10% of the monthly deicing revenue.

Private purchases of Company Securities

        On April 25, 2001, Boeing Capital Services purchased a $250,000 12% Unsecured Debenture from the Company and certain executive officers and directors of the Company purchased approximately 44.7% of the Series A Debentures described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources -- Private Sales of Securities. The individual directors and executive officers and related parties who purchased Series A Debentures and the amounts of debentures purchase by each of them are as follows:

Name                                 Relationship to Company                  Face Value
----------------------------------   ---------------------------------------  ----------
Bruce R. Nobles and spouse           Director, President and Chief              $25,000
                                     Executive Officer

Colin Digout                         Chief Financial Officer.  Held in          $25,000
                                     Retirement Savings Plan

Barbara Maier                        Spouse of Robert D. Maier, Vice            $10,000
                                     President Sales and Service

David Williams                       Director.  Held in Retirement Savings     $265,000
                                     Plan

Hara Enterprises Limited             Corporation is a personal holding          $60,000
                                     company owned 50% by Mr. O'Hara and
                                     50% by his sister.  Mr. O'Hara is a
                                     Director.

Gregory O'Hara                       Director.  Held in Retirement Savings      $30,000
                                     Plan

John M. Marsh                        Director                                   $50,000

Interim short-term credit facility

        On August 15, 2001, the Company obtained the short-term debt financing described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources -- Interim short term debt financing” from three parties who are directors or related to directors of the Company. The lenders, their loan commitments to the Company, and the number of warrants issued to each of them are as follows:

Name	Loan Commitment	Number of Warrants
Roxborough Holdings Limited	$250,000	53,288
Hara Enterprises Limited	$125,000	26,644
John M. Marsh	$50,000	10,657

        David A. Williams, Chairman of the Board of the Company, is the President of Roxborough Holdings Limited. Gregory G. O’Hara, a director of the Company, is the President of Hara Enterprises Limited. John M. Marsh is a director of the Company. The loans will be repayable on demand after October 31, 2001 and bear interest at the rate of 3% above the Canadian Imperial Bank of Commerce’s prime rate. The warrants are non transferable and are exercisable at a price of $1.44 Canadian per common share at any time prior to August 12, 2003.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of Common Shares as at August 15, 2001 with respect to each person who, as of such date, is known to the Company to be the beneficial owner of more than 5% of the Common Shares:

                                                    Amount and Nature of        Percent
Name and Address                 Title of Class     Beneficial Ownership        of Class
----------------                 --------------     --------------------        --------
Boeing Capital Services           Common Shares         3,062,034(1)            17.65%
Corporation
500 Naches Ave. S.W.
Third Floor
Renton, WA  98055

David A. Williams                 Common Shares         1,453,882(1)(2)          9.15%
c/o Roxborough Holdings
Limited
One First Canadian Place
Suite 6250
Toronto, Ontario  M5X 1C7

Timothy P. Seel                   Common Shares           747,561(1)(3)          5.0%
c/o Radiant Aviation
Services, Inc.
40 Centre Drive
Orchard Park, New York
14127

Notes:

(1)	The shares indicated includes: (a) 995,594 held in a retirement savings plan registered under the Income Tax Act (Canada) of which Mr. Williams is the annuitant; (b) 97,600 shares that Mr. Williams is entitled to acquire upon the exercise of stock options that are presently exercisable; (c) 53,288 shares that Roxborough Holdings is entitled to acquire upon the exercise of a currently exercisable warrant; and (d) 307,400 shares that Mr. Williams is entitled to acquire upon the conversion of 265 Series A Debentures held in a retirement savings plan registered under the Income Tax Act (Canada) of which Mr. Williams is the annuitant.
(2)	The share indicated include: (a) 30,000 shares held by Mr. Seel for the benefit of his three minor children; (b) 10,000 shares held by an adult child of Mr. Seel who resides with Mr. Seel, and (c) 185,742 shares that Mr. Seel may acquire under stock options that are currently exercisable.

        The following table shows the number of Common Shares beneficially owned by each of the directors, the executive officers named in the Summary Compensation Table and the directors and executive officers of the Company as a group, as at July 31, 2001:

                                                             Amount and Nature
Name and Address of Beneficial Owner(1)                   of Beneficial Ownership     Class
------------------------------------------------------    -----------------------     -----
John M. Marsh (Director)                                       259,751(2)              1.81%

Bruce R. Nobles (Nominee for Director, President and           279,000(3)              1.91%
Chief Executive Officer)

Gregory G. O'Hara (Director)                                   632,139(4)              4.24%

Timothy P. Seel (Vice President)                               747,561(5)              5.00%

David A. Williams (Director and Chairman of the Board)       1,453,882(6)             9.15%

Steven D. Williamson (Director)                              3,062,034(7)             17.65%

Colin V.F. Digout (Chief Financial Officer and                 234,000(8)              1.62%
Secretary-Treasurer)

Robert D. Maier (Vice President of Sales and Services)         205,100(9)              1.42%

All Directors and Executive Officers as a group              6,782,878                49.00%
(8 persons)

Notes:

(1)	The business address of each beneficial owner is c/o Radiant Energy Corporation, 40 Centre Drive, Orchard Park, New York 14127
(2)	The number of shares indicated includes: (a) 9,000 shares held in a retirement savings plan registered under the Income Tax Act (Canada) of which Mr. Marsh is the annuitant; (b) 42,312 Common Shares which Mr. Marsh is entitled to receive upon the exercise of stock options that are currently exercisable; (c) 58,000 shares that Mr. Marsh is entitled to acquire upon the conversion of 50 Series A Debentures; and (d)10,657 shares that Mr. Marsh is entitled to acquire upon the exercise of warrant that is currently exercisable.
(3)	The number of shares indicated includes 29,000 shares that Mr. Nobles and his spouse are entitled to acquire upon the conversion of 25 Series A Debentures held jointly with his spouse. The number of shares indicated does not include 250,000 shares the Mr. Nobles may acquire under options that will not be exercisable during the next 60 days.
(4)	The number of shares indicated includes: (a) 168,468 shares held directly by Mr. O’Hara; (b) 12,000 shares held by The 1998 O’Hara Family Trust; (c) 180,002 shares held by Hara Enterprises Limited. (a personal holding company owned 50% by Mr. O’Hara and 50% by his sister); (d) 113,125 shares which Hara Enterprises is entitled to acquire upon the exercise of stock options that are currently exercisable; (e) 27,500 shares which Mr. O’Hara is entitled to acquire upon the exercise of stock options that are currently exercisable; (f) 34,800 shares that Mr. O’Hara is entitled to acquire upon the conversion of 30 Series A Debentures held in a retirement savings plan registered under the Income Tax Act Canada of which Mr. O’Hara is the annuitant; (g) 69,600 shares that Hara Enterprises is entitled to acquire upon the conversion of 60 Series A Debentures; and (h) 26,644 shares that Mr. O’Hara is entitled to acquire upon the exercise of a currently exercisable warrant held by Hara Enterprises.
(5)	The number of shares indicated includes 30,000 shares held by Mr. Seel for the benefit of his three minor children, 10,000 shares held by an adult child who resides with Mr. Seel, and 185,742 shares that Mr. Seel may acquire upon the exercise of stock options that are currently exercisable.
(6)	The number of shares indicated includes: (a) 995,594 shares owned by Mr. Williams that are held in a retirement savings plan registered under the Income Tax Act (Canada) of which Mr. Williams is the annuitant; (b) 97,600 shares which Mr. Williams is entitled to acquire under currently exercisable stock options; (c) 307,400 shares that Mr. Williams is entitled to acquire upon the conversion of 265 Series A Debentures held in a retirement savings plan registered under the Income Tax Act (Canada) of which Mr. Williams is the annuitant; and (d) 53,288 shares that Mr. Williams is entitled to acquire under a currently exercisable warrant held by Roxborough Holdings Limited, a corporation that is wholly owned by Mr. Williams.
(7)	These shares are owned by Boeing Capital Services Corporation, an affiliate of Boeing Capital Corporation. Mr. Williamson serves on the Investment Committee of Boeing Capital Corporation, which Committee controls the voting and disposition of these shares.
(8)	The shares issued to Mr. Digout are held in a retirement savings plan registered under the Income Tax Act (Canada) of which Mr. Digout is the annuitant. The number of shares indicated includes (a) 29,000 shares that Mr. Digout is entitled to acquire upon the conversion of 25 Series A Debentures held in a retirement savings plan registered under the Income Tax Act (Canada) of which Mr. Digout is the annuitant, and (b) 195,000 shares that Mr. Digout is entitled to receive under currently exercisable stock options.
(9)	The number of shares indicated includes: (a) 6,000 shares held by Mr. Maier’s spouse, (b) 187,500 shares which Mr. Maier is entitled to receive under currently exercisable stock options; and (c) 29,000 shares that may be received upon the conversion of 25 Series A Debentures held by Mr. Maier’s spouse.
(10)	Except as indicated in the footnotes above, members of the group have sole voting and investment power over the shares indicated.

DESCRIPTION OF SECURITIES

        The Company's authorized share capital includes an unlimited number of common shares of which 14,026,665 are issued and outstanding.

Common Shares

        Each common share carries one vote at all meetings of shareholders, participates rateably in any dividend declared by the board of directors, and carries the right to receive a proportionate share of the Company's assets available for distribution to holders of its shares in the event of the liquidation, dissolution or winding-up.

Options

        The Company has established a stock option plan for directors, officers, employees and consultants, enabling them to purchase common shares. As at July 31, 2001, its options to purchase an aggregate of 1,481,505 common shares were outstanding at exercise prices ranging from $0.75 (Cdn$1.15) to $3.92 (Cdn$6.00) per share with expiration dates ranging from November 15, 2001 to May 1, 2006.

        On June 30, 1999, the Company entered into an agreement with Boeing Capital Corporation pursuant to which Boeing Capital Services Corporation (1) purchased 2,292,260 common shares of the Company for $2,330,243 and (2) was granted options to purchase 653,145 shares at a price of C$1.35 (U.S. $0.88 at July 31, 2001) per share. As at July 31, Boeing Capital Services held outstanding options to purchase 145,486 shares at $0.88 with an expiration date of June 30, 2004.

Series A Convertible Debentures

        Effective April 5, 2001, the Company issued by way of a private placement 1,152 Series A unsecured convertible debentures (herein "Series A Debentures"). The Series A Debentures, maturing April 5, 2006, bear an annual interest rate of 7.75%, payable semi-annually. Each $1,000 principal amount of the Series A Debentures is convertible at any time, at the option of the holder, into common stock of the Company at a conversion rate of $0.86 per share (for 1,160 common shares) if converted prior to April 5, 2003, $1.235 per share (or 810 common shares) if converted from April 6, 2003 to April 5, 2004, $1.408 per share (for 710 common shares) if converted from April 6, 2004 to April 5, 2005, and $1.724 per share (for 580 common shares) if converted from April 6, 2005 up to and including the Maturity Date.

        Currently, $1,152,000 principal amount of the Series A Debentures is outstanding.

Warrants

        In a related transaction to the issuance of the Series A Debentures, the Company issued Boeing Capital Services an Unsecured Debenture in the principal amount of $250,000 and 116,629 detachable warrants.

        The Unsecured Debenture matures April 5, 2006 and bears interest at an annual rate of 12%. Interest at a rate of 7.75% per annum is payable semi-annually with the remainder payable on maturity.

        Each warrant entitles Boeing Capital Services to acquire one common share of the Company at any time on or before April 20, 2003 at an exercise price of $0.86 per share. The exercise of the warrants is restricted if, after giving effect to the exercise, Boeing Capital Services will own more than 19.94% of the Company's outstanding common shares. The total exercise value of the warrants represents 40% of the value of the 12% Unsecured Debenture.

        The Company also issued warrants with respect to short-term debt to directors and affiliates of directors, and to its supplier of the heating units. The warrants are non-transferable and are exercisable at a price of Cdn$1.44 per common share. The warrants must be exercised within 30 days of the re-payment of the short-term debt or on the expiration date. The warrant holder, number of warrants held and expiration date are as follows:

        Name                          Number of Warrants        Expiration Date
        ----                          ------------------        ---------------
Roxborough Holdings Limited                53,288               August 12, 2003
Hara Enterprises Limited                   26,644               August 12, 2003
John M. Marsh                              10,657               August 12, 2003
IR Energy, Inc.                            63,236               August 14, 2003

        David A. Williams, Chairman of the Board of the Company, is the President of Roxborough Holdings Limited. Gregory G. O'Hara, a director of the Company, is the President of Hara Enterprises Limited. John M. Marsh is a director of the Company.

Series B Debentures

        The following is a brief summary of the material attributes and characteristics of the Series B Debentures. This summary does not purport to be complete. Reference is made to the Trust Indenture, which is an Exhibit to the Registration Statement of which this prospectus is a part, for the complete terms of the Series B Debentures.

General

        The Series B Debentures will be issued under a trust indenture (the “Trust Indenture”) to be dated as of October 31, 2001 and to be made between the Company and Trust Company of Bank of Montreal, as Trustee. The Series B Debentures will mature on October 31, 2006, will bear interest at an annual rate of 8%, payable semi-annually on April 30 and October 31 of each year until maturity, and will not be redeemable by the Company prior to April 30, 2003. After April 30, 2003, the Series B Debentures will be redeemable by the Company, upon 30 days’ written notice, following any period of 20 consecutive trading days, ending not more than five trading days prior to the date on which notice of redemption is given, during which the weighted average market price of the Company’s common shares equals or exceeds Cdn $4.00 (subject to adjustment in certain events). The Series B Debentures will be convertible at the holder’s option into shares at any time prior to maturity or, if called for redemption, on or before the last business day preceding the date specified for redemption, at a conversion price of $1.00 per share (100 common if converted prior to maturity on October 31, 2006). No fractional shares will be issued on any conversion.

Security

        The Series B Debentures will be direct obligations of the Company and will be secured by a guarantee of the Company's obligations in respect of the Series B Debentures by Radiant Aviation Services, Inc., the Company's wholly owned subsidiary. The Trust Indenture will not restrict the Company from incurring or assuming additional Senior Indebtedness for borrowed money or from mortgaging, pledging or charging its properties to secure any indebtedness so long as such additional indebtedness is used to establish deicing service centers or for the acquisition of other assets. The Series B Debentures rank equally to the existing Series A Debentures and the 12% Debenture.

        The Trust Company of Bank of Montreal will serve as Trustee and will hold in escrow 8% of the principal amount of the Series B Debentures (the “Escrowed Funds”). The Trust Indenture provides that the Escrowed Funds may, at the option of the Company, be released from escrow to make the interest payments on April 30, 2002 and October 31, 2002 as required under the Series B Debentures. The Escrowed Funds will be released from escrow and paid to the Company on October 31, 2002 if the Company has paid all interest on the Series B Debentures through that date.

        The Trust Indenture will provide that, upon any distribution of the assets of the Company on a dissolution or total liquidation or insolvency or reorganization of assets of the Company, subject to the priority rights of the holders of the priority rights of holders of Senior Indebtedness that may be issued in the future and permitted under the Trust Indenture, and the rights of the holders of the priority rights of holders of Senior Indebtedness, and the rights of the holders of other secured indebtedness ranking senior to the Series B Debentures, the holders of the Series B Debentures shall be entitled to receive payment in full with the Series A Debenture holders, and the holder of the 12% Debenture before other creditors or other security holders are entitled to receive any payment. Subject to the provisions of the Trust Indenture, the Trustee may apply any money deposited with it to the payment of the principal of and interest on the Series B Debentures.

Conversion Privilege

        The Series B Debentures will be convertible at the holder’s option into fully paid and non-assessable common shares at any time following the date of issue and prior to the close of business on the business day immediately preceding the Maturity Date or, if called for redemption, the business day immediately preceding the date specified for redemption of such Debentures, whichever is earlier, at a conversion price of $1.00 per common share (the “Conversion Price”), being a rate of 100 common shares for each $100 principal amount of Series B Debentures. No fractional common shares will be issued on any conversion but instead the Company shall adjust the fractional interest by cash payment. All accrued interest will be paid in cash at the time of conversion.

        Subject to its provisions, the Trust Indenture will provide for the adjustment of the Conversion Price in certain events including (a) the subdivision, re-division or consolidation of the outstanding shares; (b) the distribution of shares to all or substantially all the holders of its shares by way of stock dividend or otherwise other than an issue of shares to holders of shares who have elected in the ordinary course to receive dividends in shares in lieu of receiving cash dividends; (c) the issuance of options, rights or warrants exercisable within 45 days of their issue to all or substantially all of the holders of shares entitling them to acquire shares or other securities convertible into shares at less than 95% of the Current Market Price (as defined in the Trust Indenture); and (d) the distribution to all or substantially all the holders of shares of any securities or assets (other than shares covered in (b) above and other than cash dividends and equivalent dividends in stock paid in the ordinary course in lieu of cash dividends). There will be no adjustment of the Conversion Price in respect of any event described in (b), (c) or (d) above if the holders of the Series B Debentures are allowed to participate as though they had converted their Series B Debentures prior to the occurrence of such event. The Company will not be required to make adjustments in the Conversion Price unless the cumulative effect of such adjustments would change the conversion price by at least one percent.

Redemption and Purchase

        The Series B Debentures will not be redeemable by the Company prior to April 30, 2003. After April 31, 2003, any outstanding Series B Debentures may be redeemed by the Company at a redemption price equal to the principal amount thereof plus accrued and unpaid interest to the date specified for redemption (the “Series B Debenture Redemption Date”) following any period of 20 consecutive trading days, ending not more than five trading days prior to the date on which notice of redemption is given, during which the weighted average price at which the shares have traded on CDNX (or such other market or exchange on which the shares are then traded) has equalled or exceeded C$4.00 (subject to adjustment in accordance with any adjustment to the Conversion Price). Written notice to the holders of Series B Debentures of the Company’s intention to so redeem Series B Debentures must be given at least thirty days prior to the Series B Debenture Redemption Date.

        The Company will have the right at any time to purchase Series B Debentures in the market or by tender to all holders or by private contract at prices not exceeding their principal amount, together in all cases with accrued and unpaid interest to the date of purchase and the costs of purchase.

Modification

        The Trust Indenture will provide that modifications and alterations thereto and to the Series B Debentures issued thereunder may be made only if authorized by extraordinary resolution. An “extraordinary resolution” will be defined as a resolution passed by the affirmative vote of the holders of not less than two-thirds of the principal amount of Series B Debentures represented and voting at a meeting of holders of the Series B Debentures or by an instrument in writing signed by the holders of not less than two-thirds of the principal amount of the Series B Debentures outstanding at that time."

Subordination

        The payment of the principal of and interest on the Series B Debentures will be subordinated in right of payment, as set forth in the Trust Indenture, to the prior payment in full of the Senior Indebtedness, whether outstanding on the date of the Trust Indenture or thereafter incurred, that may be issued in the future and permitted under the Trust Indenture. The terms of the Senior Indebtedness that may be incurred in the future will include the provision of specific security on assets owned or to be acquired by the Company, and may include interest rates, duration, repayments terms different from the terms of the Series B Debentures.

        The Trust Indenture will provide that, upon any distribution of the assets of the Company on a dissolution or total liquidation or insolvency or reorganization of assets of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full before the holders of Debentures are entitled to receive any payment. Notwithstanding the subordination provisions and subject to the provisions of the Trust Indenture the Company may, at any time except during the pendency of any dissolution or reorganization proceedings of the Company, make payments of the principal of and interest on the Series B Debentures. If any default exists in respect of the Senior Indebtedness, and if to do so would contravene the terms of the Senior Indebtedness, as the case may be, the Company may, so long as such default continues, defer payments of interest or principal otherwise payable on the Series B Debentures and the Trustee shall act accordingly.

MARKET FOR COMMON STOCK

        Prior to October 2, 2000, the Company's common shares were traded on the Canadian Dealing Network, Inc. ("CDN") under the symbol "MELT". Commencing October 2, 2000, Shares were traded on the Canadian Venture Exchange ("CDNX") under the symbol "YRD".

        The high and low sales prices for the calendar quarters during the years ended October 31, 1999 and 2000 and during the first three quarters of the current fiscal year to August 28, 2001 as reported by the Canadian Dealer Network and the Canadian Venture Exchange, in Canadian dollars were as follows:

                    1999      1999       2000        2000       2001      2001
                    low       high       low         high       low       high
                    ----      ----       ----        ----       ----      ----
1st Qtr.           $1.25     $1.80      $2.60       $9.00      $1.50     $4.25
2nd Qtr.            1.10      2.10       4.25        9.25       1.20      2.00
3rd Qtr.            1.20      4.10       2.75        5.625      1.80      2.50
4th Qtr.            2.70      4.00       3.00        4.90        --        --

*     July 1, 2001 to August 28, 2001

Canadian Dealer Network and Canadian Venture Exchange quotations represent inter-dealer prices, without mark-ups or commissions, and they may not necessarily be indicative of actual sales prices.

(b)     Holders

        At July 31, 2001, there were 236 shareholders of record. The Company believes it has more than 2,000 beneficial olders of its Common Stock.

(c)     Dividends

        Under the terms of the Option Agreement with Boeing Capital Services Corporation dated June 30, 1999, Radiant must provide notice of declaration of any dividend upon its common shares payable in shares or other securities of the Corporation.

        No dividends have been declared.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the principal U.S. Federal income tax consequences of the receipt, disposition and exercise of the Rights,
  the disposition, redemption and conversion of the Series B Debentures, and the disposition and redemption of the common shares received in exchange for the Series B Debentures,

which generally apply to Radiant shareholders who are U.S. citizens or residents under U.S. domestic law, including domestic corporations. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described.

        Note that, as used in the discussion below, the term “earnings and profits” means any earnings and profits, as determined under the Code, that Radiant may have. Radiant may not, in fact, have earnings and profits for any particular taxable year. This discussion addresses the Federal income tax considerations only for initial distributees of the Rights who hold all of their Rights, Series B Debentures, and common shares as capital assets, as that term is defined under section 1221 of the Code.

        This discussion does not discuss all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to shareholders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, and shareholders that are, for Federal income tax purposes, non-resident alien individuals or foreign corporations. This discussion is limited to the U.S. Federal income tax considerations related to the offering, sale, exercise and conversion of the Rights, Series B Debentures and common shares received in exchange for the Series B Debentures.

        This discussion relates to the issuance of Rights to acquire Series B Debentures in Radiant which are convertible into common shares. Most of the authorities in this area involve the issuance of stock or rights to acquire stock. In this case, acquisition of the common shares by way of the conversion of the Series B Debentures yields unusual results. It does not appear that any ruling or other authority has addressed all of the potential tax considerations discussed.

        This summary is of a general nature only, is not exhaustive of all U.S. Federal income tax considerations, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder. Accordingly, shareholders should consult their own tax advisors with respect to the application of the U.S. Federal income tax laws to their own particular circumstances as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The Rights.

        Receipt. The receipt of the Rights by the shareholders should be treated as a tax-free distribution of Radiant stock under section 305 of the Code. Under that section, “stock” includes rights to acquire stock. In this case, the Rights are to acquire the Series B Debentures, not stock in Radiant. Nonetheless, the courts and the IRS has held that rights to acquire debentures which are convertible into stock may qualify under section 305 as the equivalent of rights to acquire stock if the value of the rights is attributable to the conversion privilege and not to the privilege of acquiring a form of convertible debt.

        Since a Right holder can acquire a $100 Series B Debenture by paying $100 in cash or in-kind, and since the fair market value of an 8% debenture with the attributes of the Series B Debentures without a conversion priviledge probably would sell at less than face value under current market conditions, it is reasonable to conclude that the Rights would have no value independent of the right of the Series B Debentures to convert into common shares. If this conclusion is correct, then the distribution of Rights should qualify as tax-free under section 305 of the Code.

        Alternatively, if the Rights were determined to have value independent of the right of the Series B Debentures to convert into common shares, then the distribution of Rights would be a taxable distribution under section 301 of the Code. Under section 301, distributions would be treated as follows: first, as a dividend to the extent of Radiant’s earnings and profits; second, as a tax-free return of capital to the extent of the shareholder’s adjusted basis in its common shares; and third, as gain from a sale or exchange of the shareholder’s common shares.

        The remainder of this discussion assumes that the Rights distribution is tax-free under section 305 of the Code.

        Basis. If the Rights are exercised or sold by the shareholder, the shareholder’s basis in the common shares on account of which the Rights were distributed will be allocated among the Rights. If the fair market value of the Rights received by a shareholder equals or exceeds 15% of the fair market value of the shareholder’s common shares on the date of distribution, then the shareholder’s basis in its common shares is allocated between its common shares and the Rights received in proportion to their relative fair market values. On the other hand, if the fair market value of the Rights received by a shareholder is less than 15% of the fair market value of the shareholder’s common shares on the date of distribution, then the Rights are allocated a zero basis, unless the shareholder makes an affirmative election to allocate basis in proportion to the relative fair market values of its Rights and common shares on the date of distribution. This kind of election is made by attaching a statement to the shareholder’s tax return for the taxable year in which the Rights are received.

        Holding Period. The shareholder's holding period of the Rights will include the holding period in the common shares in respect to which the Rights are distributed.

        Sale or Exchange. If Radiant has no earnings and profits at the time of the distribution of the Rights, then the sale or other disposition of the Rights will be treated as the sale of a capital asset, the gain or loss on which will be taxable to the extent of the difference between the amount received and the shareholder’s adjusted basis in the Rights. At the time of the distribution, Radiant will have no earnings or profits for U.S. tax purposes.

        Non-exercise. A shareholder's non-exercise of the Rights will have no U.S. tax consequence. No loss will be allowed with respect to a non-exercise, and any basis previously attributed to unexercised Rights will remain in the shareholder's common shares.

        Exercise. No gain or loss should be recognized upon the exercise of the Rights with cash. Moreover, the exercise of the Rights in-kind by exchanging Series A Debentures should not give rise to the recognition of gain or loss because the principal amount of the Series B Debentures received will not exceed the principal amount of Series A Debentures surrendered.

The Series B Debentures.

        Receipt. The receipt of the Series B Debentures upon exercise of the Rights should have no tax consequence.

        Basis. If the Rights are exercised for cash, a shareholder's basis in the Series B Debentures will be the amount paid upon exercise of the Rights ($100 per Debenture) plus any basis allocated to the Rights. If shareholders exercise their Rights in-kind with the Series A Debentures in a tax-free exchange, their basis in the Series B Debentures will be the basis in the exchanged Series A Debentures in addition to any basis allocated to the Rights.

        Holding Period. Although the issue is not free from doubt, it appears that the holding period of the Series B Debentures will begin on the day after exercise of the Rights.

        Current Taxation. Interest on the Series B Debentures will be taxed as ordinary income to the shareholders. The timing of the interest inclusion will depend on the shareholder's method of accounting.

        Sale or Exchange. A shareholder will recognize gain or loss upon a sale or disposition (other than a redemption) of the Series B Debentures in an amount equal to the difference between the amount of cash received (except to the extent that cash received is attributable to interest which has not been included in income) and the shareholder's adjusted basis in the Series B Debentures. The gain or loss will be long-term capital gain or loss if the shareholder's holding period exceeds one year.

        Redemption. The Series B Debentures should be considered debt, rather than equity, in Radiant. Therefore, Radiant's redemption of the Series B Debentures for cash should be subject to the same sale or exchange treatment of the Series B Debentures as discussed above.

        In the event that the Series B Debentures are considered equity in Radiant,1 then Radiant's purchase of the Series B Debentures for cash will be treated as a distribution subject to section 301 of the Code unless the redemption (1) results in a "complete termination" of the shareholder's stock interest in Radiant, (2) is "substantially disproportionate," or (3) is "not essentially equivalent to a dividend" under section 302(b) of the Code. In determining whether any of these tests has been met, common shares and Series B Debentures owned by the shareholder, as well as Common shares and Series B Debentures considered as owned by the shareholder by reason of certain constructive ownership rules set forth in section 318 of the Code, must generally be taken into account. If any of these three tests is met, Radiant's redemption of the Series B Debentures for cash will be treated, as to that shareholder, as an exchange under section 302(a) of the Code giving rise to capital gain or loss to the extent of the difference between the redemption proceeds and the shareholder's adjusted basis in the redeemed Series B Debentures (except to the extent that cash received is attributable to interest which has not been included in income). If none of these tests are met, and the amounts received in redemption of the Series B Debentures are treated as distributions under section 301 of the Code, then the shareholder's basis in the Series B Debentures so redeemed is transferred to the shareholder's remaining holdings in Radiant.

        Conversion. The conversion of the Series B Debentures into common shares should be tax-free under section 354(a) of the Code. However, to the extent that the common shares received in the conversion are attributable to accrued but unpaid interest with respect to the Series B Debentures, the common shares will be treated as interest income. This treatment should only concern shareholders on the cash method of accounting; shareholders on the accrual method of accounting should have previously included such interest into income.

The Common shares.

        Receipt. The receipt of common shares in conversion of the Series B Debentures should not have any tax consequences (except as discussed above for common shares attributable to accrued but unpaid interest).

        Current Taxation. Cash dividends paid on the common shares will be taxable as ordinary income to the extent of Radiant's earnings and profits. To the extent that the amount of cash distributions paid on the common shares exceeds Radiant's earnings and profits, the distributions will be taxed: first, as the tax-free return of the shareholder's adjusted basis in the common shares; and second, as gain from the sale or exchange of the common shares.

        Basis. A shareholder's basis in the common shares received in conversion of the Series B Debentures will be the same as the shareholder's basis in the Series B Debentures.

        Holding Period. Although the issue is not free from doubt, it appears that the holding period of the common shares received in conversion of the Series B Debentures commences on the day after the date on which the shareholder acquired the Series B Debentures.

        Sale or Exchange. In the event of the sale or disposition (other than by redemption) of the common shares received in conversion of the Series B Debentures, gain or loss will generally be recognized by the shareholder to the extent of the difference between the amount received and the shareholder's adjusted basis in the common shares. There are several non-recognition provisions in the Code which might defer the recognition of this gain or loss to the shareholder.

        Redemption. In the case of a redemption of the common shares received in conversion of the Series B Debentures, the redemption will be tested under the general rules of sections 301 and 302 of the Code, as discussed above.

Miscellaneous Matters.

        Foreign Tax Credits. In the event that any of the above transactions subjects the shareholders to tax in a foreign jurisdiction, a foreign tax credit may be available to offset potential U.S. tax. The credits are limited under section 904(a) of the Code to the lesser of (1) the foreign tax paid or accrued during the year, or (2) the U.S. tax allocable to foreign-source income during the year. In determining this limit, foreign-source income and foreign taxes allocable thereto must also be assigned to certain separate categories or "baskets," and the limitation must be applied separately to each basket. If, because of this limit, a shareholder cannot use the full amount of foreign taxes paid or accrued in the tax year, the shareholder is allowed a 2-year carryback and then a 5-year carryforward of the unused foreign taxes.

        The distribution of the Rights will give rise to a withholding tax in Canada. Assuming the distribution is tax-free in the United States, shareholders may not have U.S. tax against which the Canadian tax is properly creditable (assuming they have no other foreign source income in the same "basket" subject to U.S. tax). This potential mismatch with respect to the timing of the tax means that the Canadian tax credit may go unused if the shareholder has no foreign source income within the same basket subject to U.S. tax during the carryback/carryforward period.

        Upon receipt of dividends from Radiant, certain U.S. corporate shareholders may be entitled to credit a portion of the foreign taxes paid by Radiant.

        U.S. Anti-Deferral Regimes. The above discussion of U.S. Federal income tax considerations assumes that Radiant is not a controlled foreign corporation under section 957 of the Code, a foreign personal holding company under section 552 of the Code, or a passive foreign investment company ("PFIC") under section 1297 of the Code. An analysis of the current ownership of Radiant's common shares indicates that the Company is not currently a controlled foreign company or a foreign personal holding company. As discussed below, however, an analysis of the years 1998 through 2001 indicates that Radiant was a PFIC for its 1999 tax year. The following discussion does not cover tax periods prior to 1998.

              1.   PFIC classification and general tax implications. A foreign corporation is a PFIC if it satisfies an income test or an asset test. Under the income test, a foreign corporation is a PFIC if at least 75% of its gross income for the taxable year is passive income under section 954(c) of the Code. Under the asset test, a foreign corporation is a PFIC if at least 50% of the assets held by the company during the taxable year produce passive income.

        Under a special look-through rule, "passive income" does not include interest, dividends, rents or royalties received or accrued from a "related person" to the extent such income is properly allocable to income of the related person which is not passive income (the "related party look-through rule"). For this purpose, a "related person" includes a more than 50%-owned corporation. Under another special look-through rule, a foreign corporation owning at least 25% by value of the stock in another corporation is treated as if the foreign corporation: (1) held its proportionate share of the other corporation's assets, and (2) received directly its proportionate share of the other corporation's income (the "subsidiary look-through rule").

        During the years 1998 through 2001, the Company had a U.S. operating subsidiary engaged in an active trade or business, and most of the underlying value of the Company was attributable to certain underlying patents of the subsidiary. Because the patents are used in the active trade or business, and the patents are deemed owned by Radiant under the subsidiary look-through rule, it does not appear that Radiant was a PFIC under the asset test for years 1998-2000. Assuming the Company continues to hold more than 50% active assets, it will not be a PFIC under the asset test in 2001 or future years.

        It appears that Radiant was not a PFIC under the income test for years 1998 or 2000. However, the Company's interest income for the year ending October 31, 1999 exceeded 75% of gross income. Not reflected on the Company's consolidated balance sheets is interest income attributed to an intercompany loan to the U.S. operating subsidiary. If the related party look-through rule applies to treat the intercompany interest income as active income, then Radiant would not be a PFIC under the income test for 1999. However, there is authority which suggests that the related party look-through rule does not apply where the subsidiary look-through rule also applies. Moreover, where the subsidiary look-through rule applies, there is additional authority that intercompany items are eliminated for purposes of applying the PFIC income and asset tests. The Code and Treasury Regulations are silent on these points. Nevertheless, under the existing authorities, it appears that the related party look-through rule is not available, and that intercompany items are disregarded for purposes of the PFIC tests. As a result, it is likely that Radiant was a PFIC under the income test for the period ending October 31, 1999. Assuming the Company continues to generate at least 25% active income, it will not be a PFIC under the income test in future years.

        In general, if a company is a PFIC for any part of a U.S. shareholder's holding period of the company's stock, the company is always a PFIC with respect to that shareholder. The foregoing discussion does not cover periods prior to 1998.

        U.S. shareholders of PFICs are taxed upon receipt of "excess distributions," which include (1) gain recognized on the sale or deemed disposition of PFIC stock, and (2) distributions made by the PFIC, but only to the extent that the total distributions received for the tax year exceeds 125% of the average actual distributions received in the preceding three years. Once determined, an excess distribution is allocated ratably to each day in the shareholder's holding period for the stock. Amounts allocated to the current year and the pre-PFIC holding period (if any) are included in gross income as ordinary income in the current year. Amounts allocated to the PFIC period (other than the current tax year) are subject to tax at the highest U.S. income tax rate, plus an interest charge for the deferral benefit (the "deferred tax amount"). The highest corporate tax rate is currently 35%. The highest individual tax rate was 39.6% as of January 1, 2001, and is 38.6% as of July 1, 2001. This rate will be reduced incrementally until 2006, at which time the highest individual tax rate will be 35%.

        Shareholders may elect to treat a PFIC as a qualified electing fund for the first year (during which they hold stock) in which the foreign corporation becomes a PFIC. The qualified electing fund election can avoid taxation under the "excess distribution" regime outlined above, but it results in the current taxation of the shareholder on its pro rata share of the corporation's annual earnings, regardless of whether such earnings are distributed. The qualified electing fund election has two potential benefits: first, where the company has capital gain, the lower capital gains rates; second, assuming the election is made in the first year holding period, the avoidance of the deferred tax amount. If a qualified electing fund election is made after a shareholder's first year in which the foreign corporation is a PFIC, then the shareholder is subject to tax under both the excess distribution and qualified electing fund regimes.

              2.   PFIC tax implications of proposed transactions. If Radiant is a PFIC, the distribution of the Rights in a transaction otherwise qualifying under section 305 of the Code will not be considered an excess distribution. Thus, no special PFIC tax consequence should arise with respect to the Rights distribution.

        The non-exercise of the Rights would have no PFIC tax consequence. However, the exercise of the Rights in cash or in-kind with the Series A Debentures might be considered a disposition of PFIC stock, but the disposition should not be subject to gain recognition under the exception for exchanges of PFIC stock for PFIC stock. The conversion of the Series B Debentures into common shares should qualify for the same exception. The regulations require any shareholder not recognizing gain by virtue of this exception to report the qualification in a statement attached to the annual PFIC reporting form, Form 8621, Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund.

        Assuming the Series B Debentures are respected as debt under the PFIC rules, interest payments would not be considered excess distributions. However, dividends paid on common shares would be excess distributions, as would all or part of the proceeds from sales, exchanges or redemptions of the Rights and common shares. Sales, exchanges or redemptions of the Series B Debentures would also be considered excess distributions if, under the PFIC rules, the Series B Debentures are considered stock.

              3.   Purging the PFIC taint. If Radiant is a PFIC for any part of a U.S. shareholder’s holding period, the shareholder may purge its stock of the PFIC taint by making a deemed sale election under Code §§1291(d)(2) or 1298(b)(2). The Code §1291(d)(2) election is available where the company currently constitutes a PFIC under the income or asset tests. The election allows the shareholder to recognize gain (if any) on the deemed sale of the PFIC stock followed by a qualified electing fund election going forward. The result of this election is: (1) an increase in the shareholder’s stock basis by the amount of gain recognized; (2) the start of a new holding period with respect to the stock (for purposes of applying the PFIC provisions only); and (3) taxation under the qualified electing fund regime, not the excess distribution regime. The Code §1291(d)(2) election is made on Form 8621.

        The Code §1298(b)(2) election is available where the foreign corporation does not currently constitute a PFIC under the income or asset tests. The election allows the shareholder to recognize gain (if any) on the deemed sale of the PFIC stock on the last day of the last taxable year in which the foreign company qualified as a PFIC. The result of this election is: (1) an increase in the shareholder's stock basis by the amount of gain recognized; (2) the start of a new holding period with respect to the stock (for PFIC purposes only); and (3) removal from both the excess distribution and qualified electing fund tax regimes.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the principal Canadian federal income tax considerations generally applicable to shareholders of the Company who acquire Rights and who, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), hold the Rights, Series B Debentures and any common shares acquired on conversion of a Series B Debenture as capital property, deal at arm’s length with the Company, and are not affiliated with the Company. This summary does not apply to shareholders subject to special treatment under the Tax Act, including shareholders who are “financial institutions” for the purposes of the mark-to-market rules in the Tax Act.

        This summary is based on the Tax Act, the regulations thereunder and the published administrative practices of the Canada Customs and Revenue Agency (the “CCRA”), all in effect as of the date of this prospectus. This summary also takes into account all specific proposals to amend the Tax Act or the regulations publicly announced by the Department of Finance (Canada) prior to that date. This summary does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described. No advance income tax ruling has been sought or obtained from the CCRA to confirm the tax consequences of any of the transactions described.

        This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular shareholder. Shareholders should consult their own tax advisers as to the tax consequences of the transactions in their particular circumstances.

Shareholders Resident in Canada

        The following portion of the summary is applicable to a shareholder who is resident in Canada for the purposes of the Tax Act at the Record Date and at all times while holding Rights, Series B Debentures or common shares acquired on the conversion of Series B Debentures.

Rights

        Benefit

        The issuance of the Rights by the Company will be considered to result in the conferral of a benefit on the Company’s shareholders for purposes of the Tax Act. Accordingly, each shareholder will be required to include the amount or value of the benefit in computing his or her income for purposes of the Tax Act. The published administrative position of the CCRA is that the amount of the benefit is equal to the greater of (a) the trading value of the Rights received, and (b) the value of the Rights determined on the basis of the amount by which the fair market value of the Series B Debentures at the time the Rights are distributed exceeds this subscription price.

        The tax cost to a shareholder of Rights received from the Company is equal to the amount in respect of the value of the Right that was included in computing the shareholder’s income as described in the above paragraph. All Rights held by a shareholder, including Rights acquired otherwise than pursuant to this issuance, will be regarded as identical to every other Right held by that shareholder. The adjusted cost base of each Right held by a shareholder after the acquisition of any additional Rights will be determined by averaging the cost of such newly-acquired Rights with the adjusted cost base to the shareholder of all Rights held immediately prior to such acquisition.

        Exercise, Disposition or Expiration

        No gain or loss will be realized by a holder upon the exercise of Rights. Rather, the holder’s cost of Series B Debentures acquired on an exercise of Rights will be equal to the aggregate of the subscription price paid for the Series B Debentures and the adjusted cost base to the holder of the Rights exercised to acquire the Series B Debentures.

        Upon the expiration of an unexercised Right, a holder will realize a capital loss equal to the adjusted cost base to the holder of the expired Right.

        Upon the disposition of a Right (other than on exercise or expiration), the holder will realize a capital gain (or a capital loss) to the extent that the proceeds of disposition are greater (or less) than the aggregate of the adjusted cost base to the holder of the Right and any reasonable costs of disposition.

Debentures

        Interest on Series B Debentures

        In computing its income for a taxation year, a holder of a Series B Debenture that is a corporation, partnership, unit trust or trust of which a corporation or partnership is a beneficiary must include all interest that accrued to it on the Series B Debenture to the end of that taxation year or that became receivable or was received by it before the end of that taxation year, to the extent that the interest was not included in computing its income for a preceding taxation year. A Canadian-controlled private corporation (as defined in the Tax Act) also may be liable to pay a 6-2/3% refundable tax on certain investment income including interest. Any other Series B Debenture holder must include, in computing his or her income for a taxation year, the amount of interest on a Series B Debenture that is received or receivable by the holder in the year (depending on the method regularly followed by the holder in computing his or her income) and, in addition, will be required to include in income any interest accrued on a Series B Debenture to an “anniversary day” (as defined in the Tax Act) in that year to the extent that such amount was not otherwise included in the Series B Debenture holder’s income for that or a preceding taxation year.

        Conversion of Series B Debentures

        The conversion of a Series B Debenture into common shares will not give rise to any capital gain or capital loss. The cost to the holder of the common shares acquired on the conversion will be equal to the adjusted cost base to the holder of the Series B Debenture immediately before the conversion. For purposes of computing the adjusted cost base to the holder of common shares, the cost thereof must be averaged with the adjusted cost base of all common shares that are capital property to the holder and that were owned by the holder immediately before the conversion of the Series B Debenture. Under the current administrative practice of the CCRA, a holder who receives cash of $200 or less in lieu of a fractional common share on conversion of a Series B Debenture may treat this amount as proceeds of disposition in respect of the fractional common share the holder would otherwise have received, thereby realizing a capital gain or a capital loss, or alternatively may reduce his or her adjusted cost base of the common shares received on conversion by the amount of the cash received.

        The conversion of a Series B Debenture will not constitute a disposition of property for the purposes of the Tax Act.

        Disposition of Series B Debentures

        The disposition (including as a result of a redemption or on maturity) or deemed disposition of a Series B Debenture generally will result in the holder realizing a capital gain (or a capital loss) to the extent that the proceeds of disposition are greater (or less) than the aggregate of the adjusted cost base to the holder of the Series B Debenture and any reasonable costs of disposition. Upon a disposition or deemed disposition of a Series B Debenture, interest accrued on the Series B Debenture to the date of disposition will be included in computing the holder’s income for the taxation year in which the disposition occurs (except to the extent it has been otherwise included in that year or a previous year) and excluded from the holder’s proceeds of disposition of the Series B Debenture.

Tax Treatment of Capital Gains and Losses

        One-half of any capital gain realized by a holder on a disposition of Rights or Series B Debentures will be required to be included in computing the holder’s income as a taxable capital gain. One-half of any capital loss realized by a holder may normally be deducted by the holder against taxable capital gains realized by the holder in the year of disposition, the three preceding taxation years or any subsequent taxation year, subject to the detailed rules contained in the Tax Act. A capital gain realized by an individual may give rise to a liability for alternative minimum tax. A Canadian-controlled private corporation (as defined in the tax Act) may be liable to pay a 6-2/3% refundable tax on certain investment income including taxable capital gains.

Shareholders Not Resident in Canada

        The following portion of the summary applies to shareholders who, for purposes of the Tax Act, are not, have not been and will not be or be deemed to be resident in Canada at any time while they hold Rights, Series B Debentures or common shares acquired on the conversion of Series B Debentures, and who do not use or hold, and will not be deemed to use or hold their Rights, Series B Debentures or common shares in or in the course of carrying on business in Canada.

Rights

        As discussed above under the heading “Shareholders Resident in Canada”, each recipient of Rights is deemed to have received a benefit equal to the fair market value of the Rights received by the holder. In the case of recipients not resident in Canada, the amount of the benefit is deemed under the Tax Act to be a dividend paid by the Company to the recipients and accordingly, is subject to non-resident withholding tax under the Tax Act at a rate of 25%, subject to reduction in accordance with the provisions of an applicable international tax treaty. Under the Canada-United States Income Tax Convention, 1980 (the “Tax Treaty”), the rate of withholding tax is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner and who is a resident of the United States for the purposes of the Tax Treaty (a “US Resident”). Accordingly, the Subscription Agent will withhold and sell 15% of the Rights issued to US Residents and will remit the proceeds of sale of these Rights to the CCRA on behalf of US Residents on account of their liability for non-resident withholding tax in respect of this benefit.

        Non-resident shareholders are referred to the discussion above under the heading "Shareholders Resident in Canada" for a discussion of the Canadian federal income tax considerations applicable to the exercise of a Right.

        Holders of Rights will generally be subject to tax under the Tax Act in respect of any capital gain and entitled to deduct any capital loss on the disposition of a Right (which includes the expiration of the Right but does not include the exercise of the Right) if the Right is “taxable Canadian property” and not “treaty-protected property” of the holder for the purposes of the Tax Act. A Right will be taxable Canadian property of a holder to the extent that it is an interest in or option in respect of common shares acquired on the conversion of Series B Debentures. It is unclear whether a Right constitutes an interest in or option in respect of common shares issuable on conversion of Series B Debentures.

        The Company believes that the Rights are currently "treaty-protected property" of U.S. Residents.

Debentures

        The Company understands that amounts of interest paid or credited by the Company on the Series B Debentures to holders dealing at arm's length with the Company will not be subject to Canadian non-resident withholding tax.

        Non-residents are referred to the discussion above under the heading “Shareholders Resident in Canada” for a discussion of the Canadian federal income tax considerations applicable to the conversion of a Series B Debenture into common shares.

        To the extent that the Series B Debentures are considered to constitute an interest in or option in respect of common shares, the Series B Debentures will be “taxable Canadian property” of a holder and, accordingly, holders of Series B Debentures will generally be subject to tax under the Tax Act in respect of any capital gain and entitled to deduct any capital loss on the disposition of a Series B Debenture (which includes the redemption or maturity of the Series B Debenture but does not include the conversion of the Series B Debenture) if the Series B Debentures are not “treaty-protected property” of the holder. It is the CRRA’s published administrative position that an interest in or option in respect of common shares would include a debt that is convertible into common shares.

        The Company believes that the Series B Debentures are currently "treaty-protected property" of U.S. Residents.

Section 116 of the Act

        Non-residents disposing of “taxable Canadian property” (whether or not such property is “treaty-protected property”) are generally required to comply with the notification and clearance procedures in section 116 of the Act, and should consult their own advisers in this regard.

LEGAL MATTERS

        The legality of the issuance of the Rights, Series B Debentures and common shares issuable upon conversion of the Series B Debentures will be passed upon for the Company by Wildeboer Rand Thomson Apps & Dellelce, LLP, 1 First Canadian Place, Suite 810, Box 4, Toronto, Ontario M5X 1A9. Hodgson Russ LLP, One M&T Plaza, Suite 2000, Buffalo, NY 14203 has advised the Company concerning matters of United States tax and securities law.

EXPERTS

        The consolidated financial statements for the Company for the years ended October 31, 2000 and October 31, 1999 have been included in this prospectus in reliance upon the report of Ernst & Young LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditor	F-1
Consolidated Balance Sheets as at July 31, 2000 (unaudited), October 31, 2000 and 1999	F-2
Consolidated Statements of Loss and Deficit for the nine months ended July 31, 2001 and 2000 (unaudited) and the years ended October 31, 2000, 1999, and 1998	F-3
Consolidated Statements of Shareholders' Equity	F-4
Consolidated Statement of Cash Flows for the nine months ended July 31, 2001 and 2000 (unaudited) and the years ended October 31, 2000, 1999, and 1998	F-5
Notes to Consolidated Financial Statement	F-6

Consolidated Financial Statements

Radiant Energy Corporation
Years ended October 31, 2000 and 1999
With Report of Independent Auditors

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
Radiant Energy Corporation

We have audited the accompanying consolidated balance sheets of Radiant Energy Corporation as at October 31, 2000 and 1999 and the related consolidated statements of loss and deficit, shareholders’ equity and cash flows for each of the years in the three year period ended October 31, 2000. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada and in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Radiant Energy Corporation as at October 31, 2000 and 1999 and the consolidated results of its operations and its cash flows for each of the years in the three year period then ended in conformity with accounting principles generally accepted in Canada and in the United States.

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the company has suffered recurring losses from operations and has an accumulated deficit. These conditions raise substantial doubt about the company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Hamilton, Canada, December 22, 2000.	/s/ Ernst & Young LLP Chartered Accountants

Radiant Energy Corporation
Amalgamated under the laws of Canada

CONSOLIDATED BALANCE SHEETS
[Prepared in accordance with accounting principles generally accepted in Canada and in the United States and in U.S. dollars]

                                              (Unaudited)
                                                  As at
                                                 July 31      As at October 31
                                                           ---------------------
                                                  2001        2000        1999
                                                   $           $           $
--------------------------------------------------------------------------------

ASSETS
Current
Cash and cash equivalents [note 2]               605,819   1,092,080   1,981,232
Accounts receivable                                   --       4,072          --
Inventory                                        950,325      95,037      13,912
Deposits and prepaid expenses                    115,407     194,022   1,203,316
--------------------------------------------------------------------------------
Total current assets                           1,671,551   1,385,211   3,198,460
--------------------------------------------------------------------------------
Deferred charges                                  64,375          --      67,809
Patents [note 3]                                 309,304     329,924     357,634
Fixed assets [note 4]                            120,618     196,763     663,336
--------------------------------------------------------------------------------
                                               2,165,848   1,911,898   4,287,239
================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Accounts payable and accrued liabilities         560,268     435,731     815,021
Customer deposit [note 5]                      1,200,000          --          --
Current portion of long-term debt [note 6]        60,900      60,900      68,484
--------------------------------------------------------------------------------
Total current liabilities                      1,821,168     496,631     883,505
--------------------------------------------------------------------------------
Deferred income taxes                              4,402       4,402       4,402
Deferred profit [note 4]                         339,545     386,725          --
Long-term debt [note 6]                        1,333,738      58,351     871,808
Shareholders' equity
Share capital [share]                        10,511,073  10,511,014   8,721,039
Contributed surplus                              134,834          --          --
Accumulated other comprehensive income             5,380       5,380       5,380
Deficit                                      (11,984,292) (9,550,605) (6,198,895)
--------------------------------------------------------------------------------
Total shareholders' equity                    (1,333,005)    965,789   2,527,524
--------------------------------------------------------------------------------
                                               2,165,848   1,911,898   4,287,239
================================================================================

See accompanying notes

On behalf of the Board:

Director	Director

Radiant Energy Corporation

CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT
[Prepared in accordance with accounting principles generally accepted in Canada and in the United States and in U.S. dollars]

                                                        (Unaudited)
                                                     Nine months ended
                                                       July 31               For the year ended October 31
                                                  ---------------------  ---------------------------------
                                                      2001        2000        2000        1999        1998
                                                       $           $           $           $           $
----------------------------------------------------------------------------------------------------------
                                                            [Restated -
                                                           see note 14]
REVENUE
Sales                                              187,419   3,428,117   3,432,583       5,500     963,009
Operating expenses, exclusive of depreciation
   and amortization shown separately below           8,435   2,956,379   2,959,618       4,064     625,156
----------------------------------------------------------------------------------------------------------
Gross profit                                       178,984     471,738     472,965       1,436     337,853
Deferred profit on sale-leaseback [note 4]              --    (440,345)   (440,345)         --          --
Deicing service centre rent expense               (415,815)   (316,950)   (448,505)         --          --
----------------------------------------------------------------------------------------------------------
                                                  (236,831)   (285,557)   (415,885)      1,436     337,853
Interest income                                     15,513     101,622     127,239      37,471       6,155
----------------------------------------------------------------------------------------------------------
                                                  (221,318)   (183,935)   (288,646)     38,907     344,008
----------------------------------------------------------------------------------------------------------

EXPENSES
Marketing                                          843,664     724,700   1,013,644     433,192          --
General and administrative                       1,026,127     971,416   1,214,706     618,412     175,323
Research and product development                   194,181     223,550     306,744     189,410     869,610
Patent rights settlement [note 3]                       --          --          --          --     384,315
Write-down of fixed asset [note 4]                      --          --     371,494          --          --
Depreciation                                        82,070     105,883     118,104      95,969     104,129
Amortization                                        25,218      26,289      33,162      32,874      52,617
Interest                                            41,109       5,210       5,210      40,606      27,064
----------------------------------------------------------------------------------------------------------
                                                 2,212,369   2,057,048   3,063,064   1,410,463   1,613,058
----------------------------------------------------------------------------------------------------------
Loss for period                                 (2,433,687) (2,240,983) (3,351,710) (1,371,556) (1,269,050)

Deficit, beginning of period                    (9,550,605) (6,198,895) (6,198,895) (4,827,339) (3,558,289)
----------------------------------------------------------------------------------------------------------
Deficit, end of period                         (11,984,292) (8,439,878) (9,550,605) (6,198,895) (4,827,339)
==========================================================================================================

Loss per common share                                (0.17)      (0.17)      (0.25)      (0.15)      (0.17)
==========================================================================================================

See accompanying notes

Radiant Energy Corporation

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
[Prepared in accordance with accounting principles generally accepted in Canada and in the United States and in U.S. dollars]

                                                                               Accumulated    other
                                       Common    Contributed   Comprehensive  comprehensive  Retained
                                        stock      surplus        income        income       earnings     Total
                                          $           $              $             $            $           $
------------------------------------------------------------------------------------------------------------------

Balance, October 31, 1998           5,243,320           --             --          9,922    (4,827,339)    425,903
------------------------------------------------------------------------------------------------------------------

Net loss                                   --           --     (1,371,556)            --    (1,371,556) (1,371,556)
Foreign currency translation, net of tax   --           --         (4,542)        (4,542)           --      (4,542)
                                                               -----------
Comprehensive income                       --           --     (1,376,098)            --            --          --
                                                               ===========
Proceeds on issuance of shares      3,477,719           --             --             --            --   3,477,719
   [note 7]
------------------------------------------------------------------------------------------------------------------
Balance, October 31, 1999           8,721,039           --             --          5,380    (6,198,895)  2,527,524
------------------------------------------------------------------------------------------------------------------

Net loss                                   --           --     (3,351,710)            --    (3,351,710) (3,351,710)
                                                               -----------
Comprehensive income                       --           --     (3,351,710)            --            --          --
                                                               ===========
Proceeds on issuance of shares      1,789,975           --             --             --            --   1,789,975
   [note 7]
------------------------------------------------------------------------------------------------------------------
Balance, October 31, 2000          10,511,014           --             --          5,380    (9,550,605)    965,789
------------------------------------------------------------------------------------------------------------------

Net loss                                   --           --     (2,433,687)            --    (2,433,687) (2,433,687)
                                                               ----------
Comprehensive income                       --           --     (2,433,687)            --            --          --
                                                               ==========
Proceeds on issuance of shares             59            --            --             --            --          59
   [note 7]
Stock based compensation                   --        61,478            --             --            --      61,478
Issuance of warrants                       --        73,356            --             --            --      73,356
------------------------------------------------------------------------------------------------------------------
Balance, July 31, 2001 (Unaudited) 10,511,073       134,484            --          5,380   (11,085,415) (1,333,005)
==================================================================================================================

See accompanying notes

Radiant Energy Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS
[Prepared in accordance with accounting principles generally accepted in Canada and in the United States and in U.S. dollars]

                                                        (Unaudited)
                                                     Nine months ended
                                                       July 31               For the year ended October 31
                                            -----------------------------  -------------------------------
                                                      2001        2000        2000        1999        1998
                                                       $           $           $           $           $
----------------------------------------------------------------------------------------------------------
                                                            [Restated -
                                                           see note 14]
OPERATING ACTIVITIES
Loss for year                                   (2,433,687) (2,240,983) (3,351,710) (1,371,556) (1,269,050)
Add (deduct) item not affecting cash
   Write-down of fixed asset                            --          --     371,494          --          --
   Depreciation and amortization                   107,288     132,172     151,266     128,837     156,746
   Amortization of debenture discount                4,891          --          --          --          --
   Stock based compensation                         61,478          --          --          --          --
   Other non-cash items                                 --      19,450      19,450          --          --
   Deferred taxes                                       --          --          --      (3,716)    (29,615)
   Gain on disposal of fixed assets                     --        (947)       (947)         --          --
----------------------------------------------------------------------------------------------------------
                                                (2,260,030) (2,090,308) (2,810,447) (1,246,435) (1,141,469)
Net change in non-cash working capital items
   Relating to operating activities
   Accounts receivable                               4,072      (1,003)     (4,072)     30,912     (31,630)
   Inventory                                      (855,288)         --     (81,125)        665     802,898
   Deposits and prepaid expenses                    78,531   1,146,229   1,008,837  (1,157,440)     51,312
   Accounts payable and accrued liabilities        124,523    (317,090)   (378,958)    625,487       8,244
   Customer deposit                              1,200,000          --          --          --          --
----------------------------------------------------------------------------------------------------------
Cash used in operating activities               (1,708,192) (1,262,172) (2,265,765) (1,746,811)   (310,645)
----------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of fixed assets                            (5,925)    (35,867)    (41,528)    (63,101)   (709,329)
Proceeds on disposal of fixed assets                    --          --          --          --       5,797
----------------------------------------------------------------------------------------------------------
Cash used in investing activities                   (5,925)    (35,867)    (41,528)    (63,101)   (703,532)
----------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Issuance (repayment) of long-term debt           1,270,496     (73,450)    (74,665)  1,361,765    (152,097)
Issuance of warrants                                73,356          --          --          --          --
Increase (decrease) in deferred charges            (68,793)         --          --    (112,709)     36,026
Increase (decrease) deferred profit on
   sale-leaseback                                  (47,180)    402,451     386,725          --          --
Issuance of common shares                               59   1,023,435   1,107,822   2,574,135     871,648
----------------------------------------------------------------------------------------------------------
Cash provided by financing activities            1,227,758   1,352,436   1,419,882   3,823,191     755,577
----------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash and
   cash equivalents                                     98      (1,018)     (1,741)    (27,469)     12,800
----------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and
   cash equivavents                               (486,261)     53,379    (889,152)  1,985,810    (245,800)
Cash (overdraft) and cash equivalents,
   beginning of period                           1,092,080   1,981,232   1,981,232      (4,578)    241,222
----------------------------------------------------------------------------------------------------------
Cash (overdraft) and cash equivalents,
   end of period                                   605,819   2,034,611   1,092,080   1,981,232      (4,578)
==========================================================================================================

NON-CASH FINANCING ACTIVITY
Conversion of debentures                                --    (471,345)   (744,510)   (960,315)   (599,977)
Conversion of deferred financing charges                --      39,429      62,357      56,731      52,317
----------------------------------------------------------------------------------------------------------
Issuance of common shares                               --     431,916     682,153     903,584     547,660
==========================================================================================================

Supplementary information
Cash interest paid                                  12,871      27,089      28,765      21,702      42,729
Cash taxes paid                                      2,174         100      20,381         659       1,045

See accompanying notes

Radiant Energy Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Prepared in accordance with accounting principles generally accepted in Canada and in the United States and in U.S. dollars]

Information as at July 31, 2001 and for the nine month periods ended July 31, 2000 and 2001 is unaudited.

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

Radiant Energy Corporation is a company incorporated primarily to provide services in the aviation industry through the development and marketing of its InfraTek radiant energy deicing technology.

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States [there are no significant differences between U.S. and Canadian generally accepted accounting principles] on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. The company has incurred significant losses and negative cash flow from operations in each of the last two years and has an accumulated deficit of $11,984,292 at July 31, 2001 [fiscal 2000 - $9,550,605; fiscal 1999 - $6,198,895]. The company’s ability to continue as a going concern is in substantial doubt and is dependent upon achieving a profitable level of operations and obtaining additional financing. Management of the company has undertaken steps as part of a plan to raise additional capital. To improve operations, management intends to continue to focus sales and marketing on specific markets and customers. There can be no assurance the company can attain profitable operations in the future. These consolidated financial statements do not give effect to any adjustments which would be necessary should the company be unable to continue as a going concern and therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

Basis of presentation

The consolidated financial statements have been prepared in United States dollars and in accordance with accounting principles generally accepted in the United States and include certain estimates based on management’s judgments. These estimates affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the year. Actual results may differ from those estimates.

The company has historically measured and presented its financial statements in Canadian dollars. Effective November 1, 1999, as a result of the company's increased economic activity in the U.S. as demonstrated by its increasingly high level of marketing effort in the U.S. and significance of U.S. dollars denominated assets to the company's operations, the U.S. dollar has become the functional currency of the company's operations. Effective the same date, the U.S. dollar has been adopted as the reporting currency.

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

For periods up to and including October 31, 1999, the assets and liabilities of the company denominated in a currency other than the Canadian dollar were translated into Canadian dollars using the exchange rate in effect at the period end for monetary items and at exchange rates prevailing at the transaction dates for non-monetary items. Revenues and expenses were translated at the average rate during the period with the exception of depreciation and amortization, which were translated at historical exchange rates. Any resulting gains or losses were included in income. The Canadian dollar consolidated financial statements so derived have been restated into U.S. dollars by translating assets and liabilities at a rate in effect at the balance sheet date and revenues and expenses at the average rate for the year. Any resulting foreign exchange gains or losses are recorded in accumulated other comprehensive income (loss).

For periods subsequent to October 31, 1999, the unit of measure of the company’s operations is the U.S. dollar. The company’s Canadian assets and liabilities have been translated into U.S. dollars using the exchange rate in effect at the period end for monetary items and at exchange rates prevailing at the transaction dates for non-monetary items. Revenues and expenses are translated at the average rate for the year. Any resulting gains or losses are recorded in income in the current year.

Principles of consolidation

These consolidated financial statements include the accounts of the company and its wholly-owned subsidiary, Radiant Aviation Services, Inc. ["RAS"].

All significant inter-company transactions have been eliminated.

Cash and cash equivalents

Cash and cash equivalents include cash on deposit and term deposits with remaining maturities of less than three months at acquisition.

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Inventory

Inventory is recorded at the lower of actual cost and estimated net realizable value.

Deferred charges

The costs associated with obtaining debt financing are capitalized and amortized on a straight-line basis over the life of the debt [5 years].

Patents

The costs associated with obtaining patents are capitalized and amortized on a straight-line basis over the life of the patent [17 years].

Revenue recognition

Revenue from the sale of products is recognized at the time the title transfers. Revenue from the sale of services is recognized upon completion of the service provided.

Profits on sale-leaseback of assets

Profits on sale-leaseback of assets are deferred and amortized to income over the terms of the leases as a reduction in rental expense.

Loss per share

The calculation of loss per common share is based on the reported net loss divided by the weighted average number of shares outstanding during the year. The weighted average number of common shares outstanding for the nine month period ended July 31, 2001 was 14,026,643 [2000 – 13,068,400; fiscal 2000, 1999 and 1998 – 13,304,761, 9,368,142 and 7,583,766 respectively].

Stock based compensation

The company has an incentive stock option plan as more fully described in note 4. Any consideration paid on the exercise of stock options is credited to share capital.

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Fixed assets

Fixed assets are carried at cost less accumulated depreciation. Depreciation is provided on a straight-line basis at rates estimated to amortize the cost of the assets over their estimated useful lives based on the following rates:

Automobiles	5 years
Office furniture and equipment	5 years
Laboratory equipment	5 years
Leasehold improvements	5 years
Deicing service centers	10 years

Financial instruments

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are considered to be representative of their respective fair values due to their short-term to maturity. The fair value of the company’s long-term debt based on current rates for debt with similar terms and maturities, is not materially different from its carrying value.

The company has no derivative financial instruments or any financial instruments that potentially subject the company to concentrations of credit risk.

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Income taxes

The company follows the liability method of accounting for income taxes. Under this method, future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the use for income tax purposes.

2.    CASH AND CASH EQUIVALENTS

                                            (Unaudited)
                                              July 31,        October 31,
                                                          ------------------
                                               2001        2000        1999
                                                $            $           $
----------------------------------------------------------------------------
Unrestricted cash and cash equivalents       497,164   1,092,080   1,887,503
Restricted cash and cash equivalents         108,655        -         93,729
----------------------------------------------------------------------------
                                             605,819   1,092,080   1,981,232
============================================================================

Under the terms of the 7.75% Series A convervible debentures and the 12% unsecured debenture, $108,655 of the proceeds was placed in a segregated interest reserve account to pay interest when due.

As at October 31, 1999, under the terms of the 7% convertible secured debentures, $93,729 was held in escrow in a trust account to pay interest when due.

3.    PATENT RIGHTS

During 1995, the company acquired all rights to a U.S. patent from two of its officers for $500,000.

In July 1995, the company and these two officers commenced legal action against a third party [the former employer of the two officers] in support of the company's declaration as the sole owner of all right, title, and interest in the patent. The third party demanded ownership of the patent based upon the prior employment of the officers and had counter claimed in the action alleging it as the equitable owner of the patent.

In April 1998, the company, the two officers and the third party reached an out of court settlement that provided the company with the unequivocal ownership of the patents. Under the terms of the agreement, the terms and conditions of the settlement cannot be disclosed. An amount of $50,000 on deposit with the court was used as part of the settlement.

4.    FIXED ASSETS

                                                     July 31, 2001 (Unaudited)
                                                 -------------------------------
                                                                             Net
                                                            Accumulated     book
                                                   Cost    depreciation    value
                                                     $           $           $
--------------------------------------------------------------------------------
Automobiles                                       33,952      14,484      19,468
Office furniture and equipment                   166,874     122,949      43,925
Laboratory equipment                              27,503      18,821       8,682
Leasehold improvements                            31,222      31,222          --
Deicing service centers                          673,486     624,943      48,543
--------------------------------------------------------------------------------
                                                 933,037     812,419     120,618
================================================================================

                                                         October 31, 2000
                                                 -------------------------------
                                                                             Net
                                                            Accumulated     book
                                                   Cost    depreciation    value
                                                     $           $           $
--------------------------------------------------------------------------------
Automobiles                                       33,952       9,618      24,334
Office furniture and equipment                   161,999     105,229      56,770
Laboratory equipment                              26,453      16,373      10,080
Leasehold improvements                            31,222      25,643       5,579
Deicing service centers                          673,486     573,486     100,000
--------------------------------------------------------------------------------
                                                 927,112     730,349     196,763
================================================================================

During the year ended October 31, 2000, the company wrote down, to its net realizable value, its investment in the deicing service center at the Buffalo-Niagara International Airport. Accordingly, a charge of $371,494 has been reported in the consolidated statement of loss and deficit.

4.    FIXED ASSETS - continued

During the year ended October 31, 2000, the company sold its Newark Facility to a wholly-owned subsidiary of Boeing Capital, MDFC for a profit of $440,345. Contemporanously with the sale, the company leased the Facility for a period of seven years at a monthly rental of approximately $49,100 plus 10% of the monthly deicing revenue. The profit has been deferred in the accounts and is being amortized to income over the term of the lease.

                                                         October 31, 1999
                                               ---------------------------------
                                                                             Net
                                                            Accumulated     book
                                                   Cost    depreciation    value
                                                     $           $           $
--------------------------------------------------------------------------------
Automobiles                                       63,182       9,167      54,015
Office furniture and equipment                   131,461      77,259      54,202
Laboratory equipment                              17,568      14,571       2,997
Leasehold improvements                            31,222      17,889      13,333
Deicing service centers                          673,486     134,697     538,789
--------------------------------------------------------------------------------
                                                 916,919     253,583     663,336
--------------------------------------------------------------------------------

4.    CUSTOMER DEPOSIT (Unaudited)

On July 31, 2001, the Company entered into an agreement to sell its Kalamazoo Facility to a wholly-owned subsidiary of Boeing Capital Corporation, MDFC Equipment Leasing Corporation. Contemporaneously with the sale, the Company leased the facility for a period of ten years at a monthly rental of approximately $16,500. The Company anticipates that construction of the facility will be completed by November 30, 2001, at which time the sale will be recorded. Proceeds received under the agreement, in the amount of $1,200,000, are included in customer deposit as at July 31, 2001. Aggregate costs incurred, for materials and design costs associated with Kalamazoo Facility, in the amount of approximately $758,700, as at July 31, 2001, are included in inventory.

5.    LONG-TERM DEBT

                                                                       (Unaudited)
                                                                          July 31,          October 31,
                                                                                     ---------------------
                                                                              2001        2000        1999
                                                                                $           $           $
----------------------------------------------------------------------------------------------------------
7.75% unsecured Series A convertible debentures, due April 5, 2006       1,152,000          --          --
12% unsecured debenture, due April 5, 2006                                 250,000          --          --
12% unsecured debenture discount                                           (68,465)         --          --
7% convertible secured debentures, due May 31, 2004                             --          --     744,510
Other - unsecured                                                           50,000     100,000     150,000
Vehicle loan repayable in monthly
   blended payments of principal and interest of
   $943 bearing interest at 2.9% to July 31, 2002                           11,103      19,251      45,782
----------------------------------------------------------------------------------------------------------
                                                                         1,394,638     119,251     940,292
Less current portion                                                        60,900      60,900      68,484
----------------------------------------------------------------------------------------------------------
                                                                         1,333,738      58,351     871,808
==========================================================================================================

Minimum principal payments over the next 2 years, as at July 31, 2001 and October 31, 2000 are as follows:

                                                 (Unaudited)
                                                    July 31,        October 31,
                                                        2001               2000
                                                          $                  $
--------------------------------------------------------------------------------
2001                                                  60,900             60,900
2002                                                     203             58,351

7.75% Series A convertible debentures, due April 5, 2006

The 7.75% unsecured Series A convertible debentures are convertible in minimum denominations of $1,000 at a basic conversion price of $0.86 to April 5, 2003, $1.24 from April 6, 2003 to April 5, 2004, $1.41 from April 6, 2004 to April 5, 2005 and $1.72 from April 6, 2005 to April 5, 2006.

In addition, under the terms of the debenture offering, $89,280 was placed in a segregated interest reserve account to pay interest when due.

6.    LONG-TERM DEBT - continued

12% unsecured debenture, due April 5, 2006

Under the terms of the 12% unsecured debenture issued to Boeing Capital Services Corporation (“BCSC”), the $250,000 principal amount bears interest at an annual rate of 12%. Interest at a rate of 7.75% per annum is payable semi-annually with the remainder payable on maturity.

BCSC also received 116,629 warrants. Each warrant entitles BCSC to acquire one common share of the Company at any time on or before April 20, 2003 at an exercise price of $0.86 per share. The issuance of the warrants represents a debenture discount and is amortized to interest expense over the term of the debenture.

In addition, under the terms of the debenture, $19,375 was placed in a segregated interest reserve account to pay interest when due.

7% convertible secured debentures, due May 31, 2004

The convertible secured debentures were convertible in minimum denominations of $100 [Canadian] at a basic conversion price of $1.15 [Canadian] per share prior to May 31, 2000 and $1.45 [Canadian] per share, thereafter. The company had the right after giving 30 days notice to redeem the debentures in whole or in part should the market price of the shares equal or exceed $2.50 [Canadian] per share. Redemption was not permitted prior to May 31, 2000.

All outstanding 7% convertible debentures totaling $744,510 were converted, under the terms of the debenture issue, to 951,932 common shares.

7.    SHARE CAPITAL

[a] Shares

Authorized
Unlimited number of common shares
--------------------------------------------------------------------------------------------
Issued and outstanding                                                  Number       Stated
                                                                       of shares     capital
                                                                            #           $
--------------------------------------------------------------------------------------------
Outstanding at October 31, 1998                                        8,105,657   5,243,320
Issued upon conversion of 6% debentures - net of costs                   161,920     131,360
Issued upon conversion of 7% debentures - net of costs                   690,284     486,170
Issued upon settlement of 9% loans                                       366,647     286,054
Issued upon conversion of stock options                                   54,500      48,123
Issued upon conversion of options granted to financial advisors           80,000      74,354
Issued to officer for cash                                               276,666     227,946
Issued to Boeing Capital Services Corporation - net of costs           2,292,260   2,223,712
--------------------------------------------------------------------------------------------
Outstanding at October 31, 1999                                       12,027,934   8,721,039
--------------------------------------------------------------------------------------------
Issued upon conversion of 7% debentures - net of costs                   951,932     682,153
Issued upon conversion of stock options                                  494,625     586,425
Issued upon conversion of options granted to financial advisors           44,450      55,927
Issued upon conversion of options granted to Boeing Capital
--------------------------------------------------------------------------------------------
Services Corporation                                                     507,659     465,470
--------------------------------------------------------------------------------------------
Outstanding at October 31, 2000                                       14,026,600  10,511,014
Issued upon conversion of stock options                                       65          59
--------------------------------------------------------------------------------------------
Outstanding at July 31, 2001 (Unaudited)                              14,026,665  10,511,073
============================================================================================

6% convertible secured debentures, due May 22, 2002

On August 18, 1999, the company called the debentures for redemption on September 24, 1999. All outstanding 6% convertible debentures totaling $105,116 were converted on the basis of $1.25 per share [Canadian] to 161,920 common shares.

Under the terms of the debenture issue, the company granted, as compensation to the agents, the option to purchase up to $113,400 [Canadian] of debentures at any time on or before May 22, 1999. On May 13, 1999, the agents exercised the option to purchase the remaining $70,100 [Canadian] debentures and subsequently converted the debentures to common shares. A total of 56,080 common shares were issued.

7.    SHARE CAPITAL - continued

9% secured loans

On May 8, 1999, accumulated interest and additional loans provided by directors of the company totaling $741,939 [Canadian] were retired. In settlement of the loans, the company provided cash of $320,295 [Canadian] and issued 366,647 common shares.

[b]   Stock options

[i]	The company has a stock option plan whereby directors, officers, and employees and consultants, subject to certain conditions, may be granted options to purchase up to 15% of the outstanding common shares of the company at the closing price of the common shares at the date when the option is granted on any stock exchange on which the common shares may be listed. At July 31, 2001 , the maximum stock options available to be granted were 622,495 [October 31, 2000 - 825,295].

The company applies APB Opinion 25 in accounting for its employee stock options.

The exercise price of all stock options, granted under this plan, is equal to the market price of the stock at the time of granting. No compensation cost has been recognized in the financial statements for its employee stock options and compensation to consultants is amortized over the vesting period.

For purposes of the pro-forma disclosures, the estimated fair value of all options is amortized to expense over their vesting period. The company’s pro-forma net loss would be increased by $112,177 for the nine month period ended July 31, 2001 [fiscal 2000 - $1,278,084]. The company’s pro-forma loss per share would be $0.18 for the nine month period ended July 31, 2001 [fiscal 2000 - $0.35].

For purposes of meeting requirements of FASB Statement No. 123, the fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the nine month period ended July 31, 2001 and the years ended October 31, 2000 and 1999, respectively; risk-free interest rates of 5.32%, 5.75% and 7.5%, dividend yields of 0%, 0% and 0%, volatility factors of the expected market price of the company’s common stock of 87.8%, 133.4% and 161.4%, and weighted average expected life per option of 5 years.

7.    SHARE CAPITAL - continued

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions including the expected stock price volatility. Because the company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

A summary of the company's stock option and warrant activity and related information is as follows:

                                                  (Unaudited)
                                                     July 31,                  October 31,
                                                                  --------------------------------------
                                                       2001               2000                1999
                                                         $                  $                   $
--------------------------------------------------------------------------------------------------------
                                                    [Canadian]         [Canadian]          [Canadian]
                                                     Weighted            Weighted           Weighted
                                                     -average            -average           -average
                                                   exercise price      exercise price    exercise price
Options
Outstanding, beginning of year                   1,424,181   3.48   1,827,478    1.81     728,958   1.79
Granted                                            270,000   3.15     643,437    4.80   1,228,520   1.78
Exercised                                              (65) (1.35) (1,046,734)  (1.55)   (130,000) (1.38)
Expired                                            (67,125) (2.50)         --      --          --     --
--------------------------------------------------------------------------------------------------------
Total options outstanding, end of period         1,626,991   3.14   1,424,181    3.11   1,827,478   1.81
--------------------------------------------------------------------------------------------------------
Warrants
Outstanding, beginning of period                        --     --          --      --   4,472,271   2.00
Granted                                            116,629   1.32          --      --          --     --
Expired                                                 --     --          --   --     (4,472,271) (2.00)
--------------------------------------------------------------------------------------------------------
Total warrants outstanding, end of period          116,629   1.32          --      --          --     --
--------------------------------------------------------------------------------------------------------
Total options and warrants, end of period        1,743,620   3.02   1,424,181    3.11   1,827,478   1.81
========================================================================================================
Weighted - average fair value of options
   and warrants granted during the period          386,629   1.62     643,437    3.48   1,228,520   1.60
========================================================================================================

6.    SHARE CAPITAL - continued

The following table summarizes information about options and warrants outstanding:

                                            July 31, 2001 (Unaudited)
                                  ----------------------------------------------
                                               Weighted-average      Weighted-
Range of                           Number          remaining          average
Exercise prices                 outstanding    contractual life   exercise price
--------------------------------------------------------------------------------
                                                                      [Canadian]

$1.15 - $2.50                        795,183         2.1 years             $1.51
$2.51 - $4.50                        415,000         4.1 years             $3.52
$4.51 - $6.00                        533,437         4.0 years             $4.87

                                                 October 31, 2001
                                  ----------------------------------------------
                                               Weighted-average      Weighted-
Range of                           Number          remaining          average
Exercise prices                 outstanding    contractual life   exercise price
--------------------------------------------------------------------------------
                                                                      [Canadian]

$1.15 - $2.50                        725,744         2.9 years             $1.72
$2.51 - $4.50                        165,000         4.4 years             $4.09
$4.51 - $6.00                        533,437         4.7 years             $4.89
[ii]	On June 30, 1999, the company completed a private placement for 2,292,260 common shares with Boeing Capital Services Corporation [“BCSC”]. Under the terms of the private placement, the company offered to BCSC, the option to purchase up to 653,145 common shares for $1.35 [Canadian] per share. The options are exercisable at a rate equal to 25% of the common shares to be issued by the company pursuant to the exercise of options or through the conversion of securities to common shares that existed on June 30, 1999 [“existing options and conversions”]. The options may be exercised between January 1, 2000 and June 30, 2004 within 30 days of the calendar quarter end for “existing options and conversions” exercised in the previous quarter. If the BCSC does not exercise their options within the 30-day period, the options expire. During the year ended October 31, 2000 BCSC exercised 507,659 options. At July 31, 2001 and October 31, 2000, 145,486 options remained outstanding.

8.    INCOME TAX

The significant components of the company's deferred tax liabilities and assets are as follows:

                                             (Unaudited)
                                                July 31,          October 31,
                                                           ---------------------
                                                  2001        2000        1999
                                                   $           $           $
--------------------------------------------------------------------------------
Deferred tax assets
Income tax losses available for carryforward   4,480,000   3,587,000   2,680,000
Less valuation allowance                      (4,480,000) (3,587,000) (2,680,000)
--------------------------------------------------------------------------------
Net deferred tax assets                               --          --          --
================================================================================

Deferred tax liabilities
Temporary differences comprehensive income         4,402       4,402       4,402
================================================================================

At July 31, 2001, the company has Canadian non-capital losses of approximately $1,293,000 [October 31, 2000 - $1,042,000] and U.S. net operating losses of approximately $9,121,000 [October 31, 2000 - $7,674,000]. These losses may be carried forward to reduce taxable income in future years.

If not utilized, the Canadian losses, as at July 31, 2001 and October 31, 2000, will expire as follows:

                                            (Unaudited)
                                             July 31,           October 31,
                                               2001               2000
                                                 $                  $
----------------------------------------------------------------------------
2002                                         178,000              178,000
2003                                          27,000               27,000
2005                                         230,000              230,000
2006                                         196,000              196,000
2007                                         411,000              411,000
2008                                         251,000                   --

8.    INCOME TAX - continued

If not utilized, the U.S. losses, as at July 31, 2001 and October 31, 2000, will expire as follows:

                                            (Unaudited)
                                             July 31,           October 31,
                                               2001               2000
                                                 $                  $
----------------------------------------------------------------------------
2009                                           2,000                2,000
2010                                         622,000              622,000
2011                                       1,123,000            1,123,000
2012                                       1,178,000            1,178,000
2018                                       1,686,000            1,686,000
2019                                         937,000              937,000
2020                                       1,733,000            2,126,000
2021                                       1,840,000                   --

The potential income tax benefits relating to these accumulated losses have not been recorded in the company’s accounts.

9.    PENSION PLAN

The company sponsors a defined contribution, non-qualified, 401K plan, which covers all employees. Participants may contribute a percentage of their annual compensation, subject to certain limitations. The company matches employee contributions to a maximum of 1% of the employee’s compensation. Pension expense reported for the nine month period ended July 31, 2001 was $2,975 [2000 – $2,106; fiscal 2000, 1999 and 1998 – $3,254, nil and nil respectively].

10.    COMMITMENTS

The company has entered into leases, primarily for deicing service centres, as at July 31, 2001 and October 31, 2000, with minimum lease payments over the next 5 years as follows:

                                            (Unaudited)
                                             July 31,           October 31,
                                               2001               2000
                                                 $                  $
----------------------------------------------------------------------------
2001                                          787,000             610,000
2002                                          787,000             589,000
2003                                          787,000             589,000
2004                                          787,000             589,000
2005                                          787,000             589,000

11.    SEGMENTED INFORMATION

The company’s only reportable operating segment is aircraft deicing sales and service. All revenue is derived from its U.S. operations, which also includes all fixed and other assets.

12.    RELATED PARTY TRANSACTIONS

The company was engaged in the following related party transactions with Boeing Capital Corporation, a shareholder.

                                               (Unaudited)
                                            Nine months ended
                                                July 31          For the year ended October 31
                                          ---------------------  -----------------------------
                                          2001        2000        2000        1999        1998
                                           $           $           $           $           $
----------------------------------------------------------------------------------------------
Customer deposit                         1,200,000      --         --          --          --
Unsecured debenture, net of                181,535      --         --          --          --
    unamortized debenture discount
Sales                                        --     3,383,700   3,383,700      --          --
Deicing service centre rent expense,       415,815    316,950     448,505      --          --
    net of amortization of defererred
    profit of on sale-leaseback
Interest expense                            11,448      --         --          --          --

13.    RECENTLY ISSUED PRONOUNCEMENTS

Under Staff Accounting Bulletin 74, the company is required to disclose certain information related to new accounting standards which have not yet been adopted due to delayed effective dates.

FASB Statement No. 133

“Accounting for Derivative Instruments and Hedging Activities”, as amended by FASB Statements No 137 and 138, is effective for fiscal periods beginning after June 15, 2000. The company has not yet completed its review of the impact of this pronouncement.

Staff Accounting Bulletin 101 [“SAB 101"].

“Revenue Recognition in Financial Statements”, is effective no later than the fourth quarter of fiscal years beginning after December 15, 1999. SAB 101 summarizes certain views in applying United States GAAP to revenue recognition in financial statements. The impact of the application of SAB 101 has no impact on the company.

14.    COMPARATIVE AMOUNTS (unaudited)

The comparative amounts presented for the nine months ended July 31, 2000 on the Consolidated Statements of Loss and Deficit and the Consolidated Statements of Cash Flows have been restated to be consistent with the audited consolidated annual financial statements for the year ended October 31, 2000.

The impact of the restatement for the nine months ended July 31, 2000 was to increase cost of sales, exclusive of depreciation and amortization, by $29,280, to record deferred profit on sale-leaseback in the amount of $440,345 and to reduce deicing service centre rent expense by $37,894. In addition, the loss for the period and the deficit were increased by $431,731 and loss per share was increased by $0.03.

15.    SUBSEQUENT EVENTS (Unaudited)

On August 13, 2001 the company secured short-term debt financing, in the amount of $425,000, with three directors of the company (or parties related to the directors). The loan is repayable on demand after December 31, 2001 and bears interest at the rate of 3% above the prime rate for commercial Canadian loans established from time to time by a Canadian chartered bank. Interest will accrue and be payable in full upon repayment of the loan. The company issued to the lenders 90,589 non-transferable warrants exercisable at a price of $1.44 [Canadian] per Common Share at any time prior to August 12, 2003.

In addition, on August 15, 2001 the company secured short-term debt financing, in the amount of $296,670, with a supplier to the company, in connection with equipment purchased. The loan is secured by the equipment purchased, is repayable on demand after October 31, 2001 and bears interest at the rate of 3% above the prime rate for commercial Canadian loans established from time to time by a Canadian chartered bank. Interest will accrue and be payable in full upon repayment of the loan. The company issued to the lender 63,236 non-transferable warrants exercisable at a price of $1.44 [Canadian] per Common Share at any time prior to August 14, 2003.

AVAILABLE INFORMATION

        The Company has filed a Registration Statement on Form SB-2 (of which this prospectus is a part) with the SEC under the Securities Act of 1933 with respect to the Rights, the Series B Debentures, and the common shares that may be acquired on conversion of the Series B Debentures. This prospectus does not contain all of the information set forth in the Registration Statement and its exhibits. For further information with respect to the Company or the securities offered, you are referred to the Registration Statement its exhibits.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and it files periodic reports, proxy and information statements and other information with the SEC under that statute. The Registration Statement and its exhibits, as well as such reports, proxy and information statements and other information filed by the Company with the SEC may be inspected, without charge, and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024; 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of those materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, at prescribed rates.

        The SEC maintains a Web site that contains reports, proxy and information statements and other information relating to the Company. The Internet address of the SEC's Web site is (http://www.sec.gov).

TABLE OF CONTENTS

PAGE

Prospectus Summary
Risk Factors
Forward Looking Statements
Use of Proceeds
Determination of Offering Price
Details of the Offering
Soliciting Dealers
Management's Discussion and Analysis of Financial Condition and
    Results of Operations
Business of the Company
Management
Certain Relationships and Related Party Transactions
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
Market for Common Stock
Certain Federal Income Tax Matters
Canadian Federal Income Tax Considerations
Legal Matters
Experts
Index to Financial Statements
Available Information

Rights to Buy Up to
92,500 Series B 8% Redeemable
Convertible Debentures

RADIANT ENERGY CORPORATION

PROSPECTUS

_________, 2001

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.     Indemnification of Directors and Officers.

        Section 7.02 of the Company's By-laws provide that, subject to the limitations of the Canada Business Corporations Act, the Company shall indemnify and hold harmless every director and officer of the Company, and every other person who has undertaken or is about to undertake any liability on behalf of the Company, from any liability and all costs or charges that he incurs in any action, suit or proceeding proposed or commenced against him in respect of anything done or permitted by him in respect of the execution of the duties of his office, and from all other costs or charges that he incurs in respect of the affairs of the Company.

        In general, the Canada Business Corporations Act provides that, except in the case of an action by or on behalf of a corporation to procure a judgement in its favor, a corporation may indemnify its directors and officers, if the individual acted in good faith with a view to the best interests of the corporation and, in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his conduct was lawful. With specific court approval, a corporation may also indemnify a director or officer in an action by or on behalf of a corporation to procure a judgement in its favor.

Item 25.     Other Expenses of Issuance and Distribution.

SEC Registration Fee....................................................$  2,338
Legal fees and expenses.................................................$190,000
Accountants' fees and expenses..........................................$ 25,000
Printing................................................................$ 10,000
Miscellaneous...........................................................$ 31,062
                                                                         -------
        TOTAL...........................................................$258,400

Item 26.     Recent Sales of Unregistered Securities.

        Information in response to this Item is incorporated by reference to the following reports and registration as filed with the SEC: (a) Item 2 of Part II of the Company's Reports on Form 10-QSB for the periods ended April 30, 2001, January 31, 2001, July 31, 2000, and April 30, 2000; (b) the Company's Report on Form 10-KSB for the year ended October 31, 2000; and (c) Item 4 of Part II of Amendment No. 3 to the Company's Registration Statement on Form 10-SB filed on September 15, 2000.

        On August 15, 2001, the Company secured short-term financing from four lenders, including three directors of the Company (or entities controlled by directors of the Company) and a supplier, as more fully described in the Prospectus which forms a part of this Registration Statement under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Capital Resources – Interim short-term debt financing” and under “Certain Relationships and Related Party Transactions,” which information is incorporated herein by reference. The notes and warrants issued in the short-term debt financing were offered and sold in reliance on the exemption provided by Section 4(2) of the Securities Act of 1934.

Item 27. Exhibits

3(a)	Articles of Incorporation dated October 21, 1994; Articles of Amendment dated October 5, 1995.	(1)
3(b)	Certificate of Amalgamation dated February 21, 1996; Certificate of Continuance dated February 21, 1996.	(1)
3(c)	Certificate of Amendment of Articles of Amalgamation, dated May 24, 2000.	(2)
3(d)	By-laws.	(1)
4(a)	Trust Indenture dated as of May 28, 1999 among and between Radiant Energy Corporation, Radiant Aviation Services, Inc. and the Trust Company of Bank of Montreal respecting 7% Debentures.	(1)
4(b)	Agreement dated June 30, 1999 among and between Boeing Capital Services Corporation, Charles John Chew and others (the "Shareholders Agreement").	(1)
4(c)	Agreement between Company and Montowr & Co. Acct. 504090002-David A. Williams dated April 5, 2000. (the "Registration Rights Agreement")	(5)
4(d)	Form of Trust Indenture, dated October __, 2001, respecting Series B 8% Redeemable Convertible Debentures, between Radiant Energy Corporation and the Trust Company of Bank of Montreal.	*
4(e)	Form of Series B 8% Redeemable Convertible Debenture	*
5	Opinion of Wildeboer Rand Thompson Apps & Dellelce, LLP	**
10(a)	Agreement dated June 30, 1999 between Company and Boeing Capital Services Corporation ("Boeing Capital Investment Agreement").	(1)
10(b)	Agreement dated June 24, 1999 between Radiant Aviation Services, Inc. and Boeing Capital Corporation ("Boeing Capital Financing Agreement").	(1)
10(c)	Agreement dated September 9, 1999 between Radiant Aviation Services, Inc. and Continental Airlines Inc. (the "Continental Agreement").	(1)
10(d)	Agreement dated May 10, 1999 between Company and Lufthansa Engineering and Operational Services GMBH (the "Lufthansa Agreement").	(1)
10(e)	Agreement between Company and C. John Chew dated October 30, 1998.	(1)
10(f)	Agreement between Company and Timothy P. Seel dated November 1, 1999.	(1)
10(g)	Agreement between Company and Robert D. Maier dated November 30, 1998.	(1)
10(h)	Agreement between Company and Colin V.F. Digout dated February 2,1999.	(1)
10(i)	Agreement between Company and Timothy P. Seel dated July 31, 1998 (the "Loan Agreement").	(1)
10(j)	Lease Agreement dated December 20, 1999 between Radiant Aviation Services, Inc. and MDFC Equipment Leasing Corporation.	(1)
10(k)	Company Stock Option Plan, as amended April 3, 1998.	(1)
10(l)	Patent Royalty Agreement between Messrs. Chew and Seel and the Company dated January 29, 1995	(1)
10(m)	Agreement between Company and Oakmoor Enterprises Inc. dated March 17, 1997.	(3)
10(n)	Agreement dated November 2000 between Radiant Aviation Services, Inc. and The County of Kalamazoo (the "Kalamazoo Agreement").	(4)
10(o)	Agreement between Company and Bruce Nobles dated October 26, 2000.	(4)
10(p)	Form of agreement between Company and various lenders (the "7.75% Series A Convertible Debenture Subscription Agreement").	(5)
10(q)	Agreement between Company and AS Borgaa dated April 5, 2000 (the "AS Borga Convertible Debenture Agreement").	(5)
10(r)	Agreement between Company and Boeing Capital Services Corporation dated April 20, 2000 (the "Boeing Unsecured Debenture Agreement").	(5)
10(s)	Agreement between Company and Boeing Capital Services Corporation dated April 20, 2000 (the "Boeing Warrant Certificate").	(5)
10(t)	Credit Agreement, dated August 13, 2001, between the Company and Roxborough Holdings, Limited, Hara Enterprises Limited, and John M. Marsh	*
10(u)	Forms of Promissory Notes, dated August 13, 2001, by the Company to Roxborough Holdings, Limited, Hara Enterprises Limited, and John M. Marsh	*
10(v)	Forms of Warrants, dated August 13, 2001, issued by the Company to Roxborough Holdings, Limited, Hara Enterprises Limited, and John M. Marsh	*
10(w)	Forms of loan documentation, dated August 15, 2001, between the Company and IR * Energy, Inc., including Credit Agreement, Security Agreement, Promissory Note, and Warrant	*
21	Subsidiaries of the Registrant	*
23(a)	Consent of Wildeboer Rand Thomson Apps & Dellelce, LLP (Included in Exhibit 5)	**
23(b)	Consent of Ernst and Young LLP	*
24	Power of Attorney (Included on Signature Page)	*

*	Filed herewith
**	To be filed by amendment
(1)	Filed as an exhibit to the Registrant’s report on Form 10-SB on February 23, 2000, and incorporated herein by reference.
(2)	Filed as an exhibit to the Registrant's quarterly report on Form 10-QSB for the period ended April 30, 2000, and incorporated herein by reference.
(3)	Filed as an exhibit to Amendment No. 2 to the Registrant's report on Form 10-SB on September 11, 2000 and incorporated herein by reference.
(4)	Filed as an exhibit to the Registrant’s Report on 10-KSB on January 29, 2001, and incorporated herein by reference. (5) Filed as an exhibit to the Registrant’s Report on 10-QSB on June 14, 2001, and incorporated herein by reference.

Item 28. Undertakings.

        (a)    The Registrant hereby undertakes:

          (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in this City of Orchard Park, State of New York on September 10, 2001.

RADIANT ENERGY CORPORATION
Date: September 10, 2001	By: /s/ Bruce R. Nobles Bruce R. Nobles Director, President and Chief Executive Officer
Date: September 10, 2001	By: /s/ Colin V.F. Digout Colin V.F. Digout Chief Financial Officer and Secretary

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Bruce R. Nobles and Colin V.F. Digout, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to any registration statement filed under Securities and Exchange Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE                  TITLE                              DATE

/s/ David A. Williams      Chairman of the Board              Date: September 11, 2001
David A. Williams

/s/ Bruce R. Nobles        Director, President and Chief      Date: September 11, 2001
Bruce R. Nobles            Executive Officer

/s/ John M. Marsh          Director                           Date: September 11, 2001
John M. Marsh

/s/ Gregory G. O'Hara      Director                           Date: September 11, 2001
Gregory G. O'Hara

_____________________      Director                           Date: September ___, 2001
Steven D. Williamson